As filed with the Securities and Exchange Commission on June 28 , 2018.

Registration No. 333- 225641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S- 1 /A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWC Pharmaceutical Research Corp.

(Exact name of registrant as specified in its charter)

Delaware	3841	98-0573566
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Ben Gurion St., Ramat Gan

Israel 5257334

(919) 213-9835

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Delaware Intercorp.

113 Barksdale Professional Center

Newark, Delaware 19711

(302) 266-9367

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.

Abraham A. Reshtick, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

Chrysler Center, 666 Third Avenue

New York, NY 10017

Tel: (212) 935-3000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company) [ ]	Smaller reporting company	[X]
	Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.[  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, par value $0.0001 per share	47,500,000	$0.23115	(2)	$10,979,625	$1,366.96
Total				$10,979,625	$1,366.96

(1)	This Registration Statement registers up to (i) 140% of the 25,000,000 shares (or 35,000,000 shares) of our common stock issuable upon the conversion of 500 shares of our new series of preferred stock designated as Series A Preferred Stock (the “Preferred Shares”) held by the selling stockholder and (ii) 12,500,000 shares of our common stock of the Registrant issuable upon the exercise of warrants held by the selling stockholder. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for purpose of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the bid and asked prices for a share of the Registrant’s common stock reported on the OTCQB on June 11, 2018.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 28 , 2018

Preliminary Prospectus

OWC Pharmaceutical Research Corp.

47,500,000 Shares of Common stock

This prospectus relates to the offer and sale from time to time of up to 47,500,000 shares of our common stock by the selling stockholder listed on page 61 of this prospectus. The number of shares offered for sale by the selling stockholder consists of up to (i) 140% of the 25,000,000 shares (or 35,000,000 shares) of our common stock currently issuable upon the conversion of 500 shares of our new series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Shares”) held by the selling stockholder and (ii) 12,500,000 shares of our common stock currently issuable upon exercise of a warrants held by the selling stockholder (the “Warrants”). The selling stockholder acquired the Preferred Shares and the Warrants from us pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated April 30, 2018, by and between the Company and the investor identified therein (the “Investor”).

We are registering the resale of the shares of common stock covered by this prospectus as required by the Registration Rights Agreement we entered into with the Investor on April 30, 2018. We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. The selling stockholder will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby. Moreover, we will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. If the Warrants are exercised in full on a cash basis, we would receive gross proceeds of approximately $2.75 million. We currently intend to use such proceeds, if any, for research and development, general corporate purposes and working capital. The holder of the Warrant is not obligated to exercise the Warrant, and we cannot predict whether or when, if ever, the holder of the Warrant will choose to exercise the Warrant, in whole or in part, or whether the holder of the Warrant will elect to exercise the Warrant under the net share settlement provisions of the Warrant which would result in the Company not receiving any cash proceeds.

The selling stockholder may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholder. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of the shares. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 61 of this prospectus.

Our common stock is quoted on the OTCQB market under the symbol “OWCP.” The last quoted price of our common stock on June 27 , 2018 was $ 0.23 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 4 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed on behalf of the selling stockholder named herein with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. The selling stockholder and the plan of distribution of the shares being offered hereby are described in this prospectus under the headings “Selling Stockholders” and “Plan of Distribution.” You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in this prospectus. We and the selling stockholder have not authorized anyone to give any information or to make any representation to you other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Smaller Reporting Company

Pursuant to Item 10(f) of the Regulation S-K promulgated under the Securities Act of 1933, as amended, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “OWC,” the “Company,” “we,” “us” and “our” refer to OWC Pharmaceutical Research Corp. and its consolidated subsidiary, One World Cannabis Ltd., a company organized under the laws of Israel.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

Overview

We are an early stage medical cannabis research and development company that applies conventional pharmaceutical research protocols and disciplines to the field of medical cannabis with the objective of establishing a leadership position in the research and development of medical cannabis therapies, products and delivery technologies. We are currently engaged in the research and development and have conducted trials on the efficacy of cannabis-based medical products (the “Cannabis-Based Medical Products”) commencing with our cannabis-based topical ointment for the treatment of psoriasis. In addition, we also are pursuing the use of our Cannabis-Based Medical Products for the treatment of multiple myeloma, post-traumatic stress disorder (“PTSD”), chronic pain and fibromyalgia, and have made significant advancements in the development of a cannabis soluble tablet delivery system that could have applications for other indications. We are also capable of providing consulting and advisory services to governmental and private entities to assist them with developing and implementing tailor-made, comprehensive medical cannabis programs, although we have not generated any revenues from such services to date.

We have been engaged in research and development and consulting and advisory activities through our wholly-owned Israeli subsidiary, One World Cannabis Ltd., since July 2014. To date, we have entered into binding agreements with major hospitals and medical research facilities in Israel for the purpose of conducting research studies and trials related to the development and use of Cannabis-Based Medical Products for the treatment of multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia, and for the development of a cannabis soluble tablet delivery system.

In February 2017, we announced promising pre-clinical results from the testing of our cannabis-based topical ointment for the treatment of psoriasis, an autoimmune disease that causes red, scaly patches to appear on the skin. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the American Academy of Dermatology, psoriasis affects approximately 3% of the world’s population and 7.5 million people in the United States.

Recent Developments

April 2018 Private Placement

On April 30, 2018, we entered into and consummated a Securities Purchase Agreement (the “Purchase Agreement”) with a non-US-based institutional investor (the “Investor”). Under the terms and conditions of the Purchase Agreement, we sold and the Investor bought, (i) 500 shares of our new series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Shares”), which, as of April 30, 2018, were convertible into 25,000,000 shares of our common stock at a conversion price of $0.20 per share, subject to adjustment pursuant to the anti-dilution provisions of the Preferred Shares, and (ii) warrants representing the right to acquire 12,500,000 shares of our common stock at an exercise price of $0.22 per share (the “Warrants”), subject to adjustment pursuant to the anti-dilution provisions of the Warrants, for an aggregate purchase price of $5,000,000. Newbridge Securities Corporation (“Newbridge”), through LifeTech Capital, acted as exclusive placement agent for the transaction and we paid Newbridge a cash fee of $375,000 and issued to them warrants to purchase 2.5 million shares of our common stock at an exercise price of $0.20 per share. The Warrants contain customary terms, including provisions for “cashless” exercise, change of control, price based anti-dilution, and customary demand or piggyback registration rights. In addition, we are obligated to pay Newbridge a warrants solicitation fee equal to 4% of the gross proceeds that we receive upon cash exercise of the Warrants.

The terms of the Preferred Shares contain conditional redemption provisions and a deemed liquidation preference feature. In addition, the terms of each of the Preferred Shares and Warrants provide for anti-dilution protection for issuances of shares of our common stock at a price per share less than a price equal to the conversion price or exercise price, as applicable and, that in the event of a “fundamental transaction” (as described in the Warrants), the Investor will have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model.

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which, among other things, we have agreed to use our commercially reasonable best efforts to (i) prepare and file with the SEC within 60 calendar days of the offering a registration statement covering the shares of common stock underlying the Preferred Shares and Warrants and (ii) have the registration statement and any amendment thereto to be declared effective by the SEC within 90 calendar days from the date of the initial filing of such registration statement.

Our Study on Psoriasis

On June 28, 2018, we announced the successful completion of the first part of our Phase I, placebo controlled, maximal dose study (the “Psoriasis Study”) to determine the safety and tolerability of topical ointment containing medical grade cannabis (the “Topical Ointment”) in healthy volunteers. The completed part of our Psoriasis Study consisted of application of escalating doses of the Topical Ointment to healthy volunteers and was successfully completed with no adverse effects. After the completion of the second part of our Psoriasis Study, we plan to initiate a Phase II study to demonstrate the efficacy of the Topical Ointment in treating mild to moderate psoriasis and other inflammatory skin diseases.

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Risks associated with our business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

●	our ability to continue as a going concern;
●	our ability to generate revenue or achieve profitability;
●	our ability to obtain additional financing on acceptable terms, if at all;
●	our ability to obtain insurance coverage;
●	performance of our information technology and storage systems;
●	a disruption of breach of our information technology systems;
●	our dependence on the success of cannabinoid technology;
●	our ability to keep pace with technological advances;
●	legal and regulatory developments in the United States and foreign countries;
●	the success and timing of our preclinical and clinical trials;
●	our ability to secure Israeli licenses to use cannabis for medical research;
●	the rate and degree of market acceptance of cannabis-based medical products;
●	the success of competing products or therapies that become available;
●	our dependence on third parties;
●	the performance of third parties upon which we depend;
●	our ability to obtain and maintain protection for our intellectual property;
●	our ability to protect and defend against litigation, including intellectual property claims;
●	our ability to obtain licenses, if necessary, on commercially reasonable terms or at all;
●	our ability to attract and retain key personnel; and
●	risks related to operating in Israel.

Our corporate information

We were incorporated in Delaware on March 7, 2008 under the name Dynamic Applications Corp. We changed our name to OWC Pharmaceutical Research Corp. on December 9, 2014. We formed our wholly owned subsidiary One World Cannabis Ltd in Israel on July 6, 2014. Our principal executive offices are located at 2 Ben Gurion St., Ramat Gan, Israel 5257334 and our telephone number is 972 (0) 72-260-8004. Our website address is www.owcpharma.com. The information contained on, or that can be accessed through, our website is not and shall not be deemed to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

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THE OFFERING

Common stock offered by the selling stockholder	Up to 37,500,000 shares of common stock.

Common Stock to be outstanding after this offering, assuming conversion of all of the all of the Preferred Shares and full exercise of the Warrant	185,258,908 shares of common stock.

Use of Proceeds	We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. The selling stockholder will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will receive the exercise price upon any exercise of the Warrant, to the extent exercised on a cash basis. If the Warrant is exercised in full on a cash basis, we would receive gross proceeds of approximately $2.75 million. We currently intend to use such proceeds, if any, for research and development, general corporate purposes and working capital. The holder of the Warrant is not obligated to exercise the Warrant, and we cannot predict whether and when, if ever, the holder of the Warrant will choose to exercise the Warrant, in whole or in part, or whether the holder of the Warrant will elect to exercise the Warrant under the net share settlement provisions of the Warrant which would result in the Company not receiving any cash proceeds. See “Use of Proceeds.”

Offering Price	The selling stockholder may sell all or a portion of its shares through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 62” of this prospectus.

OTC Markets (OTCQB) symbol	OWCP

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in our common stock.

The number of shares of our common stock outstanding before and after this offering is based on 147,758,908 shares of common stock outstanding as of June 1, 2018, and excludes:

●	27,450,000 shares of common stock issuable upon exercise of outstanding stock options to purchase our common stock at a weighted average exercise price of $0.05 per share;
●	8,350,869 shares of common stock issuable upon exercise of outstanding warrants to purchase our common stock at weighted average exercise price of $0.56 per share; and
●	8,256,094 shares of common stock reserved for future issuance under our 2016 Employee Incentive Plan.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before deciding whether to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, operating results and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business, Financial Position and Capital Requirements

We are an early-stage biopharmaceutical medical cannabis research and development company with a history of losses, and we expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

We are an early-stage biopharmaceutical medical cannabis research and development company focused on the research and development of medical cannabis therapies, products and delivery technologies and we have incurred significant operating losses since we commenced our present operations in July 2014. Our net loss was approximately $4.6 million and $2.3 million for the fiscal years ended December 31, 2017 and 2016, respectively. As of March 31, 2018, we had an accumulated deficit of approximately $15.5 million. To date, we have not generated any product revenue. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We have no products on the market and expect that it will be many years, if ever, before we have a product candidate ready for commercialization.

We have not generated, and may not generate, any product revenue for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials, the regulatory review process for product prospects, and the development of manufacturing and marketing capabilities for any product prospects approved for commercial sale. The amount of our potential future losses is uncertain. To achieve profitability, we must successfully develop product prospects, obtain regulatory approvals to market and commercialize product prospects, manufacture any approved product prospects on commercially reasonable terms, establish a sales and marketing organization or suitable third-party alternatives for any approved product prospects and raise sufficient funds to finance our business activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease our value and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in our value could also cause our stockholders to lose all or part of their investment.

Since we have a limited operating history in our business, it is difficult for potential investors to evaluate our business.

Our business involves two distinct operations: (i) conducting scientific research and development in collaboration with leading universities and institutions in Israel on the use of cannabis for medical treatment and (ii) providing consulting services to assist clients with establishing their own medical cannabis treatment programs. We commenced operations as a medical cannabis research and development company in July 2014, and therefore have a relatively short operating history upon which an evaluation of our future success or failure can objectively be made. Our business is a highly speculative undertaking and involves a substantial degree of risk. We have not demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by early-stage companies in new and rapidly evolving competitive fields, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenue. The likelihood of our success must be considered in light of the early stage of our operations. There is no assurance that our business will ever be successful or that we will be able to attain profitability. Any failure by us to report profits may adversely affect the price of our common stock.

We will need to raise additional capital to meet our business requirements in the future, which may be costly or difficult to obtain and could dilute our stockholders’ ownership interests.

We have not yet generated significant revenue and will require additional capital to continue our research and development activities, conduct clinical trials, commercialize our products and otherwise fund our operations. Our ability to secure required financing will depend in part upon investor perception of our ability to create a successful business. Capital market conditions and other factors beyond our control may also play important roles in our ability to raise capital. There can be no assurance that debt or equity financing will be available or sufficient for our requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations and prospects. If we are unable to obtain additional funding as needed, we may be required to reduce the scope of our research and development activities, which could harm our business plan, financial condition and operating results, or we may be required to cease our operations entirely, in which case, our investors will lose all of their investment.

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Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of our securities then outstanding. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may have an adverse impact on our financial condition.

On April 30, 2018, we entered into and consummated the Purchase Agreement with the Investor. Under the terms and conditions of the Purchase Agreement, we sold and the Investor bought (i) the Preferred Shares which, are convertible into 25,000,000 shares of our common stock at a conversion price of $0.20 per share, subject to adjustment pursuant to the anti-dilution provisions of the Preferred Shares, and (ii) the Warrants, representing the right to acquire 12,500,000 shares of our common stock at an exercise price of $0.22 per share, subject to adjustment pursuant to the anti-dilution provisions of the Warrants, for an aggregate purchase price of $5,000,000. Newbridge, through LifeTech Capital, acted as exclusive placement agent for the transaction and we paid Newbridge a cash fee of $375,000 and issued to them warrants to purchase 2.5 million shares of our common stock at an exercise price of $0.20 per share. The Warrants contain customary terms, including provisions for “cashless” exercise, change of control, price based anti-dilution, and customary demand or piggyback registration rights. In addition, we are obligated to pay Newbridge a warrants solicitation fee equal to 4% of the gross proceeds that we receive upon cash exercise of the Warrants.

The terms of the Preferred Shares contain conditional redemption provisions and a deemed liquidation preference feature. In addition, the terms of each of the Preferred Shares and Warrants provide for anti-dilution protection for issuances of shares of our common stock at a price per share less than a price equal to the conversion price or exercise price, as applicable and, that in the event of a “fundamental transaction” (as described in the Warrants), the investor will have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model.

The anti-dilution and other provisions of the Preferred Shares and Warrants may hinder our ability to obtain additional financing.

Our failure to fulfill all of our registration requirements may cause us to suffer liquidated damages, which may be very costly.

Pursuant to the terms of the Registration Rights Agreement that we entered into with the Investor in connection with the April 2018 Private Placement, we are required to use our commercially reasonable best efforts to file, obtain effectiveness and maintain effectiveness of a registration statement with respect to the shares of our common stock underlying the securities issued. The failure to do so could result in the payment of liquidated damages by us. The amount of liquidated damages potentially payable is equal to 2% of the purchase price paid by the Investor pursuant to the Purchase Agreement and up to a maximum of 18%. If we are required to pay liquidated damages and fail to do so, such liquidated damages shall accrue interest at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. There can be no assurance as to when this registration statement will be declared effective, if at all, or that we will be able to maintain the effectiveness of any registration statement, and therefore there can be no assurance that we will not incur liquidated damages with respect to the Registration Rights Agreement.

Our involvement in the cannabis industry may make it difficult to obtain insurance coverage.

In the event that we decide to commence business operations in the U.S., of which there can be no assurance, obtaining and maintaining necessary insurance coverage, for such things as workers compensation, general liability, product liability and directors and officers insurance, may be more difficult and/or expensive for us to find because we are involved in the cannabis industry. There can be no assurance that we will be able to find such insurance in the near future, if needed, or that the cost of coverage will be affordable or cost-effective. If, either because of unavailability or cost prohibitive reasons, we are compelled to operate without insurance coverage, we may be prevented from entering certain business sectors, experience inhibited growth potential and/or be exposed to additional risks and financial liabilities.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

The audited financial statements included in this prospectus have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result if we cease to continue as a going concern. We believe that in order to continue as a going concern, including the costs of being a public company, we will need approximately $260,000 per year simply to cover our administrative, legal and accounting fees. We have incurred significant losses since our inception. We have funded these losses primarily through the sale of restricted shares of our common stock, grant of restricted shares for services and the issuance of convertible notes, which have subsequently been converted into restricted shares of common stock.

Based on our financial history and other factors described in the audited financial statements as of and for the year ended December 31, 2017, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report on the financial statements and elsewhere in the financial statements. To date, we have not generated significant revenues and we do not anticipate generating any significant revenues in the remainder of 2018.

Notwithstanding our success in raising $1.9 million from the sale of our securities in 2017, there can be no assurance that we will be able to continue to raise equity and/or debt capital from investors on terms and conditions satisfactory to us, or otherwise, and/or have adequate capital resources required by us to fund our current and future planned operations. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our plan of operations, which may have a material adverse effect on our business, results of operations and ability to continue as a going concern.

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Our proprietary information, or that of our customers, suppliers and business partners, may be lost or we may suffer security breaches.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, clinical trial data, our proprietary business information and that of our suppliers and business partners, and personally identifiable information of our employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Although to our knowledge we have not experienced any such material security breach to date, any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt our operations, damage our reputation, and cause a loss of confidence in our products and our ability to conduct clinical trials, which could adversely affect our business and reputation and lead to delays in gaining regulatory approvals for our Cannabis-Based Medical Product prospects. Although we maintain business interruption insurance coverage, our insurance might not cover all losses from any future breaches of our systems.

Significant disruptions of information technology systems or security breaches could adversely affect our business.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, among other things, trade secrets or other intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party vendors who may or could have access to our confidential information. The size and complexity of our information technology systems, and those of third-party vendors with whom we contract, and the large amounts of confidential information stored on those systems, make such systems vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors, and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information.

Significant disruptions of our information technology systems, or those of our third-party vendors, or security breaches could adversely affect our business operations and/or result in the loss, misappropriation and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information, including, among other things, trade secrets or other intellectual property, proprietary business information and personal information, and could result in financial, legal, business and reputational harm to us. For example, any such event that leads to unauthorized access, use or disclosure of personal information, including personal information regarding our patients or employees, could harm our reputation, require us to comply with federal and/or state breach notification laws and foreign law equivalents, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information. Security breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above. While we have implemented security measures to protect our information technology systems and infrastructure, there can be no assurance that such measures will prevent service interruptions or security breaches that could adversely affect our business.

The estimates and judgments we make, or the assumptions on which we rely, in preparing our consolidated financial statements could prove inaccurate.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We cannot assure, however, that our estimates, or the assumptions underlying them, will not change over time or otherwise prove inaccurate. For example, our estimates as they relate to anticipated timelines and milestones for our clinical trials or preclinical development or other financial measurements may prove to be inaccurate. If this is the case, we may be required to re-estimate our plans or restate our consolidated financial statements, which could, in turn, subject us to securities class action litigation. Defending against such potential litigation relating to a restatement of our consolidated financial statements would be expensive and would require significant attention and resources of our management. Moreover, our insurance to cover our obligations with respect to the ultimate resolution of any such litigation may be inadequate. As a result of these factors, any such potential litigation could have a material adverse effect on our financial results, harm our business, and cause our share price to decline.

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Risks Related to Our Product Development, Our Services and the Medical Cannabis Industry

We are highly dependent on the success of cannabinoid technology, and we may not be able to develop the technology, successfully obtain regulatory or marketing approval for, or successfully commercialize, our products or product candidates.

Our business is focused upon the research and development of medical cannabis therapies, products and delivery technologies. Our success is dependent upon the viability of the development of medical cannabis therapies, products and delivery technologies.

Neither we nor any other company has received regulatory approval from the FDA to market any therapeutics, products or delivery technologies based on botanical cannabinoids, though the FDA has approved two drugs that contain a synthetic substance that acts similarly to cannabis compounds but is not present in the cannabis plant. Further, the scientific evidence underlying the feasibility of developing medical cannabis therapies, products and delivery technologies is both preliminary and limited.

If our Cannabis-Based Medical product prospects are found to be ineffective or unsafe in humans, or if the never receive regulatory approval for commercialization, we may never be able bring our Cannabis-Based Medical Products prospects to market and may never become profitable. Further, our current business strategy, including all of our research and development, is primarily focused on utilizing cannabinoid technology to develop medical cannabis therapies, products and delivery technologies. This lack of diversification increases the risk associated with the ownership of our common stock. If we are unsuccessful in developing and commercializing our Cannabis-Based Medical product prospects, we may be required to alter our scope and direction and steer away from the intellectual property we have developed as well as the core capabilities of our management team and advisory board. Without successful commercialization of our Cannabis-Based Medical product prospects, we may never become profitable, which would have a material adverse effect on our business, results of operations and financial condition.

Laws and regulations affecting therapeutic uses of marijuana are constantly evolving.

The constant evolution of laws and regulations affecting the research and development of cannabis-based medical products and treatments could detrimentally affect our business. Laws and regulations related to the therapeutic uses of marijuana are subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations or alleged violation of these laws could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications of laws and regulations and it is possible that new laws and regulations may be enacted in the future that will be directly applicable to our business.

The FDA has not approved the whole-plant extract of cannabis as a safe and effective drug for any indication.

Although the FDA has not approved any drug product containing or derived from botanical cannabis, the FDA is aware that there is considerable interest in its use to attempt to treat a number of medical conditions. Before conducting testing in humans of a drug that has not been approved by the FDA, we will need to submit an investigational new drug (“IND”) application, which is reviewed by the FDA. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution. We cannot predict how FDA would regulate any drug based on or derived from botanical cannabis or what restrictions would apply once approved.

Clinical trials of cannabis-based medical products and treatments are novel terrain with very limited or non-existing clinical trials history; we face a significant risk that the trials will not result in commercially viable products and treatments.

At present, there is no documented history of clinical trials from which we can derive any scientific conclusions, or prove that our present assumptions for the current and planned research are scientifically compelling. The results from our 2015 in vitro studies on the effect of a formulation comprised of Cannabidiol (“CBD”) and tetrahydrocannabinol (“THC”) on multiple myeloma cells studied outside their normal biological context indicated a 100% mortality rate of myeloma cells in 60% of the cultured cells within a 24 to 48 hour period, and highlight the potential abilities of cannabis oil extract to successfully fight multiple myeloma cancer cells and, hopefully treat multiple myeloma in patients, when and if approved. While we are encouraged by the results of the limited in vitro tests, there can be no assurance that any clinical trial will result in commercially viable products or treatments.

Clinical trials are expensive, time consuming and difficult to design and implement. Failure can occur at any time during the clinical study process. The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies. There is a high failure rate for drugs proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed satisfactorily through preclinical studies and initial clinical studies. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. We do not know whether any Phase I, Phase II, Phase III or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates. We, as well as the regulatory authorities in Israel and elsewhere, such as an IRB (the “Helsinki Committee”), Israel Medical Cannabis Unit (“IMCU”), or the FDA, may suspend, delay or terminate our clinical trials at any time, may require us, for various reasons, to conduct additional clinical trials, or may require a particular clinical trial to continue for a longer duration than originally planned, including, among others:

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●	lack of effectiveness of any formulation or delivery system during clinical trials;
●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues;
●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;
●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;
●	delays in obtaining regulatory authorization to commence a trial, including IRB approvals, FDA or competent authority approval, licenses required for obtaining and using cannabis for research, either before or after a trial is commenced;
●	unfavorable results from ongoing pre-clinical studies and clinical trials.
●	patients or investigators failing to comply with study protocols;
●	patients failing to return for post-treatment follow-up at the expected rate;
●	sites participating in an ongoing clinical study withdraw, requiring us to engage new sites;
●	third-party clinical investigators decline to participate in our clinical studies, do not perform the clinical studies on the anticipated schedule, or act in ways inconsistent with the established investigator agreement, clinical study protocol, good clinical practices, and other Institutional Review Board requirements;
●	third-party entities do not perform data collection and analysis in a timely or accurate manner or at all; or
●	regulatory inspections of our clinical studies require us to undertake corrective action or suspend or terminate our clinical studies.

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

We may find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our product candidates.

Identifying and qualifying patients to participate in clinical studies of our product prospects is critical to our success. The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product prospects, and we may experience delays in our clinical studies if we encounter difficulties in enrollment. In addition, recruited participants may decide to drop out during the study, thus prolonging study period.

Additionally, the process of finding patients may prove costly. We also may not be able to identify, recruit and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product prospects under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential product prospects will be delayed.

If we experience delays in the completion or termination of any clinical study of our product prospects, the commercial prospects of our product prospects will be harmed, and our ability to generate revenue from any of these product prospects could be delayed or prevented. In addition, any delays in completing our clinical studies will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product prospects.

In respect of our product candidates targeting rare indications, orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our product candidates in those indications during that period of exclusivity.

We are seeking to obtain an orphan designation for some of our product candidates in the United States and in Europe. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the European Union, the European Medical Association’s (“EMA”) Committee for Orphan Medicinal Products (“COMP”), grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the United States, the first NDA applicant with an orphan drug designation for a particular active moiety to treat a specific disease or condition that receives FDA approval is entitled to a seven-year exclusive marketing period in the United States for that product candidate, for that indication. In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following drug approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

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There is no assurance that we will successfully obtain orphan drug designation for any rare disease or condition indications or that we will receive the full benefit of orphan exclusivity upon approval of any of our product prospects for which we obtain orphan drug designation.

Failure to secure the necessary Israeli licenses to use cannabis for medical research could limit our ability to execute our research and development activities, delay the launch of our products and adversely affect the results of our business operations.

To date, we are only conducting our research in Israel and, in fact, have limited our activities to Israel. The medical products we are developing contain cannabis, a “controlled substance” as defined in the Israeli Dangerous Drugs Ordinance [New Version], 5733 - 1973. In Israel, licenses to cultivate, possess and to use cannabis for medical research are granted by the IMCA, on an ad-hoc basis. We acquire the cannabis needed for our research activities from G.K. Medical Cannabis Ltd, Canndoc Ltd or IMC Medical Cannabis Ltd, all government-licensed Israeli medical cannabis growers. We obtained necessary IMCA licenses in order to carry out the research in collaboration with Sheba, G.C. Group, Emilia, Dead Sea Labs and the Technion. Currently we have licenses in order to continue our activities in collaboration with Sheba Academic Medical Center, PharmItBe, Pharmaceed Ltd and the Technion R&D Foundation Ltd. We have received an additional license for a phase I study we are starting in the second half of fiscal year of 2018 in Sourasky medical center for the safety of our cannabis soluble tablet delivery system.

Although we have an established track record of successfully obtaining the requisite licenses as required, there can be no assurance that we will continue to be able to secure licenses in the future. If we fail to comply with Israeli rules and regulations related to the licensing of cannabis, we may not be able to research and develop our product prospects as we intend or at all. If we are unsuccessful in obtaining the requisite licenses, we may never become profitable, which would have a material adverse effect on our business, results of operations and financial condition.

Our failure to comply with controlled substance legislation could restrict or harm our ability to develop and commercialize our products.

Our business is, and will be, subject to wide-ranging laws and regulations of Israel, the United States (federal and state), the European Community and other governments in each of the countries where we may develop and market our products. We must comply with all regulatory requirements if we expect to be successful.

Most countries are parties to the Single Convention on Narcotic Drugs of 1961 as amended by the 1972 Protocol, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to us obtaining marketing approval in those countries for any cannabinoid-based products we develop. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In the case of countries with similar obstacles, we would be unable to market our product prospects in countries in the near future or perhaps at all if the laws and regulations in those countries do not change.

Any cannabinoid-based product prospect that we may develop for use in the United States, will be subject to U.S. controlled substance laws and regulations that will require us, along with our collaborators and licensees, to expend time, money and effort in all areas of regulatory compliance, including, if applicable, manufacturing, production, quality control and assurance and clinical trials. Any failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, could adversely affect the results of our business operations and our financial condition.

The constant evolution of laws and regulations affecting the research and development of medical cannabis therapies, products and delivery technologies could detrimentally affect our business. Laws and regulations related to the therapeutic uses of cannabis are subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations or alleged violation of these laws could disrupt our business and result in a material adverse effect on our operations, including our ability to conduct clinical trials that are prerequisite to our ability to commercialize our Cannabis-Based Medical Products. We cannot predict the nature of any future laws, regulations, interpretations or applications of laws and regulations and it is possible that new laws and regulations may be enacted in the future that will be directly applicable to our business.

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Cannabis remains illegal under U.S. federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We are a biotechnology company focused on the research and development of medical cannabis therapies, products and delivery technologies. The commercial viability of our medical cannabis therapies, products and delivery technologies in the United States depends, in part, on state laws and regulations; however, Cannabis remains illegal under federal law.

The United States federal government regulates drugs through the Controlled Substances Act, which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration. Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, twenty-eight U.S. states and the District of Columbia allow the use of medical cannabis. Eight states and the District of Columbia also allow its recreational use. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the Federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis pre-empts state laws that legalize its use.

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses.

Although these developments have been met with a certain amount of optimism in the scientific community, the CARERS Act has not yet been adopted, and the Rohrabacher-Farr Amendment, being an amendment to an appropriations bill, must be renewed annually. On March 23, 2018, President Trump signed the Consolidated Appropriations Act of 2018 into law, which included the Rohrabacher-Blumenthal Amendment, an extension of the Rohrabacher-Farr Amendment, and will be in effect through September 30, 2018. The federal government could at any time change its enforcement priorities against the cannabis industry. We do not grow or distribute cannabis, but our current and planned business operations involve licensing cannabinoid-based products and technology. Any change in enforcement priorities could render such operations unprofitable or even prohibit such operations.

If we choose to distribute our future products in the United States, we will be subject to controlled substance laws and regulations; failure to receive necessary approvals may delay the launch of our products and failure to comply with these laws and regulations may adversely affect the results of our business operations.

Our future products will contain controlled substances as defined in the CSA. Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, which establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the U.S. Drug Enforcement Agency (“DEA”). The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, have no currently “accepted medical use” in the United States, lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the United States. Pharmaceutical products approved for use in the United States may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. In addition, dispensing of Schedule II drugs is further restricted. For example, they may not be refilled without a new prescription.

While Cannabis is a Schedule I controlled substance, products approved for medical use in the United States that contain Cannabis or Cannabis extracts would likely be placed in Schedules II - V, depending on FDA’s scheduling recommendation. If and when our product prospects receive FDA approval, the DEA will make a scheduling determination based on FDA’s scientific guidance and place it in a schedule other than Schedule I in order for it to be prescribed to patients in the United States. If approved by the FDA, we expect the finished dosage forms of our product prospects to be listed by the DEA as a Schedule II or III controlled substance. Consequently, their manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use will be subject to a significant degree of regulation by the DEA. The scheduling process may take one or more years beyond FDA approval, thereby significantly delaying the launch of our product prospects. Furthermore, if the FDA, DEA or any foreign regulatory authority determines that product prospects may have potential for abuse, it may require us to generate more clinical data than that which is currently anticipated, which could increase the cost and/or delay the launch of our product prospects.

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We expect that our product prospects will be scheduled as Schedule II or III, as a result of which we will also need to identify wholesale distributors with the appropriate DEA registrations and authority to distribute the products to pharmacies and other healthcare providers, and these distributors would need to obtain Schedule II or III distribution licenses. The failure to obtain, or delay in obtaining, or the loss of any of those registrations could result in increased costs to us. If a product prospect is a Schedule II drug, pharmacies would be required to, among other things, maintain enhanced security with alarms and monitoring systems and they must adhere to recordkeeping and inventory requirements. This may discourage some pharmacies from carrying the product. Furthermore, state and federal enforcement actions, regulatory requirements, and legislation intended to reduce prescription drug abuse, such as the requirement that physicians consult a state prescription drug monitoring program, may make physicians less willing to prescribe, and pharmacies to dispense, Schedule II products.

We may manufacture the commercial supply of our product prospects outside of the United States. If a Product Prospect is approved by the FDA and classified as a Schedule II or III substance, an importer can import for commercial purposes if it obtains from the DEA an importer registration and files an application with the DEA for an import permit for each import. The DEA provides annual assessments/estimates to the International Narcotics Control Board which guides the DEA in the amounts of controlled substances that the DEA authorizes to be imported. The failure to identify an importer or obtain the necessary import authority, including specific quantities, could affect the availability of a Product Prospect and have a material adverse effect on our business, results of operations and financial condition. In addition, an application for a Schedule II importer registration must be published in the Federal Register, and there is a waiting period for third party comments to be submitted.

Individual states have also established controlled substance laws and regulations. Though state-controlled substance laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule our product candidates as well. While some states automatically schedule a drug based on federal action, other states schedule drugs through rulemaking or a legislative action. State scheduling may delay commercial sale of any product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We, our potential future partners, and future distributors would also need to obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Our ability to provide consulting services in the United States is dependent on additional states legalizing medical marijuana.

While continuing with scientific investigations into medical effects and benefits of cannabis, we anticipate that it will begin generating revenue through providing consulting services related to medical marijuana programs. As of the date of this filing, we have provided consulting services to a medical marijuana program with locations in Hawaii and Pennsylvania, but has no other agreements, arrangements, or understandings, either written or oral, to provide consulting services related to public or private medical marijuana programs. We have little information on the potential market for or commercial viability of such consulting services or the entities that would compete with us for provision of such services.

Continued development of the medical marijuana market is dependent upon continued legislative authorization of marijuana at the state level for medical purposes and, in certain states, including California, based on the specifics of the legislation passed in that state. Any number of factors could slow or halt the progress. Furthermore, progress, while encouraging, is not assured, and the process normally encounters set-backs before achieving success. While there may be ample public support for legislative proposals, key support must be created in the legislative committee or a bill may never advance to a vote. Numerous factors impact the legislative process. Any one of these factors could slow or halt the progress and adoption of marijuana for medical purposes, which would limit the market for our services and products and negatively impact our business and revenues.

If we choose to engage in research and development in the United States, controlled substance legislation may restrict or limit our ability to research, manufacture and develop a commercial market for our products.

Clinical research with cannabis involving human subjects is heavily regulated in the United States and involves coordination with multiple federal agencies, including the FDA, the DEA, and the National Institute on Drug Abuse (“NIDA”). All cannabis supplies for clinical research must be obtained through the NIDA, which limits the amounts and strains of cannabis available for research. Although the DEA published a notice in August 2016 that it would consider applications from independent cannabis growers to supply cannabis for clinical research, the DEA has not yet approved any additional suppliers.

As of the date of this filing, we do not have any ongoing research studies involving cannabis or any of the product prospects in the United States.

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If we choose to engage in research and development or consulting activities in Europe, controlled substance legislation may restrict or limit our ability to provide consulting services or to research, manufacture and develop a commercial market for our products.

Approximately 250 substances, including cannabis, are listed in the Schedules annexed to the United Nations Single Convention on Narcotic Drugs (New York, 1961, amended 1972), the Convention on Psychotropic Substances (Vienna, 1971) and the Convention against Illicit Traffic in Narcotic Drugs and Psychotropic Substances (introducing control on precursors) (Vienna, 1988). The purpose of these listings is to control and limit the use of these drugs according to a classification of their therapeutic value, risk of abuse and health dangers, and to minimize the diversion of precursor chemicals to illegal drug manufacturers. The 1961 UN Single Convention on Narcotic Drugs, as amended in 1972 classifies cannabis as Schedule I (“substances with addictive properties, presenting a serious risk of abuse”) and as Schedule IV (“the most dangerous substances, already listed in Schedule I, which are particularly harmful and of extremely limited medical or therapeutic value”) narcotic drug. The 1971 UN Convention on Psychotropic Substances classifies THC - the principal psychoactive cannabinoid of cannabis - as schedule I psychotropic substance (Substances presenting a high risk of abuse, posing a particularly, serious threat to public health which are of very little or no therapeutic value). Most countries in Europe are parties to these conventions, which govern international trade and domestic control of these substances, including cannabis. They may interpret and implement their obligations in a way that creates a legal obstacle to our obtaining manufacturing and/or marketing approval for our products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be manufactured and/or marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time.

Changes in legislation or regulation in the health care systems in the United States and foreign jurisdictions may affect us.

Our ability to successfully commercialize our cannabis-based medical products and treatments may depend on how Israel, the United States and other respective governments and/or health administrations provide coverage and/or reimbursements for our cannabis-based product prospects and treatments. The ongoing efforts of governments, insurance companies, and other participants in the health care services industry to trim health care costs may adversely affect our ability to achieve profitability.

In the United States to date, the FDA has not approved a drug product based on botanical marijuana or a derivative or extract from botanical marijuana. In addition, the United States federal government has maintained strict prohibitions on the use, cultivation, distribution, sale, and possession of marijuana and products derived from marijuana. While 29 states have enacted laws permitting medical use of marijuana for qualified patients, states laws do not necessarily allow use of medical products derived from marijuana unless otherwise approved by FDA for specific medical indications. If the laws, regulations, and enforcement policies at the federal and state level do not change, we may not be able to market our products in the United States without significant risk of enforcement action.

In certain foreign markets, including major markets in the European Union, pricing of prescription pharmaceuticals is subject to governmental control. Price negotiations with governmental authorities may range from 6 to 12 months or longer after the receipt of regulatory marketing approval for a product. Our business could be detrimentally effected if reimbursements of our cannabis-based products is unavailable or limited if pricing is set at unacceptable levels.

Changes in consumer preferences and acceptance of cannabis-based medical products and treatments and any negative trends will adversely affect our business.

We are substantially dependent on continued market acceptance and proliferation of cannabis-based medical products and treatments. We believe that as cannabis-based products and treatments become more widely accepted by the medical/scientific communities and the public at large, the stigma associated with cannabis-based medical products and treatments will moderate and, as a result, consumer demand will likely continue to grow. However, we cannot predict the future growth rate and size of the market, assuming that the regulatory climate permits, of which there can be no assurance. Any negative outlook on cannabis-based medical products will adversely affect our business prospects.

In addition, we believe that large, well-funded pharmaceutical and other related businesses and industries may have a strong economic reasons to be in strong opposition to cannabis-based medical products. We believe that the pharmaceutical industry may not easily surrender control of any product, such as cannabis-based products, that could generate significant revenue. The pharmaceutical industry is well-funded with a strong and experienced lobby presence at both the federal and state levels as well as internationally, that surpasses financial resources of the current group of medical cannabis research and development companies. Any effort the pharmaceutical lobby could or might undertake to halt or delay the newly developing medical cannabis industry could have a detrimental impact on our business.

These pressures could also limit or restrict the introduction and marketing of any such product. Adverse publicity from cannabis misuse or adverse side effects from cannabis or other cannabinoid products may adversely affect the commercial success or marketability. The nature of our business attracts and may be expected to continue to attract a high level of public and media interest and, in the event of any related adverse publicity, we may not succeed in monetizing our products.

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We are entering a potentially highly competitive market.

Demand for medical cannabis-based products is dependent on a number of social, political and economic factors that are beyond our control. While we believe that demand for such medical products will continue to grow, there is no assurance that such increase in demand will happen, that we will benefit from any demand increase or that our business, in fact, will ever become profitable.

The emerging markets for cannabis-related medical research and development is and will likely remain both competitive and evolve into becoming even more so. In particular, we face strong competition from larger and better funded companies that may be in the process of offering similar products and treatments that we intend to offer. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources than we may be expected to have for the foreseeable future.

These competitors may be able to react to market changes quicker, respond more rapidly to new regulations and/or allocate greater resources to the development and promotion of their products than we can. Furthermore, some of these competitors may make acquisitions or establish collaborative relationships among themselves or with third parties to increase their ability to rapidly gain market share.

Given the rapid changes affecting the cannabis-related medical research and development industry, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to develop innovative cannabis-related products and treatments working with our university and institutional partners that will be accepted, especially with ever-changing legal and regulatory environment. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

Our failure to comply with existing and potential future laws and regulations relating to drug development could harm our plan of operations.

Our business is, and will be, subject to wide-ranging, existing laws and regulations of the State of Israel, the U.S. (federal and states), and other governments in each of the countries we may develop and market our product prospects. We must comply with as many regulatory requirements as possible if we expect to be successful.

If any of our cannabis-based product prospects and treatments is approved in the United States, it will be subject to ongoing regulatory requirements including federal and state requirements. As a result, we and our collaborators and/or joint venture partners must continue to expend time, money and effort in all areas of regulatory compliance, including, if applicable, manufacturing, production, quality control and assurance and, of upmost importance, clinical trials. To date, the FDA has not approved cannabis as a safe and effective drug for any indication and has not approved a drug based on botanical cannabis or a derivative or extract from botanical cannabis. We cannot predict how FDA would regulate such a drug or what restrictions would apply once approved. It is very likely that the DEA would add any such drug product to a controlled substance schedule which carries significant restrictions. We will also be required to report certain adverse reactions and production problems, if any and applicable, to the FDA, and to comply with advertising and promotion requirements for our cannabis-based product prospects and treatments.

Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to conduct clinical trials, which are prerequisite to our ability to commercialize our cannabis-based medical products and related treatments. If regulatory sanctions are applied or if regulatory approval, once obtained, is for any reason withdrawn, the value of our business and our operating results could be materially adversely affected.

State and municipal governments in which we provide consulting services or seek to provide consulting services may have, or may adopt laws that adversely affect our ability to do business.

While the federal government has the right to regulate and criminalize marijuana, which it has in fact done, state and municipal governments may adopt additional laws and regulations that further criminalize or negatively affect marijuana businesses. States that currently have laws that decriminalize or legalize certain aspects of marijuana, such as medical marijuana, could in the future, reverse course and adopt new laws that further criminalize or negatively affect marijuana businesses. Additionally, municipal governments in these states may have laws that adversely affect marijuana businesses, even though there are no such laws at the state level. For example, municipal governments may have zoning laws that restrict where marijuana operations can be located and the manner and size of which they can expand and operate. These municipal laws, like the federal laws, may adversely affect our ability to do business, and adverse enforcement actions under these laws may lead to costly litigation and a closure of the businesses with which we have contracts or royalty-fee structures in place, in turn, affecting our own business. Moreover, if additional states do not adopt laws that legalize certain aspects of the marijuana industry, we may not be able to expand our business in the manner in which we prefer.

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Also, given the complexity and rapid change of the federal, state and local laws pertaining to marijuana, we may incur substantial legal costs associated with complying with these laws and in acquiring the necessary state and local licenses required by our business endeavors. For example, some states permit entities to enter into joint venture relationships with individual license holders that provide for revenue sharing arrangements. In other states, revenue sharing is not permitted, and we will accept fee-for-service arrangement on a cost-plus basis for our services. State and municipal governments may also limit the number of specialized licenses available or apply stringent compliance requirements necessary to maintain the license. These developments may limit our ability to expand our negatively affect our business model.

The businesses for which we plan to provide consulting services may have difficulty accessing the services of banks in the United States, which may make it difficult for them to purchase our products and services.

As discussed above, the use of marijuana is illegal under federal law. Therefore, there is a strong argument that banks cannot accept for deposit funds from the drug trade and therefore cannot do business with our clients that operate medical marijuana programs. On February 14, 2014, the U.S. Department of the Treasury, FinCEN released guidance to banks “clarifying Bank Secrecy Act (“BSA”) expectations for financial institutions seeking to provide services to marijuana-related businesses.” In addition, U.S. Rep. Jared Polis (D-CO) has stated he will seek an amendment to banking regulations and laws in order to allow banks to transact business with state-authorized medical marijuana treatment programs. While these are positive developments, there can be no assurance this legislation will be successful, or that, even with the FinCEN guidance, banks will decide to do business with medical marijuana retailers, or that, in the absence of actual legislation, state and federal banking regulators will not strictly enforce current prohibitions on banks handling funds generated from an activity that is illegal under federal law. The inability of potential clients in our target markets to open accounts and otherwise use the services of banks may make it difficult for such potential clients to purchase our products and services and could materially harm our business.

Risks Related to Our Dependence on Third Parties

We depend substantially on collaboration with our research and development partners.

We do not have in-house research facilities and, as a consequence, we must rely on collaboration agreements with industry partners, as well as leading academic medical centers, in order to develop, research, produce and commercialize our novel cannabinoid-based therapies targeting a variety of different indications and effectively help patients in need.

Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer and our Director of Research and Regulatory Affairs, who is highly qualified by both training and experience, is monitoring the progress of the investigation and research of our medical cannabis development. We are also dependent upon Dr. Oron Yacoby Zeevi, our newly-appointed Chief Scientific Officer, who has more than 20 years of extensive scientific experience with both private and publicly listed companies in the biopharmaceutical industry. In addition, Alon Sinai, our Chief Operating Officer, serves as our key liaison with our collaboration partners at the major Israeli hospitals and medical centers.

To date, we have signed three research collaboration and license agreements as well as service agreement with Sheba Academic Medical Center in Tel Hashomer, Israel (“Sheba”), with respect to two potential indications. Sheba is a university-affiliated hospital that serves as Israel’s national medical center and is one of the leading integrated medical centers in the Middle East. Within the framework of the abovementioned agreements with Sheba, as well as other potentially negotiated agreements, we intend to initiate two studies at the Sheba facilities to explore the effect of two formulations, all based on active ingredients in the cannabis extracts, on multiple myeloma and psoriasis.

On April 5, 2017, we announced that as a result of the promising preliminary results from the preclinical efficacy testing of our cannabinoid-based topical ointment for treating psoriasis, reporting significant reduction of several inflammation markers specific to psoriasis, we have received expressions of scientific and medical interest, world-wide, for our cannabinoid-based topical ointment for treating psoriasis. We have expanded the size and scope of our clinical studies and, as previously announced, anticipates that subject to pending regulatory approvals from applicable jurisdictions, the topical ointment should be available for use by those who suffer from psoriasis in the near term. The study had been conducted by the Dead Sea and Arava Science Center.

In August 6, 2015, we signed a nonbinding Memorandum of Understanding with Emilia, for the development, manufacture and marketing of a cannabinoid-based topical ointment to treat psoriasis. We entered into a binding agreement with Emilia Cosmetics, which set forth all terms, in the fourth fiscal quarter of 2016. We completed the development process in the fourth fiscal quarter of 2016 and then initiated a phase I Study at the Sheba facilities to explore the efficacy of the topical ointment on psoriasis. However, we do not know if our expectations with respect to the development process will be fulfilled in a timely manner, if at all, or if the costs of development will exceed our anticipation.

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While we retain full ownership of our intellectual property, or other proprietary rights and trade secrets that were conceived prior to entry into the agreements with Sheba, our psoriasis- and fibromyalgia-related research agreements with Sheba provide that all intellectual property and other rights that are conceived during the collaboration will be jointly owned by Sheba and us.

Collaboration agreements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize cannabis-based medical products.

We may also enter into collaboration agreements with pharmaceutical companies and/or biotechnology institutions for the development or commercialization of our cannabis-based medical product prospects and treatments, which agreements may contain provisions based upon, among other things, the merits of retaining certain rights. We will face significant competition in seeking appropriate collaborators and in negotiating agreements at acceptable terms, if at all. We may not be successful in our efforts to enter, implement and maintain collaboration agreements. Disagreements stemming from collaboration agreements concerning development, intellectual property, regulatory or commercialization matters can lead to delays and, in some cases, termination of our collaboration agreements or otherwise result in the potentially significant costs and fees in seeking to enforce or protect our rights, if any. Any such disagreements can be difficult if, in fact, neither of the parties has final decision making authority. The resulting outcome of any disputes and/or disagreements would in all likelihood adversely affect our business.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and our business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

We depend on a limited number of suppliers for materials and components required to manufacture our product prospects. The loss of these suppliers, or their failure to supply us on a timely basis, could cause delays in our current and future capacity and adversely affect our business.

We depend on a limited number of suppliers for the materials and components required to manufacture our product prospects. As a result, we may not be able to obtain sufficient quantities of critical materials and components in the future. A delay or interruption by our suppliers may also harm our business, results of operations and financial condition.

In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and we may experience delays in meeting demand in the event we must switch to a new supplier. The time and effort to qualify for and, in some cases, obtain regulatory approval for a new supplier could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact our operating results. Our dependence on single-source suppliers exposes us to numerous risks, including the following: our suppliers may cease or reduce production or deliveries, raise prices or renegotiate terms; our suppliers may become insolvent or cease trading; we may be unable to locate a suitable replacement supplier on acceptable terms or on a timely basis, or at all; and delays caused by supply issues may harm our reputation, frustrate our customers and cause them to turn to our competitors for future needs.

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We rely on contract research organizations (“CROs”), clinical data management organizations and consultants to design, conduct, supervise and monitor our preclinical studies and clinical trials. We and our CROs are required to comply with various regulations, including Good Clinical Practice (“GCP”) requirements, which are enforced by regulatory agencies, including the FDA, and guidelines of the Competent Authorities of Member States of the EEA and comparable foreign regulatory authorities to ensure that the health, safety and rights of patients are protected in clinical development and clinical trials, and that trial data integrity is assured. Regulatory authorities ensure compliance with these requirements through periodic inspections of trial sponsors, principal investigators and trial sites. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. If we or any of our CROs fail to comply with applicable requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the European Commission or other comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with such requirements. In addition, our clinical trials must be conducted with products produced under current Good Manufacturing Practices (“cGMP”) requirements, which mandate, among other things, the methods, facilities and controls used in manufacturing, processing and packaging of a drug product to ensure its safety and identity. Failure to comply with these regulations may require us to repeat preclinical studies and clinical trials, which would delay the regulatory approval process.

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Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed or reduced. In addition, operations of our CROs could be affected by earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, terror attacks and other natural or man-made disasters or business interruptions. If their facilities are unable to operate because of an accident or incident, even for a short period of time, some or all of our research and development programs may be harmed or delayed and our operations and financial condition could suffer.

Because we have relied on third parties, our internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We rely on third-party manufacturers to produce preclinical and clinical supplies, and intend to rely on third-party manufacturers for commercial supplies, of our approved product prospects, if approved.

We rely on third parties to manufacture our product prospects. We do not own manufacturing facilities. Any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified manufacturers.

The manufacturing process for our product prospects is subject to review by the FDA, EMA, DEA and other foreign regulatory authorities. Manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards such as cGMP. In addition, our manufacturers must ensure consistency among batches, including preclinical, clinical and, if approved, marketing batches. Demonstrating such consistency may require typical manufacturing controls as well as clinical data. Our manufacturers must also ensure that our batches conform to complex release specifications. Further, manufacturers of controlled substances must obtain and maintain necessary DEA and state registrations and registrations with applicable foreign regulatory authorities, and must establish and maintain processes to ensure compliance with DEA and state requirements and requirements of applicable foreign regulatory authorities governing, among other things, the storage, handling, security, recordkeeping and reporting for controlled substances. In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if their operations become limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills or technology required to manufacture our product prospects may be unique or proprietary to the original manufacturer and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product prospects in a timely manner or within budget.

We expect to continue to rely on third-party manufacturers if we receive regulatory approval for any product prospect. To the extent that we have existing, or enter into future, manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for product prospects, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product prospects successfully. Our or a third party’s failure to execute on our manufacturing requirements could adversely affect our business in a number of ways, including:

●	an inability to initiate or continue preclinical studies or clinical trials of product prospects under development;
●	delay in submitting regulatory applications, or receiving regulatory approvals, for product prospects;
●	loss of the cooperation of a collaborator;

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●	subjecting our product prospects to additional inspections by regulatory authorities; and
●	in the event of approval to market and commercialize a product prospect, the withdrawal of such approval and/or an inability to meet commercial demands for our products.

In addition, our ability to obtain materials from these manufacturers could be disrupted if the operations of these manufacturers are affected by earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, terror attacks and other natural or man-made disasters or business interruptions. If their facilities are unable to operate because of an accident or incident, even for a short period of time, some or all of our research and development programs may be harmed or delayed and our operations and financial condition could suffer. Our third-party manufacturers also may use hazardous materials, including chemicals and compounds that could be dangerous to human health and safety or the environment, and their operations may also produce hazardous waste products. In the event of contamination or injury, our third-party manufacturers could be held liable for damages or be penalized with fines in an amount exceeding their resources, which could result in our clinical trials or regulatory approvals being delayed or suspended.

If we are unable to develop sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue.

We do not currently have any sales, marketing or distribution capabilities. If any of our Cannabis-Based Medical Products prospects are approved, we will need to develop internal sales, marketing and distribution capabilities to commercialize such products, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market our products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market our products or decide to co-promote products with collaborators, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and there can be no assurance that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance of any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to Intellectual Property

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to protect our intellectual property. This is done, in part, by obtaining patents and trademarks and then maintaining adequate protection of our technologies, tradenames and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market products in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

We are currently seeking patent protection for several processes and products prospects. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our product prospects by obtaining and defending patents. These risks and uncertainties include the following:

●	patents that may be issued or licensed may be challenged, invalidated, or circumvented, or otherwise may not provide any competitive advantage;
●	our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our products and product candidates either in the United States or in international markets;
●	there may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns;
●	countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

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Any patents issued to us may not provide us with meaningful protection, and third parties may challenge, circumvent or narrow them. Third parties may also independently develop products similar to our products or product candidates, duplicate our unpatented product or product candidates, and design around any patents on product candidates we may develop.

Additionally, extensive time is required for development, testing and regulatory review of product candidates. While extension of a patent term due to regulatory delays may be available, it is possible that before any of our product candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition, the USPTO, and patent offices in other jurisdictions have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions, and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology, and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome were favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays.

A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, legal fees, result in injunctions, temporary restraining orders and/or require the payment of damages. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property, trade secrets and/or proprietary information to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to obtain these types of agreements from our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our products. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable.

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We also rely on trade secrets to protect our proprietary know-how and technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or have had access to our trade secrets. Any party with whom we or they have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets or proprietary information were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We may desire to, or be forced to, seek additional licenses to use intellectual property owned by third parties, and such licenses may not be available on commercially reasonable terms or at all.

Third parties may also hold intellectual property, including patent rights that are important or necessary to the development of our drug candidates, in which case we would need to obtain a license from that third party or develop a different formulation of the product that does not infringe upon the applicable intellectual property, which may not be possible. Additionally, we may identify drug candidates that we believe are promising and whose development and other intellectual property rights are held by third parties. In such a case, we may desire to seek a license to pursue the development of those drug candidates. Any license that we may desire to obtain or that we may be forced to pursue may not be available when needed on commercially reasonable terms or at all. Any inability to secure a license that we need or desire could have a material adverse effect on our business, financial condition and prospects.

Risks Related to Management and Personnel

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business may fail.

Our future success depends, to a significant extent, on our ability to attract, train and retain capable scientists and physicians, enter into collaboration agreements for our research and managerial personnel. Recruiting and retaining capable personnel, particularly those with expertise with medical research, is vital to our success. If we are unable to attract and retain qualified employees, our business may fail and our investors could lose their entire investment.

At present, we believe to have the necessary key personal to carry out our business plans but there can be no assurance that our beliefs prove unfounded. If we are unable to hire and retain key personnel, our business will be materially adversely affected.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could subject us to significant liability and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with applicable manufacturing standards, comply with other federal and state laws and regulations, report information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information, including information obtained in the course of clinical trials, or illegal appropriation of drug product, which could result in government investigations and serious harm to our reputation. We have not yet adopted a code of business conduct and ethics and it is not always possible to identify and deter employee misconduct. The precautions we take to detect and prevent these prohibited activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

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Risks Related to Operating in Israel

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Israeli Patent Law”), inventions conceived of by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (“C&R Committee”), a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his or her right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

It may be difficult for investors in the United States to enforce any judgments obtained against us or some of our directors or officers.

The majority of our assets are located outside the United States. In addition, certain of our officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our non-U.S. officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. It may also be difficult to assert claims under United States securities law in actions originally instituted outside of the United States. Moreover, Israeli courts may refuse to hear a United States securities law claim because Israeli courts may not be the most appropriate forums in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by Israeli law. Consequently, our investors may be effectively prevented from pursuing remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

All of our research facilities and certain of our key personnel are located in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009 and again in November and December 2012, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. In July 2014, Israel launched an additional operation against Hamas operatives in the Gaza strip in response to Palestinian groups launching rockets at Israel. In December 2017, the United States announced it would relocate its embassy in Israel from Tel Aviv to Jerusalem and in May 2014 the United States completed the relocation, opening its embassy in Jerusalem. Both the announcement and relocation led to protest and unrest throughout the Middle East, particularly at the Gaza border. Recent political uprisings and social unrest in Syria are affecting its political stability, which has led to the deterioration of the political relationship between Syria and Israel and have raised new concerns regarding security in the region and the potential for armed conflict. Similar civil unrest and political turbulence is currently ongoing in many countries in the region. The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of common stock. In addition, several countries restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

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Risks Related to Our Common Stock

There can be no assurance of a liquid public trading market for our common stock or whether investors will be able to readily be able to sell their shares of common stock.

At present, our common stock is subject to quotation on the OTCQB market under the symbol “OWCP.” There is only a limited, liquid public trading market for our common stock and there can be no assurance that a more liquid market will ever develop or be sustained. Market liquidity will depend on the perception of our business and any steps that our management might take to bring public awareness of our business to the investing public within the parameters of the federal securities laws. There can be given no assurance that there will be any awareness generated or sustained. Consequently, investors may not be able to liquidate their investment or liquidate it at a price paid by investors equal to or greater than their initial investment in our common stock. As a result, holders of our common stock may not find purchasers for their shares should they to decide to sell the common stock held by them at any particular time if ever. Consequently, our common stock should be purchased only by investors who have no immediate need for liquidity in their investment and who can hold our common stock, possibly for a prolonged period of time.

Our shares of common stock are thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock is “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

In the event an active trading market develops for our common stock, the market price may, from time-to-time, be volatile.

In the event an active trading market develops for our common stock, the market price of our common stock may be highly volatile, as is the market for securities subject to quotation on OTC Markets in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in conditions or trends in the industry in which we operate, general market and economic conditions in the United States and world-wide as well as the number of our shares of common stock being purchased and sold at any particular time. These factors may materially adversely affect the market price of our common stock, regardless of our historic business performance or future prospects. In addition, the public stock markets have experienced and may be expected to experience extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to their operating performance. These market fluctuations may adversely affect the market price of our common stock.

A large number of additional shares will be available for resale into the public market pursuant to Rule 144, which may cause the market price of our common stock to decline significantly.

Sales of a substantial number of shares of our common stock in the public market will become available pursuant to Rule 144 promulgated by the SEC under the Securities Act, could adversely affect the market price of our common stock. As of May 31, 2018, we had 147,758,908 shares of common stock outstanding, of which 13,598,010 shares of common stock are restricted and are subject to the resale provisions of Rule 144 and Regulations D and S under the United States federal securities laws and the rules and regulations promulgated by the SEC thereunder. As restrictions on resale of other shares of common stock expire, pursuant to the provisions of Rule 144 or otherwise, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them at any given date or over any particular period of time. When restrictions on resale lapse, and if holders of previously restricted securities sell a large number of shares pursuant to Rule 144 under the Securities Act, they could adversely affect the market price for our common stock, which such adverse effect could be sustained and over which we have no control.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock or our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, including shares of our common stock, resulting in the dilution of the ownership interests of our present shareholders. We are authorized to issue an aggregate of 500,000,000 shares of common stock, par value $0.00001 per share and 20,000,000 shares of preferred stock, par value $0.00001. As of May 31, 2018, 147,758,908 shares of our common stock are outstanding and 500 shares of our Series A Preferred Stock are outstanding. In addition, current holders of our common stock will experience dilution in their equity ownership from the exercise of outstanding common stock purchase warrants and stock options granted under our 2016 Employees Stock Option Plan (the “2016 ESOP”).

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We may also issue additional shares of our common stock, warrants or other securities that are convertible into or exercisable for the purchase of shares of our common stock in connection with hiring and/or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities, for any reason including those stated above, may have a negative impact on the market price of our common stock. There can be no assurance that the issuance of any additional shares of common stock, warrants or other convertible securities may not be at a price (or exercise prices) below the then prevailing price at which shares of our common stock will be quoted on the OTCQB Market.

In addition, the Series A Preferred Shares are currently convertible into 25,000,000 shares of our common stock, the warrants issued in connection with the April 30, 2018 Private Placement are exercisable for 12,500,000 shares of our common stock and we have outstanding other options and warrants to purchase an aggregate of 35,800,869 shares of our common stock. If we elect to pay dividends on the Series A Preferred Shares in shares of our common stock, we will be required to issue shares at a discount to the market price.

In addition, upon certain breaches or other triggering events described in the Purchase Agreement for the April 30, 2018 Private Placement and the Certificate of Designations for the Series A Preferred Shares, the Series A Preferred Shares will be convertible into our common stock at price that reflects a premium to the liquidation preference for the Series A Preferred Shares and discount to the market price for our common stock. In the event we are required to issue such additional shares, the current holders of our common stock will experience substantial dilution in their equity ownership. Furthermore, such issuance may have negative impact on the market price of our common stock.

We may never pay any dividends to the holders of our common stock and capital appreciation, if any, of our common stock may be your sole source of gain on your investment.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any dividends to holders of our common stock in the foreseeable future, but will review this policy as circumstances dictate. The declaration and payment of all future dividends to holders of our common stock, if any, will be at the sole discretion of our board of directors, which retains the right to change our dividend policy at any time. Consequently, capital appreciation, if any, of our common stock may be your sole source of gain on your investment for the foreseeable future.

Insiders own a significant percentage of the shares of our common stock, which may limit your ability to influence corporate matters.

Our directors and executive officers and present shareholders holding more than 5% of our common stock beneficially own a significant percentage of our common stock on a fully diluted basis. Accordingly, if these shareholders were to choose to act together, they could have a significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our Company or all or a significant percentage of our assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Security Ownership of Certain Beneficial Owners and Management.

We cannot assure you that the interests of our management and affiliated persons will coincide with the interests of the investors. So long as our management and affiliated persons collectively controls a significant portion of our common stock, these individuals and/or entities controlled by them, will continue to collectively be able to strongly influence or effectively control our decisions.

We have broad discretion in how we use our cash, cash equivalents and marketable securities, including the net proceeds from our collaborations, public and private securities offerings, and may not use these financial resources effectively, which could affect our results of operations and cause our stock price to decline.

Our management has considerable discretion in the application of our cash, cash equivalents and marketable securities, including the fees and milestone payments from our collaborations and the net proceeds of our securities offerings. We intend to use the cash, cash equivalents and marketable securities to advance our product prospects and for working capital and other general corporate purposes, which may include the hiring of additional personnel and capital expenditures. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the cash, cash equivalents and marketable securities. We may use the cash, cash equivalents and marketable securities for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the financial resources from our collaborations and securities offerings in a manner that does not produce income or that loses value.

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Anti-takeover provisions of the Delaware General Corporation Law may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could reduce our stock price.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with shareholders owning 15% or more of our outstanding voting stock. These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our Company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

State Blue Sky registration and potential limitations on resale of our common stock.

The holders of our shares of common stock and those persons who desire to purchase our common stock in any trading market that might develop, should be aware that there may be state blue-sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market for our securities to be a limited one.

It is the present intention of management after the active commencement of operations of our clinical cannabis research and development to seek coverage and publication of information regarding the Company in an accepted publication manual, which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.

However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuer’s officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Despite our efforts and intentions, we may not be successful in obtaining coverage and publication of information regarding the Company in an accepted publication manual, thereby failing to obtain a manual exemption for our common stock.

Our common stock is considered a Penny Stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

We may be subject now and in the future to the penny stock rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any Offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the company engage legal, accounting, auditing and other professional service providers. The engagement of such services is costly and continuing. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. We expect these costs to be increased as our operations increase in scope and magnitude. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports and/or discover and report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

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As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Our legal and financial compliance costs related to these rules and regulations may increase, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and quarterly, and, from time-to-time, current reports with respect to our business and operating results.

We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should or could be made to improve our financial and management control systems in order to manage our growth and our legal obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, if and when any perceived deficiencies are discovered. However, we anticipate that the expenses associated with being a reporting public company are expected to be both material and continuing. We estimate that the aggregate cost of legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; and consultants to design and implement internal controls could be material. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance (“D&O Insurance”), the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be expected to be material. In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including D&O Insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our product to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

The material weaknesses in our internal control over financial reporting may until remedied cause errors in our financial statements or cause our filings with the SEC to not be timely.

We have identified material weaknesses in our internal control over financial reporting as of the evaluation done by management as of December 31, 2017. As of March 31, 2018, we have not remediated the material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim consolidated financial statements would not be prevented or detected on a timely basis. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be timely made with the SEC. Based on the work undertaken and performed by us, however, we believe the financial statements contained in our reports filed with the SEC are fairly stated in all material respects in accordance with the generally accepted accounting principles of the United States for each of the periods presented. We intend to implement additional corporate governance and control measures to strengthen our control environment as we are able, but we may not achieve our desired objectives. We may identify other material weaknesses and control deficiencies in our internal control over financial reporting in the future that may require remediation and could result in investors losing confidence in our reported financial information, which could lead to a decline in our stock price.

Having availed ourselves of scaled disclosure available to smaller reporting companies, we cannot be certain if such reduced disclosure will make our common stock less attractive to investors.

Under Section 12b-2 of the Exchange Act, a “smaller reporting company” is a company that is not an investment company, an asset backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and has a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. Similar to emerging growth companies, smaller reporting companies are permitted to provide simplified executive compensation disclosure in their filings; they are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal controls over financial reporting; and they have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. We are a smaller reporting and are permitted to avail ourselves of the scaled disclosure requirements available to smaller reporting companies. Decreased disclosure in our SEC filings as a result of our having availed ourselves of scaled disclosure may make it harder for investors to analyze our results of operations and financial prospects, which could result in loss of investor confidence and a decline in our share price.

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Our by-laws provide for indemnification of our directors and the purchase of D&O insurance at our expense and limit their potential or actual liability which may result in a significant cost to us and damage the interests of our shareholders.

Our By-Laws include provisions that eliminate the personal liability of the directors of the Company for monetary damages to the fullest extent possible under the laws of the State of Delaware as well as other applicable laws. These provisions eliminate the liability of directors to the Company and its shareholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for: (i) breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) payment of dividends or repurchases of stock other than from lawfully available funds; or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director’s liabilities under the federal securities laws or the recovery of damages by third parties.

Upon dissolution of the Company, our stockholders may not recoup all or any portion of their investment.

In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the proceeds and/or assets of the Company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the holders of our common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of our common stock, or any amounts, upon such a liquidation, dissolution or winding-up of the Company. In this event, our stockholders could lose some or all of their investment.

Our former advisor and consultant is alleged to have engaged in a securities fraud scheme. Publicity related to this alleged securities fraud scheme could harm our business, result in loss of investor confidence and a decline in price of our common stock.

In March 2018, the SEC filed a complaint against Jeffrey O. Friedland, a former advisor and stockholder of the Company, alleging that Mr. Friedland engaged in a securities fraud scheme involving our common stock that included a “pump and dump” strategy; misleading interviews, presentations and emails; and violation of numerous SEC rules and federal securities laws (the “Friedland Matter”). A copy of that complaint may be found at https://www.sec.gov/litigation/complaints/2018/comp-pr2018-34.pdf. Neither the Company nor its executive officers and directors were named as defendants in the case. We are unaware of and unable to predict the length, scope, outcome or impact of the SEC’s investigation. Such conditions create volatility and risk for holders of our common stock and should be considered by investors. Publicity related to the Friedland Matter and any negative findings or outcomes of the investigation could harm our business and result in loss of investor confidence and a decline in price of our common stock.

We may expend a substantial amount of time and resources in connection with SEC or stockholder-related inquiries or legal actions related to an ongoing investigation by the SEC.

In March 2018, we received a non-public subpoena dated February 16, 2018 issued by the SEC ordering the provision of documents and related information concerning certain of the issues involved in the Friedland Matter. We have responded to the subpoena and intend to fully cooperate with the SEC. We are unaware of and unable to predict the length, scope, outcome or impact of the SEC’s investigation. As a result, we do not know how the SEC investigation is proceeding, when the investigation will be concluded, or if we will become involved to a greater extent than merely responding to the subpoena we received. This may become a material cost to us, distract the time and attention of our officers and directors or divert our resources away from ongoing research and development programs and result in loss of investor confidence and a decline in price of our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties, principally in the sections entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate” and “continue,” or the negative of such terms or other similar expressions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we caution you that these statements are based on our good faith projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ materially. The description under the section entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, but are not limited to, statements about:

●	our ability to continue as a going concern;
●	our ability to generate revenue or achieve profitability;
●	our ability to obtain additional financing on acceptable terms, if at all;
●	our ability to obtain insurance coverage;
●	performance of our information technology and storage systems;
●	a disruption of breach of our information technology systems;
●	our dependence on the success of cannabinoid technology;
●	our ability to keep pace with technological advances;
●	legal and regulatory developments in the United States and foreign countries;
●	the success and timing of our preclinical and clinical trials;
●	our ability to secure Israeli licenses to use cannabis for medical research;
●	the rate and degree of market acceptance of cannabis-based medical products;
●	the success of competing products or therapies that become available;
●	our dependence on third parties;
●	the performance of third parties upon which we depend;
●	our ability to obtain and maintain protection for our intellectual property;
●	our ability to protect and defend against litigation, including intellectual property claims;
●	our ability to obtain licenses, if necessary, on commercially reasonable terms or at all;
●	our ability to attract and retain key personnel;
●	risks related to operating in Israel;
●	the volatility of the price of our common stock;
●	the marketability of our common stock;
●	our broad discretion to invest or spend the proceeds from our financings in ways with which our stockholders may not agree and may have limited ability to influence; and
●	other risks and uncertainties, including those listed in “Risk Factors.”

Moreover, we operate in a highly competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to new information, actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC, as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

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USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. The selling stockholder will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby.

We will receive the exercise price upon any exercise of the Warrant, to the extent exercised on a cash basis. If the Warrant is exercised in full, on a cash basis, we would receive gross proceeds of approximately $2.75 million. We currently intend to use such proceeds, if any, for research and development, general corporate purposes and for working capital. The holder of the Warrant is not obligated to exercise the Warrant, and we cannot predict whether or when, if ever, the holder of the Warrant will choose to exercise the Warrant, in whole or in part, or whether the holder of the Warrant will elect to exercise the Warrant under the net share settlement provisions of the Warrant which would result in the Company not receiving any cash proceeds.

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MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “OWCP.” The following table sets forth for the periods indicated, the high and low sales prices per share of our common stock as reported by the OTCQB.

	Price Range
Period	High	Low
Year Ended December 31, 2016:
First Quarter	$0.15	$0.01
Second Quarter	$0.10	$0.02
Third Quarter	$0.06	$0.01
Fourth Quarter	$0.22	$0.01
Year Ended December 31, 2017:
First Quarter	$3.23	$0.17
Second Quarter	$1.37	$0.52
Third Quarter	$0.63	$0.20
Fourth Quarter	$0.58	$0.28
Year Ending December 31, 2018:
First Quarter	$0.67	$0.20
Second Quarter (through June 27 , 2018)	$0.32	$0.20

Holders of common stock

As of June 27 , 2018, there were 221 holders of record of our common stock. As of such date, 147,758,908 shares of our common stock were issued and outstanding.

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DIVIDEND POLICY

We have never declared nor paid any cash dividends to stockholders. Except as described herein, we currently intend to retain any future earnings for use in the operation and expansion of our business and do not expect to pay any dividends to holders of our common stock in the foreseeable future. The declaration and payment of all future dividends to holders of our common stock, if any, will be at the sole discretion of our board of directors, which retains the right to change our dividend policy at any time.

Holders of the Series A Preferred Shares are entitled to receive dividends on each share of the Series A Preferred Stock, payable quarterly on March 31, June 30, September 30 and December 31, commencing June 30, 2018 (which will be prorated) in an amount equal to five percent (5%) per annum of the stated value ($10,000 per share of the Series A Preferred Stock) and which shall be cumulative. Such dividends are to be paid in cash or freely tradeable shares of our common stock at our sole discretion, subject to certain conditions. In the event that we elect to pay a dividend in shares of our common stock to the holders of the Series A Preferred Shares, the number of shares of our common stock will be determined in accordance with the terms of the Series A Preferred Shares. The Company may only elect to pay cash dividends to the Series A Preferred Shares to the extent there are amounts available for the payment of dividends in accordance with applicable Delaware law. To the extent we declare or pay any dividend to holders of our Common Stock, the holders of our Series A Preferred Shares are entitled to receive such dividend as if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. You should read this analysis in conjunction with our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, each included elsewhere in this prospectus. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements are only predictions, and actual events or results may differ materially. In evaluating such statements, you should carefully consider the various factors identified in this prospectus, which could cause actual results to differ materially from those expressed in, or implied by, any forward-looking statements, including those set forth in “Risk Factors” in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are an early stage medical cannabis research and development company that applies conventional pharmaceutical research protocols and disciplines to the field of medical cannabis with the objective of establishing a leadership position in the research and development of medical cannabis therapies, products and delivery technologies. We are currently engaged in the research and development and have conducted pre-clinical trials on the efficacy of cannabis-based medical products (the “Cannabis-Based Medical Products”) commencing with our cannabis-based topical ointment for the treatment of psoriasis. In addition, we also are pursuing the use of our Cannabis-Based Medical Products for the treatment of multiple myeloma, post-traumatic stress disorder (“PTSD”), chronic pain and fibromyalgia, and have made significant advancements in the development of a cannabis soluble tablet delivery system that could have applications for other indications. We are also capable of providing consulting and advisory services to governmental and private entities to assist them with developing and implementing tailor-made, comprehensive medical cannabis programs, although we have not generated any revenues from such services to date.

We have been engaged in research and development and consulting and advisory activities through our wholly-owned Israeli subsidiary, One World Cannabis Ltd since July 2014. To date, we have entered into binding agreements with major hospitals and medical research facilities in Israel for the purpose of conducting research studies and trials related to the development and use of Cannabis-Based Medical Products for the treatment of multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia, and for the development of a cannabis soluble tablet delivery system. We announced promising pre-clinical results from the testing of our cannabis-based topical ointment for the treatment of psoriasis, an autoimmune disease that causes red, scaly patches to appear on the skin. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the American Academy of Dermatology, psoriasis affects about 3% of the world’s population and 7.5 million people in the United States.

We have not yet commenced any significant activities related to our third-party consulting services.

Recent Developments

April 2018 Private Placement

On April 30, 2018, we entered into and consummated a Securities Purchase Agreement (the “Purchase Agreement”) with a non-US-based institutional investor (the “Investor”). Under the terms and conditions of the Purchase Agreement, we sold and the Investor bought, (i) 500 shares of our new series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Shares”), which, as of April 30, 2018, were convertible into 25,000,000 shares of our common stock at a conversion price of $0.20 per share, subject to adjustment pursuant to the anti-dilution provisions of the Preferred Shares, and (ii) warrants representing the right to acquire 12,500,000 shares of our common stock at an exercise price of $0.22 per share (the “Warrants”), subject to adjustment pursuant to the anti-dilution provisions of the Warrants, for an aggregate purchase price of $5,000,000. Newbridge Securities Corporation (“Newbridge”), through LifeTech Capital, acted as exclusive placement agent for the transaction and we paid Newbridge a cash fee of $375,000 and issued to them warrants to purchase 2.5 million shares of our common stock at an exercise price of $0.20 per share. The Warrants contain customary terms, including provisions for “cashless” exercise, change of control, price based anti-dilution, and customary demand or piggyback registration rights. In addition, we are obligated to pay Newbridge a warrants solicitation fee equal to 4% of the gross proceeds that we receive upon cash exercise of the Warrants.

The terms of the Preferred Shares contain conditional redemption provisions and a deemed liquidation preference feature. In addition, the terms of each of the Preferred Shares and Warrants provide for anti-dilution protection for issuances of shares of our common stock at a price per share less than a price equal to the conversion price or exercise price, as applicable and, that in the event of a “fundamental transaction” (as described in the Warrants), the investor will have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model.

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which, among other things, we have agreed to use our commercially reasonable best efforts to (i) prepare and file with the SEC within 60 calendar days of the offering a registration statement covering the shares of common stock underlying the Preferred Shares and Warrants and (ii) have the registration statement and any amendment thereto to be declared effective by the SEC within 90 calendar days from the date of the initial filing of such registration statement.

Our Study on Psoriasis

On June 28, 2018, we announced the successful completion of the first part of our Phase I, placebo controlled, maximal dose study (the “Psoriasis Study”) to determine the safety and tolerability of topical ointment containing medical grade cannabis (the “Topical Ointment”) in healthy volunteers. The completed part of our Psoriasis Study consisted of application of escalating doses of the Topical Ointment to healthy volunteers and was successfully completed with no adverse effects. After the completion of the second part of our Psoriasis Study, we plan to initiate a Phase II study to demonstrate the efficacy of the Topical Ointment in treating mild to moderate psoriasis and other inflammatory skin diseases.

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Results of Operations

Results of Operations during the three months ended March 31, 2018 as compared to the three months ended March 31, 2017

We have not generated any revenue during the three months ended March 31, 2018 and 2017. We have operating expenses related to general and administrative expenses and research and development expenses. During the three months ended March 31, 2018, we incurred a net loss of $977,139 due to general and administrative expenses of $821,181, research and development expenses of $155,333 and financial expenses of $625 as compared to a net loss of $1,435,365 due to general and administrative expenses of $1,401,349 and research and development expenses of $34,016 during the three months ended March 31, 2017.

Our general and administrative expenses decreased by $580,168 or 41% during the three months ended March 31, 2018 as compared to the same period in the prior year, primarily due to decreased stock-based compensation and amortization of services receivable expenses. The charge relating to stock-based compensation and services receivable expenses were $345,481 and $240,697, respectively, for the three months ended March 31, 2018, compared to $1,057,904 and $178,866 for the three months ended March 31, 2017.

Our research and development expenses increased by $121,317 or 457% during the three months ended March 31, 2018 as compared to the same period in the prior year, primarily due to increased payments related to our research and development collaboration agreements, payroll and consultancy.

Results of Operations during the year ended December 31, 2017 as compared to the year ended December 31, 2016

We have not generated significant revenue during the years ended December 31, 2017 and 2016. We have operating expenses related to general and administrative expenses and research and development expenses. During the year ended December 31, 2017, we incurred a net loss of $4,558,447 consisting of general and administrative expenses of $ 4,112,519 and research and development expenses of $441,203 and financing costs of $4,725, compared to a net loss of $2,287,329 consisting of general and administrative expenses of $2,006,216, research and development expenses of $141,858, and financing expenses adjusted for convertible loans of $180,340, exchange differences on principal of long-term loan of $16,972, other finance income of $8,057 in the prior year.

Our general and administrative expenses increased $2,106,303 during the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase was due to a significant increase in non-cash compensation expense of $1,835,197. During the year ended December 31, 2017, our research and development expenses increased by $299,345 or 211% over to the prior year.

Liquidity and Capital Resources

As of March 31, 2018, we had current assets of $703,227 consisting of $691,558 in cash and cash equivalents and other current assets of $11,669. As of March 31, 2018, we had property and equipment valued at $32,919, net of $28,480 in accumulated depreciation. We had total assets of $736,146 as of March 31, 2018. Subsequent to March 31, 2018, we raised $5,000,000 in the private placement discussed above.

As of December 31, 2017, we had current assets of $1,044,840 consisting of $970,542 in cash and cash equivalents and other current assets of $74,298. We had property and equipment valued at $16,243, net of $29,890 in accumulated depreciation. We had total assets of $1,061,083 as of December 31, 2017.

As of March 31, 2018, we had $234,472 in current liabilities consisting of $70,926 in accounts payable, $63,546 in other current liabilities and deferred revenues of $100,000.

As of December 31, 2017, we had $270,485 in current liabilities consisting of $64,814 in accounts payable, $105,671 in other current liabilities and deferred revenues of $100,000.

We had positive working capital of $774,355 at December 31, 2017 and $335,915 at December 31, 2016. Our accumulated deficits as of December 31, 2017 and December 31, 2016 were $14,516,912 and $9,958,465, respectively.

We had positive working capital of $468,755 as of March 31, 2018 compared to positive working capital of $774,355 as of December 31, 2017. Our accumulated deficit as of March 31, 2018 and December 31, 2017 was $15,494,051 and $14,516,912, respectively.

We used $370,541 in our operating activities during the three months ended March 31, 2018, which was due to a net loss of $977,139 offset by amortization of services receivable of $240,697, stock-based compensation expenses of $345,481, depreciation expense of $1,564, a decrease in accounts payable of $1,648, a decrease in prepaid expenses of $62,629 and a decrease in other liabilities of $42,125.

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We used $197,591 in our operating activities during the three months ended March 31, 2017, which was due to a net loss of $1,435,365 offset by amortization of services receivable of $178,866, stock-based compensation expenses of $1,057,904, depreciation expense of $2,450, a decrease in accounts payable of $2,631, an increase in prepaid expenses of $4,246 and an increase in other liabilities of $5,431.

We used $1,185,919 in our operating activities during the year ended December 31, 2017, which was due to a net loss of $4,558,447 offset by depreciation expense of $8,341, stock-based compensation and amortization of services receivable of $3,304,056, an increase in other assets of $64,883, an increase in accounts payable of $59,672, and an increase in other liabilities of $65,031

We used $529,269 in our operating activities during the year ended December 31, 2016, which was due to a net loss of $2,287,329 offset by exchange differences on principal of long-term loan of $16,972, adjustments of convertible loans of $180,340, depreciation expense of $9,686, stock-based compensation and amortization of services receivable of $1,468,859, a decrease in other assets of $40,976, a decrease in accounts payable of $20,431, an increase in deferred revenues of $50,000 and an increase in other liabilities of $11,658.

We used $10,480 and $1,080 during the three months ended March 31, 2018 and 2017, respectively, to purchase property and equipment.

We used $9,511 during the year ended December 31, 2017 and $1,860 in the prior year to purchase property and equipment.

Our financing activities during the three months ended March 31, 2018 provided us with $105,282 through collection of a stock subscription receivable. See note 3, Events during the Period - Common stock subscription receivable, in our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our financing activities during the three months ended March 31, 2017 provided us with $1,767,566 through proceeds of $1,650,900 from issuance of common stock and warrants, $66,666 from exercise of warrants into common stock and $50,000 from non-recourse loan.

We financed our negative cash flow from operations during the year ended December 31, 2017 through the issuance of 4,403,638 shares of common stock that resulted in net proceeds of $1,667,525. We also received $225,160 in proceeds from the exercise of 1,750,642 warrants and options and an additional $51,005 from the payment of stock subscriptions. Cash inflows from financing activities were offset by the payment of $300,000 which paid off a non-recourse loan.

We financed our negative cash flow from operations during the year ended December 31, 2016 through proceeds from issuance of common stock of $325,000 from the issuance of 2,500,000 shares of common stock, and net proceeds of debt borrowings of $321,250.

Based upon our cash position of $691,558 on March 31, 2018 and the additional funds raised on April 30, 2018, we believe that we have sufficient cash to fund our operation in the next 12 months, however we believe that in order to execute on our plans we need to raise additional capital, either equity or debt, and there can be no assurance that additional capital will be sufficient to fund our anticipated expenditure requirements to execute on our plans.

The development and commercialization of our product is expected to require substantial expenditures. We have not yet generated material revenues from operations and therefore is dependent upon external sources for financing its operations. As of March 31, 2018, we have an accumulated deficit of $15,494,051. In addition, during the three months ended March 31, 2018, we reported losses and negative cash flows from operating activities. On April 30, 2018, we entered into and consummated a Securities Purchase Agreement with a new investor, pursuant to which, we issued (i) 500 shares of preferred stock designated as Series A Preferred Stock that are convertible into 25,000,000 shares of common stock and (ii) Warrants that are exercisable into 12,500,000 shares of common stock for an aggregate purchase price of $5,000,000. See note 5, Subsequent Events, in our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Raising of funds mitigates any substantial doubt related to our ability to continue as a going concern.

Funding of Our Research Programs

On October 22, 2014, we entered into a collaboration agreement with the Sheba Academic Medical Center’s hospital (“Sheba”) relating to the use of cannabis to treat myeloma. Within the framework of this collaboration agreement, we conducted pre-clinical studies on multiple myeloma, which have commenced in April 2015. Pursuant to this collaboration agreement, we are obligated to pay Sheba $170,000. As of March 31, 2018, we have paid Sheba $65,669 as per Sheba’s payment requests.

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In addition, pursuant to another collaboration agreement, we are obliged to pay Sheba $170,000 throughout 2017 and 2018 for conducting the Study for the cream for treatment of psoriasis. As of March 31, 2018, we have paid Sheba $43,066 as per Sheba’s payment requests.

At present, we use our available working capital to fund these studies.

Our expenditures allocated to our corporate activities conducted through our facilities in Ramat Gan were $16,496 for the three months period ended March 31, 2018 and we expect it will be approximately $66,000 for the year ending December 31, 2018.

Off-Balance Sheet Arrangements

As of March 31, 2018, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of March 31, 2018, we did not have any contractual obligations.

Critical Accounting Policies

Our significant accounting policies are described in the note 2 of our audited condensed financial statements included elsewhere in this prospectus.

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BUSINESS

Overview

We are an early stage medical cannabis research and development company that applies conventional pharmaceutical research protocols and disciplines to the field of medical cannabis with the objective of establishing a leadership position in the research and development of medical cannabis therapies, products and delivery technologies. We are currently engaged in the research and development and have conducted pre-clinical trials on the efficacy of cannabis-based medical products (the “Cannabis-Based Medical Products”) commencing with our cannabis-based topical ointment for the treatment of psoriasis. In addition, we also are pursuing the use of our Cannabis-Based Medical Products for the treatment of multiple myeloma, post-traumatic stress disorder (“PTSD”), chronic pain and fibromyalgia, and have made significant advancements in the development of a cannabis soluble tablet delivery system that could have applications for other indications. We are also capable of providing consulting and advisory services to governmental and private entities to assist them with developing and implementing tailor-made, comprehensive medical cannabis programs, although we have not generated any revenues from such services to date.

We have been engaged in research and development and consulting and advisory activities through our wholly-owned Israeli subsidiary, One World Cannabis Ltd since July 2014. To date, we have entered into binding agreements with major hospitals and medical research facilities in Israel for the purpose of conducting research studies and trials related to the development and use of Cannabis-Based Medical Products for the treatment of multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia, and for the development of a cannabis soluble tablet delivery system. We announced promising pre-clinical results from the testing of our cannabis-based topical ointment for the treatment of psoriasis, an autoimmune disease that causes red, scaly patches to appear on the skin. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the American Academy of Dermatology, psoriasis affects about 3% of the world’s population and 7.5 million people in the United States.

We have not yet commenced any significant activities related to our third-party consulting services.

History and Former Operations

In 2008, we acquired a patent relating to our electromagnetic percussion device (the “Device”). In March 2013, we entered into a manufacturing and distribution agreement with GUMI Tel Aviv Ltd. (GUMI), a technology company engaged in the manufacture and sale of industrial equipment, to develop, manufacture and market the Device. To date, we have not derived any revenues from GUMI’s marketing efforts. We abandoned this line of business in 2015 and in February 2016 terminated our agreement with GUMI, executing mutual general releases.

We were incorporated in Delaware on March 7, 2008 under the name Dynamic Applications Corp. We changed our name to OWC Pharmaceutical Research Corp. on December 9, 2014. We formed our wholly owned subsidiary One World Cannabis Ltd in Israel on July 6, 2014. Our principal executive offices are located at 2 Ben Gurion St. Ramat Gan, Israel 5257334 and our telephone number is 972 (0) 72-260-8004.

Our Research and Development Activities

Our goal is to become a leader in the research and development of cannabis-based medical drugs and treatments. Since 2014, our focus has been on researching and developing cannabis-based formulations for the treatment of multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia, as well as developing a cannabis soluble tablet delivery system. We believe a significant need remains for novel oral and safe drugs for patients who do not respond to existing therapies or for whom these therapies are unsuitable. Our research and development is focused primarily on exploring several formulations containing active compounds from the cannabis plant, including, but not limited to, the cannabinoids cannabidiol (“CBD”) and tetrahydrocannabinol (“THC”), and identifying potential therapeutic applications of synergistic effects of these active compounds. The synergistic contributions of our formulations have not yet been fully-researched and scientifically demonstrated and that is the purpose of the studies we have been conducting in collaboration with major Israeli health institutions, which is discussed more fully below.

We aim to standardize the formulations of our Cannabis-Based Medical Products across the extracts as a whole, not simply by reference to their key active components (CBD and/or THC). Although there are existing reports and studies on CBD and THC, our formulations upon completion are expected to possibly contain several additional active compounds from the cannabis plant that have not been as well studied to date by others. Our formulations must be fully-researched and documented in order to verify their efficacy at treating indications, appropriate dosage levels and appropriate methods of administration. We believe we will continue to experience promising results through our research and development activities and intend to produce pharmaceutical-grade cannabinoid-based products and treatments, which are standardized in composition, formulation and dose, administered by means of an appropriate and efficient delivery system, and tested in properly controlled pre-clinical and clinical studies. During the years ended December 31, 2017 and 2016, we spent $441,203 and $141,858 on research and development, respectively.

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Our research is led by internationally renowned investigators at the facilities of leading Israeli hospitals and scientific institutions. Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer, Dr. Oron Yacoby Zeevi, our newly-appointed Chief Science Officer, and Alon Sinai, our Chief Operating Officer, will monitor our studies. Our team of specialists also includes Ms. Miri Sani, our regulatory adviser, and Dr. Sharon Rozenblat, one of our Senior Science Advisors to our Scientific Advisory Board . We will adhere to all applicable legislation, rules and guidelines regarding our studies and investigations.

We acquire cannabis needed for our research activities from G.K. Medical Cannabis Ltd, Canndoc Ltd and IMC Medical Cannabis Ltd, all government-licensed Israeli medical cannabis growers.

Our Studies and Trials

To date, we have entered into separate research collaboration and license agreements (the “Sheba Agreements”) as well as service agreements with Sheba Academic Medical Center in Tel Hashomer, Israel (“Sheba”), with respect to two potential indications. Sheba is a university-affiliated hospital that serves as Israel’s national medical center and is one of the leading integrated medical centers in the Middle East. Within the framework of our research and collaboration agreements with Sheba, we have initiated two studies at the Sheba facilities to explore the effect of two formulations, each based on active ingredients in the cannabis extracts, on multiple myeloma and psoriasis.

Our Study on Psoriasis

Under the Sheba Agreement relating to the study of certain treatments of psoriasis (the “Psoriasis Research Agreement”), Sheba is performing a Phase I, placebo controlled, maximal dose study (the “Psoriasis Study”) to determine the safety and tolerability of topical ointment containing medical grade cannabis (“MGC” or the “Topical Ointment”) in healthy volunteers, employing the services of Professor Aviv Barzilai, Director of the Department of Dermatology at Chaim Sheba Medical Center, to lead the Psoriasis Study (the “Investigator”). The Psoriasis Study is conducted in compliance with a number of protocols, instructions and guidelines outlined in the Psoriasis Research Agreement, including, but not limited to the following: Israeli Ministry of Health guidelines, instructions and terms identified by the Helsinki Committee in their approval of the Psoriasis Study, the Central Israeli IRB; and the applicable laws, rules and regulations regulating such studies which are applicable in Israel.

On February 1, 2017, following the very encouraging pre-clinical results that we achieved at the mid-point of the psoriasis-related study conducted by us with the Dead Sea and Arava Science Center (“Dead Sea”) , we are determined to extend the size and scope of the study for the purpose, among other parameters, of checking the biological markers that have been generated to date with respect to the treatment of psoriasis (proliferation/inhibition and several interleukins) which was conducted by such institute. Such trial results concluded that application of our unique active cannabinoid-based Topical Ointment formulation, indicated foremost improvement in a variety of inflammation markers directly associated with Psoriasis and inhibition of proliferation.

On March 20, 2017, we announced the promising preliminary results from the pre-clinical efficacy testing of our Topical Ointment, reporting significant reduction of several inflammation markers specific to psoriasis. We anticipated that the Topical Ointment will be market-ready during the second fiscal quarter of 2018 and, subject to regulatory approvals from applicable jurisdictions and the Psoriasis Study completion, the Topical Ointment should be available for use by those who suffer from psoriasis in the near term. We expect to complete the Phase I study for the Topical Ointment in the near term and to start looking for strategic partners in different countries upon completion.

On April 5, 2017, we announced that as a result of the promising preliminary results from the pre-clinical efficacy testing of our Topical Ointment, reporting significant reduction of several inflammation markers specific to psoriasis, we have received expressions of scientific and medical interest, world-wide, for our Topical Ointment. We expanded the size and scope of our clinical studies and, as previously announced, anticipated that subject to pending regulatory approvals from applicable jurisdictions, our Topical Ointment could be available for use by those who suffer from psoriasis in the near term.

On June 28, 2018, we announced the successful completion of the first part of our Psoriasis Study to determine the safety and tolerability of the Topical Ointment in healthy volunteers. The completed part of our Psoriasis Study consisted of application of escalating doses of the Topical Ointment to healthy volunteers and was successfully completed with no adverse effects. After the completion of the second part of our Psoriasis Study, we plan to initiate a Phase II study to demonstrate the efficacy of the Topical Ointment in treating mild to moderate psoriasis and other inflammatory skin diseases.

Pursuant to the Psoriasis Research Agreement, we are obliged to pay Sheba $170,000 throughout 2017 and 2018 for conducting the Psoriasis Study. As of March 31, 2018, we have paid Sheba $43,066.

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Our Study on Multiple Myeloma

Under the the Sheba Agreement relating to the multiple Myeloma (the “Multiple Myeloma Service Agreement”), we have done pre-clinical studies in known (commercial) cell lines and cell cultures from known patients and their response to treatment with various cannabis extracts (different ratios of THC/CBD) and their therapeutic response with and without various known drugs used to treat multiple myeloma patients (the “Multiple Myeloma Study”).

Dr. Merav Leiba, Head of Multiple Myeloma Outpatient Clinic and Multiple Myeloma Research Lab at Sheba’s Hematology Institute, led the in vitro tests on multiple myeloma. Dr. Leiba, a specialist in Internal Medicine and Hematology, was a postdoctoral fellow at the Jerome Lipper Multiple Myeloma Center at Dana Farber Cancer Institute, Boston, Massachusetts. Dr. Leiba has participated in numerous clinical and investigational studies aimed at developing novel drugs for multiple myeloma.

Our test results on multiple myeloma cells studied in vitro, led us to proceed with further pre-clinical studies of our formulation on cell cultures taken from patients, to assess the scientific merit for further development as an investigational new drug. While we are encouraged by the results of the limited in vitro tests, there can be no assurance that any clinical trial will result in commercially viable products or treatments.

On May 3, 2017, we published a press release titled “OWC Pharmaceutical Research Announces Update on Multiple Myeloma Study,” reporting our intention to continue our testing and study of our cannabinoid-based therapies on the treatment of multiple myeloma.

The next phase of the Multiple Myeloma Study, which is based upon the promising results of our earlier in-vitro studies of our unique formula of cannabinoid-based therapies targeting cells, is to investigate the doses and diverse delivery systems to best determine the most effective dosages for the future planned phases of the Multiple Myeloma Study on human patients, pending receipt of regulatory approvals. We completed a preclinical phase of the Multiple Myeloma Study during the third fiscal quarter of 2017. We are currently negotiating a license and research agreement with Sheba for further phases of the Multiple Myeloma Study. The next steps of the Multiple Myeloma Study are subject to sufficient capital or additional funding.

The Multiple Myeloma Study was designed to pursue and secure orphan designation status from the United States Food and Drug Administration (the “FDA”), and will hopefully open ways to improve the quality of life of multiple myeloma patients while at the same time potentially enhance response to various multiple myeloma treatment regimes.

Pursuant to the Multiple Myeloma Service Agreement, we were expected to pay Sheba $170,000 for conducting the Multiple Myeloma Study between the third fiscal quarter of 2015 and the second fiscal quarter of 2016. As of March 31, 2018, we have paid Sheba $65,669.

Our Study of a Cannabis Soluble Tablet Delivery System

On December 20, 2017, we announced that we received a new permit from the Israel Medical Cannabis Agency (the “IMCA”) to proceed with the safety study of our cannabis soluble tablet delivery system. The study protocol has been submitted and approved by the Institutional Review Board (the “IRB”) at Tel Aviv Sourasky Medical Center (“Sourasky”) and has been approved by them. On March 28, 2018, we received the approval by the central Israeli Review Board to conduct the safety study of our cannabis soluble tablet delivery system. We are currently working with Sourasky to finalize a research agreement and expect to start the safety study of our cannabis soluble tablet delivery system shortly thereafter.

Clinical Trials

Clinical trials are expensive, time consuming and difficult to design and implement. We, as well as the regulatory authorities in Israel and elsewhere, such as an IRB committee), Israel Medical Cannabis Agency (the “IMCA”), or the FDA, may suspend, delay or terminate our clinical trials at any time, may require us, for various reasons, to conduct additional clinical trials, or may require a particular clinical trial to continue for a longer duration than originally planned, including, among others:

●	lack of effectiveness of any formulation or delivery system during clinical trials;
●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues;
●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;
●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;
●	delays in obtaining regulatory authorization to commence a trial, including IRB approvals, licenses required for obtaining and using cannabis for research, either before or after a trial is commenced;
●	unfavorable results from ongoing pre-clinical studies and clinical trials.
●	patients or investigators failing to comply with study protocols;
●	patients failing to return for post-treatment follow-up at the expected rate;
●	sites participating in an ongoing clinical study withdraw, requiring us to engage new sites;
●	third-party clinical investigators decline to participate in our clinical studies, do not perform the clinical studies on the anticipated schedule, or act in ways inconsistent with the established investigator agreement, clinical study protocol, good clinical practices, and other IRB requirements;
●	third-party entities do not perform data collection and analysis in a timely or accurate manner or at all;
●	regulatory inspections of our clinical studies require us to undertake corrective action or suspend or terminate our clinical studies;

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Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

At present, we use our available working capital to fund these studies. However, we expect that we will need to raise additional funding prior to or when our clinical studies are commenced.

Status of Our Research and Development Activities

The following table summarizes the stages of development for each of our current Cannabis-Based Medical Products:

Target Indication	Collaborator	Status
Multiple Myeloma	Sheba	1.	Entered into a service agreement for in vitro and in vivo studies.

		2.	Completed initial in vitro studies.

		3.	Drafted a clinical trial protocol synopsis to assist in preparing an application for orphan drug status designation.

		4.	Expect to negotiate agreement and submit a clinical trial protocol to the IRB and receive its approval to commence a clinical study.

Psoriasis	Sheba	1.	Entered into the Research Agreement.

		2.	Received IRB approval for the phase I safety study.

		3.	Phase I safety study has started

Psoriasis	Emilia	1.	Entered into a nonbinding Memorandum of Understanding for the development, manufacture and marketing of the Psoriasis Ointment.

		2.	Completed the development of the Psoriasis Ointment in the first fiscal quarter of 2016.

		3.	Entered into the License Agreement, Emilia granted a limited license to us with respect to Emilia’s licensed intellectual property to be developed and commercialized worldwide in the topical treatment of psoriasis in humans with ours and the Emilia Product.

Fibromyalgia		1.	Drafted a clinical trial protocol synopsis.

New delivery system – cannabis soluble tablet	G.C. Group Ltd.	1.	Completed a proof of concept of a soluble tablet to test the fabric, durability, solidification and other features of the tablet.

	PharmItBe	2.	Completed development of a second generation of our soluble tablet, preparing the tablet for clinical studies expected in the second half of fiscal year of 2018

Our Consulting Services

We believe that the complexity of medical cannabis programs has created a demand for consulting and advisory services in different areas of the medical cannabis industry. Our services are designed to help government officials, policy-makers and regulatory agencies develop and implement tailor-made comprehensive medical cannabis programs. In addition, we offer medical cannabis regulatory compliance services and patient-care consultancy services.

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Our initial activities to secure consulting contracts will be in member states of the European Union and states of the United States that allow for public medical cannabis programs in compliance with applicable laws.

Our management has the expertise in designing training programs for physicians, caregivers, and researches that are essential to the establishment of a successful, patient-focused medical cannabis program. By working with policy-makers, government officials, public agencies, and privately-owned businesses, we believe we can also raise the public’s awareness of the benefits of cannabis-based treatments and products.

We have not yet commenced any significant activities related to our third-party consulting services.

Market Opportunity

Psoriasis

Psoriasis is manifested by scaly plaques on the skin. In its most severe form, the disease has a major effect on the physical and emotional well-being of the patients. Topical agents are typically used for mild cases of the disease, phototherapy for moderate cases, and systemic agents for severe cases. For moderate to severe cases, systemic biologic drugs, delivered via IV, have dominated the market. According to the National Psoriasis Foundation, common side effects of biologics include respiratory infections, flu-like symptoms, and injection site reactions, while rare side effects include serious nervous system disorders, such as multiple sclerosis, seizures, or inflammation of the nerves of the eyes, blood disorders, and certain types of cancer.

Current common treatments for psoriasis include topical and systemic drugs, steroids, immunosuppressive drugs such as Cyclosporine A (by Novartis) or methotrexate (“MTX”) and biological drugs such as Enbrel (by Amgen), Amevive (by Biogen, whose patent expired in 2013) and Ustakinumabn (by Janssen Immunology).

According to the American Academy of Dermatology, psoriasis affects about 3% of the world’s population and 7.5 million people in the United States. According to Global Data plc, the psoriasis treatment market was worth $8 billion as of 2018 and is forecast to grow at a compound annual growth rate of 7.26% until 2024. In addition, according to 2014 edition of the Marijuana Business Factbook, U.S. retail sales of medical cannabis are expected to rise significantly over the next five years from an estimated $2.2 billion in 2014 to $8.2 billion in 2018. We believe that cannabis-based formulations have the potential to effectively treat multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia.

Multiple Myeloma

Multiple myeloma is a hematological (blood) cancer that develops in the plasma cells found in bone marrow. Plasma cells are a type of white blood cell responsible for producing antibodies (immunoglobulins) which are critical for maintaining the body’s immune system. Through a complex, multi-step process, healthy plasma cells transform into malignant myeloma cells. Myeloma cells result in the production of abnormal antibodies, or M proteins. The M proteins offer no benefit to the body, and as the amount of M protein increases, it crowds out normally functioning immunoglobulins. This ultimately causes multiple myeloma symptoms such as bone damage or kidney problems. Multiple myeloma is considered to be incurable but treatable. Remissions may be induced with steroids, chemotherapy, proteasome inhibitors, immunomodulatory drugs such as thalidomide or lenalidomide, and stem cell transplants. Radiation therapy is sometimes used to reduce pain from bone lesions. According to the American Cancer Society, in the United States the lifetime risk of getting multiple myeloma is 1 in 143 and it is estimated that 30,330 new cases will be diagnosed in 2016.

Fibromyalgia

Fibromyalgia is a chronic health problem that causes pain throughout the body and other symptoms such as fatigue and cognitive (memory or thought) problems. According to the National Fibromyalgia Association the disorder affects an estimated ten million people in the United States and an estimated 3 to 6% of the world population. There is no known cure and a variety of prescription medications are often used to reduce pain levels and improve sleep. On June 21, 2007, the FDA approved Lyrica (pregabalin) as the first drug to treat fibromyalgia. Cymbalta (duloxetine HCl) was approved in June 2008 and Savella (milnacipranHCl) was approved in January 2009, both of which are now generic formulations no longer under patent protection.

Controlled substance legislation differs between countries (and jurisdictions within those countries) and legislation in certain countries may restrict or limit our ability to distribute or sell our products. We believe that the United States will represent a major market for our Cannabis-Based Medical Products due, in large part, to state level legislation allowing comprehensive public medical cannabis programs. A total of 28 states, the District of Columbia and Guam now allow for comprehensive public medical cannabis programs. Recently approved efforts in 16 states allow use of “low THC, high CBD” products for medical reasons in limited situations.

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In Europe, medical cannabis programs regulatory frameworks exist in several countries, such as the Netherlands, Italy, Germany, Finland and the Czech Republic. It can also be expected that there will be policy changes in the member countries of the European Union concerning the medical use of cannabis and cannabis-based products. We believe that there will be rising demand for cannabis derived medical products and that future growth is expected to be driven by favorable changes in legislation and demographic factors.

Certain Other Material Agreements

Our License Agreement with Emilia Cosmetics Ltd.

On November 27, 2016, we entered into a license agreement (the “Emilia License Agreement”) with Emilia Cosmetics Ltd. (“Emilia”), a leading company in the field of development, production, manufacturing and packaging of health and beauty products for the treatment of human skin diseases.

Prior to entering into the Emilia License Agreement, we and Emilia (the “Parties”) conducted a “Development and Evaluation Program” (as defined in the Emilia License Agreement) for the development of a specific skin care treatment product, which combined Emilia’s formulation with certain medical cannabis extract provided by us for the topical treatment of psoriasis.

Pursuant to the Emilia License Agreement, Emilia granted us a limited license with respect to Emilia’s formulation (the “Emilia Intellectual Property”) for the development and commercialization worldwide of a product designed for the topical treatment of psoriasis in humans. Currently, such product is the Topical Ointment. Upon the successful achievement of a trial conducted by Emilia, Emilia agreed to grant us an exclusive, worldwide, transferable, royalty-bearing license, with the right to grant sublicenses, to use, sell and commercially exploit the Emilia Intellectual Property (the “Emilia Exclusivity License”) in connection with the Topical Ointment or such other product. The trial conducted by Emilia was completed in May 2016 and as a result we became the exclusive licensee of the Emilia Intellectual Property. Pursuant to the Emilia License Agreement, from and after the first commercial sales of the Topical Ointment or such other product, we will be obligated to pay Emilia a royalty at the rate of ten percent (10%) of net sales of the Topical Ointment or such other product during a ten-year term. In the event the sale of the Topical Ointment or such other product during the royalty term reaches the minimum sales targets as set forth in the License Agreement, the royalty term will extend for an additional five (5) years.

Our Agreements with Medmar LLC

On October 11, 2015, we entered into a memorandum of understanding with Medmar for the purpose of granting an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market certain licensed products described therein in the States of Hawaii and Pennsylvania. Under the memorandum of understanding, Medmar paid us $100,000.

On February 8, 2016, we entered into a right of first refusal agreement with Medmar II LLC, an affiliate of Medmar, granting Medmar certain rights in connection with the commercialization of certain of our Cannabis-Based Medical Products in other states in the United States. Under the right of first refusal agreement, Medmar paid us $50,000.

On March 17, 2016, we entered into a consulting and license agreement (the “Medmar Consulting and License Agreement”) with Medmar pursuant to which we granted to Medmar an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market certain of our products described therein in the State of Maryland. Pursuant to the Medmar Consulting and License Agreement, Medmar was required to pay us royalties at a rate of 20% of net sales until the termination of the agreement. The Medmar Consulting and License Agreement was terminated pursuant to the Medmar Loan Agreement (as defined below).

On September 28, 2016, we entered into a non-recourse loan agreement with Medmar (the “Medmar Loan Agreement”) pursuant to which Medmar agreed to loan us a total of $300,000 (the “Loan”), in installments of $50,000, on a non-interest bearing basis with no conversion rights. The loan, which permitted prepayment at any time, was due 36 months from the date of the loan and the obligation to repay was only triggered after accounting for the set-off of royalties payable to us by Medmar under the Medmar Consulting and License Agreement, if and only to the extent Medmar is required to pay any royalties to us under the Medmar Consulting and License Agreement. To the extent that the royalties payable to us under the Medmar Consulting and License Agreement were insufficient to repay the loan, Medmar had agreed to waive any repayment rights and/or any claim for any such deficiency. Loan installments of $250,000 were made to us prior December 31, 2016 and the last installment of $50,000 was funded in February 2017.

Under the terms of the Medmar Loan Agreement, Medmar received the exclusive right to manufacture, produce, publicize,, promote and market certain of our Cannabis-Based Medical Products (as described in the Medmar Consulting and Licensing Agreement) in any state in the United States (the “Medmar Exclusivity Rights”), subject to a new license agreement that was to be negotiated and signed between us and Medmar. Medmar’s rights under the Loan Agreement were to expire on September 28, 2019.

On April 21, 2017, we provided written notice to Medmar of our determination to prepay the Loan in the aggregate principal amount of $300,000. Pursuant to the terms of the Medmar Loan Agreement, and based upon the full repayment of the non-recourse, non-interest bearing and non-convertible loan, we exercised our absolute right to terminate the Medmar Exclusivity Rights.

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Our Agreement with Mediq Innovation Partners

On May 31, 2017, we entered into an agreement with Mediq Innovation Partners (“Mediq”), a German-based company with extensive experience, knowledge and a successful track record of enabling Israel-based companies to penetrate the European markets. We engaged Mediq to consult in the marketing our products and conduct research in Germany. Mediq prepared for us a “road map” that to help guide our penetration into the European Union market.

Our Agreement with PharmItBe Ltd.

On August 1, 2017 we entered into a service agreement with PharmItBe Ltd (“PharmItBe”) for the development of the second generation of our cannabis soluble tablet delivery system and preparation of the tablet for clinical trials. The development cost amounted to approximately $100,000.

On June 13, 2018, we announced that we completed the development of the second generation of our orally-disintegrating tablet.

Marketing and Sales

We do not currently have any marketing or sales capabilities. We intend to license to, or enter into strategic alliances with, larger companies in the pharmaceutical business, which are equipped to market and/or sell our products, if any, through their well-developed marketing capabilities and distribution networks. We intend to out-license some or all our patent rights to more than one party to achieve the fullest development, marketing and distribution of any products we develop.

Intellectual Property

Our success depends in significant part on our ability to protect the proprietary nature of our Cannabis-Based Medical Products, technology and know-how, ability to operate without infringing on the proprietary rights of others, and to defend challenges and oppositions from others regarding our proprietary rights and to prevent others from infringing on our proprietary rights, including our provisional patents described below. We have not acquired any intellectual property from Dr. Baruch, our Chief Medical and Regulatory Affairs Officer, or Mr. Sinai, our Chief Operating Officer. Rather, they have brought to us their expertise in matters related to medical cannabis, which is based upon their experience in the medical field as well as Dr. Baruch’s prior service leading the Medical Cannabis Unit of the Israeli Ministry of Health.

We plan to continue to seek patent protection in the United States and other countries for our proprietary technologies. To date, our intellectual property portfolio comprises 9 patent families and includes 31 filings in selected domains at various stages from Patent Cooperation Treaty (“PCT”) filings, National Phase filings and Continuations in Part (“CIP”). Two of the patent families are in the field of multiple myeloma and the other families are in the fields of pharmaceutical emulsions, fibromyalgia, migraine, sexual function and skin disorders. These filings encompass pharmaceutical compositions and devices in these fields.

The National Phase is the second of the two main phases of the PCT procedure. It follows the international phase and consists in the processing of the international application before each office of or acting for a contracting state of the PCT that has been designated in the international application. Assuming the successful completion of the clinical trials, of which there can be no assurance, we believe that we will be able to retain the intellectual property rights and secure patent protection for our proprietary developments.

While we retain full ownership on our intellectual property rights that we conceived prior to the signing of the research collaboration and license agreements with Sheba, the Psoriasis Research Agreement with Sheba provides that all intellectual property that is conceived during the course of the research is to be jointly owned by Sheba and us.

On November 8, 2017, we were granted a Certificate of Patent, #2015101908 (the “Innovation Patent”) from the Commissioner of Patents, Commonwealth of Australia, for the our Topical Ointment for the treatment of skin disorders. Pre-clinical results of our Topical Ointment strongly indicate that it may lower various inflammatory markers by up to 70% and inhibit Keratocytes proliferation, a manifestation of various skin disorders, especially psoriasis. A human safety study for our Topical Ointment is currently ongoing. We believe that the Innovation Patent granted in Australia, valid for a term of 8 years, should be followed by additional patent grants in other jurisdictions and should afford us protection and competitive advantage, subsequent to efficacy trials to be performed in 2018, to manufacture, distribute and sell our Cannabis-Based Medical Products wherever there exists a lawful market for medical cannabis products and treatments.

We anticipate that we will file additional patent applications in conjunction with our research, testing, and development of our Cannabis-Based Medical Products.

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Our policy is to seek patent protection for the technology, inventions and improvements that we consider important to the development of our business, but only in those cases where we believe that the costs of obtaining patent protection is justified by the commercial potential of the technology, invention or improvement, and typically only in those jurisdictions that we believe present significant commercial opportunities.

Competition

We face competition from larger companies that are, or may be, in the process of offering similar products to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources than we have or may be expected to have.

Competitors may include major pharmaceutical and biotechnology companies and public and private research institutions. Our management cannot be certain that we will be able to compete against current or future competitors or that competitive pressure will not seriously harm our business prospects. These competitors may be able to react to market changes, respond more rapidly to new regulations or allocate greater resources to the development and promotion of their products than we can.

Furthermore, some of these competitors may make acquisitions or establish collaborative relationships among themselves to increase their ability to rapidly gain market share. Large pharmaceutical companies may eventually enter the market.

Given the rapid changes affecting the global, national, and regional economies in general and cannabis-related medical research and development in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Time-to-market is an important factor in our industry and our success will depend on our ability to develop innovative products that will be accepted by patients as efficient and helpful to use.

Our success will also depend on our ability to respond quickly to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

There can be given no assurance that any of our Cannabis-Based Medical Products will obtain regulatory approval in the United States or in other markets that we currently intend to market such products.

Employees

We presently have no full-time employees. Our Chief Executive Officer is employed under a service agreement with us. Our officers are expected to dedicate approximately 60% of their professional time to our business until such time that we receive regulatory approval of any Cannabis-Based Medical Products. Our subsidiary currently have five employees and conducts our medical research through collaboration agreements with third parties.

Properties

In November 2017 we signed a two-year rental agreement with a landlord for our principle office located in 2 Ben Gurion St. Ramat Gan, Israel 5257334. The rental agreement includes an option for one additional year. The monthly rental fees are approximately $4,200 for 200 square meters of office space and four parking spaces. During the option period the monthly rental fees would increase by approximately 7%.

We believe that this space is adequate for our current and immediately foreseeable operating needs.

Legal Proceedings

On November 22, 2017, Mr. Ziv Turner, our subsidiary’s former General Manager (the “Plaintiff”) filed a claim (the “Claim”) with the Tel Aviv Regional Court of Labor against us, our subsidiary and our CEO. The Plaintiff alleged the right to receive Company’s 4,125,000 shares of the Company’s Common Stock in connection with options granted to him in 2016 and a cash compensation of approximately $180,000 for breach of rights and damages. On January 23, 2018, we filed a statement of defense rejecting all of the Plaintiffs claims. On April 30, 2018, a first mediation meeting was held, at which the parties presented their positions. At this stage we are unable to assess the probable outcome.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. We are currently not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

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Government Laws and Regulations Relating to the Cannabis Industry

Israel

To date, our research and development activities have been conducted in and limited to Israel. The cannabis-based products we are developing contain controlled substance (cannabis) as defined in the Israeli Dangerous Drugs Ordinance New Version, 5733 - 1973. In Israel, licenses to cultivate, possess and to use cannabis for medical research are granted by the Ministry of Health, IMCA - Israel Medical Cannabis Agency, on an ad-hoc basis. We obtained necessary IMCA licenses in order to carry out the research in collaboration with Sheba Academic Medical Center, G.C. Group, Emilia, Dead Sea and Arava Science Center and the Technion Israel Institute of Technology (Technion). We are acquiring the cannabis needed for our research activities from G.K. Medical Cannabis, Canndoc or IMC, all government-licensed Israeli medical cannabis growers. Currently we have licenses in order to continue our activities in collaboration with Sheba Academic Medical Center, PharmItBe, Pharmaceed and the Technion. We received additional license for a phase I study that we intend to start in the coming months in Sourasky hospital for the safety of our cannabis soluble tablet delivery system.

Although we have been successful in obtaining a license to use cannabis for medical research, there can be no assurance that we will be able to continue to maintain this license in the future.

United States

In the event that we seek to conduct any product-related activities in the United States in the future, the research and development, manufacturing, distribution and sale of our product prospects will become subject to the United States’ Federal Controlled Substances Act of 1970 (the “CSA”) and regulations promulgated thereunder. Under the CSA, Cannabis sativa, or botanical marijuana, is a Schedule I controlled substance, meaning that it has no medical use and is subject to the highest level of Drug Enforcement Agency (DEA) restrictions and enforcement. However, the FDA has the authority to review drugs derived from botanical marijuana to determine whether they are safe and effective for a legitimate medical use. If the FDA approves a drug derived from a substance appearing on the controlled substance schedules, the FDA may provide scientific guidance as to the schedule on which the ultimate drug product should be placed. The CSA requires FDA to consider the following eight factors when making a scheduling recommendation (21 U.S.C. § 811(c)):

1.	Actual or relative potential for abuse
2.	Scientific evidence of pharmacological effect
3.	Current scientific knowledge regarding the substance
4.	History and current pattern of abuse
5.	Scope, duration, and significance of abuse
6.	Risk to public health
7.	Psychic or physiological dependence liability
8.	Immediate precursor of a substance already controlled

In general, FDA approval of a new drug application, or NDA, for a substance is considered adequate evidence of an “accepted medical use” under the CSA. However, United States case law dictates that substances without an FDA-approved new drug application, or NDA, must meet the following criteria to have a “currently accepted medical use” making such substances eligible for listing on Schedules II-V (57 Fed. Reg. 10,499, 10,504-06 (Mar. 26, 1992):

1.	The drug product’s chemistry is known and reproducible
2.	There are adequate studies demonstrating the drug’s safety
3.	There are adequate and well-controlled studies proving the drug’s efficacy
4.	The drug is accepted by qualified experts
5.	Relevant scientific evidence on the drug is widely available

The FDA has not approved marijuana for any medical indication and has not yet approved any drug product derived or isolated from botanical marijuana. However, the FDA has previously approved two drug products containing a chemically synthesized version of a substance present in the marijuana plant and one drug product containing a synthetic substance that is not found in the marijuana plant but that has chemical activity similar to compounds derived from marijuana.

In April 2018, FDA advisory panel unanimously recommended approval of Epidiolex, made by GW Pharmaceuticals, an epilepsy medication made with an ingredient found in marijuana

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If approved by the FDA, we anticipate that our products will be listed by the DEA as a Schedule II or III controlled substance. Consequently, the manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use of our future products will very likely be subject to a significant degree of regulation by the DEA.

In addition to federal scheduling and control, individual states have enacted controlled substance laws and regulations. Although state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule certain products. In the case of marijuana, while United States federal law totally prohibits the use, distribution, growing, and possession of marijuana, individual states have enacted laws permitting the use and distribution of marijuana for medical purposes. To date, a total of 29 states, the District of Columbia, Guam, and Puerto Rico have laws allowing medical use of marijuana and 20 states, Guam, and Puerto Rico have enacted comprehensive public medical cannabis programs, meaning that they (1) provide protection from criminal penalties related to medical use of marijuana, (2) provide access to marijuana via home cultivation, dispensaries, or other system, (3) allow a variety of marijuana strains, and (4) permits smoking or vaporization of the marijuana plant or an extract therefrom. In addition, 17 states allow use of “low THC, high cannabidiol (CBD)” products for medical reasons in limited situations. Each state that has established a medical marijuana program (with the exception of California) has also enacted laws restricting participation to patients with specific medical conditions who have received an explicit recommendation or referral for treatment of the condition with medical marijuana from one or more physicians. Common restrictions include patients with cancer, glaucoma, HIV, AIDS, or any chronic disease causing cachexia, severe pain, severe nausea, seizures, or persistent muscle spasms (including treatment for such diseases which may cause any of these conditions). In addition, while state laws authorize qualified individuals to smoke or vaporize marijuana for medical purposes, it is not clear that other uses of marijuana or its extracts or derivatives (e.g., topical or edible) are permitted for medical use.

As of the date of this filing, we have provided consulting services to a medical marijuana program with locations in Hawaii and Pennsylvania. We do not grow or distribute cannabis. However, our providing of ancillary products and services to state-approved programs could be deemed to be aiding and abetting illegal activities, a violation of federal law. Where applicable, we will apply for state licenses that are necessary to conduct our business in compliance with local laws.

Enforcement of United States Federal Laws

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in. We realize that there is a discrepancy between the laws in some states, which permit the distribution and sale of marijuana for medical purposes, from federal law that prohibits any such activities. As discussed above, the CSA makes it illegal under federal law to manufacture, distribute, or dispense cannabis. Many states impose and enforce similar prohibitions. Notwithstanding the federal ban, as of the date of this filing, 29 states, the District of Columbia, Guam, and Puerto Rico have legalized certain cannabis-related activity. However, with respect to our products, compliance with state laws provides little protection from prosecution under federal laws at the discretion of the various United States Attorney offices, which are part of the U.S. Department of Justice (DOJ).

From 2009 to 2014, the DOJ issued a series of official memoranda setting the agency’s enforcement policies relative to state programs legalizing medical use of marijuana. The most prominent of these documents was issued by Deputy Attorney General James Cole on August 29, 2013 (the Cole Memo), which reiterated DOJ’s authority to prosecute violations of federal laws relating to marijuana and outlined specific marijuana enforcement priorities, such as preventing distribution to minors and preventing revenues from marijuana sales from reaching criminal organizations. The Cole Memo also outlined a general policy that DOJ would defer on ordinary enforcement matters if a state had established regulatory and enforcement systems addressing potential risks and other law enforcement interests related to marijuana.

However, on January 4, 2018, the DOJ rescinded all marijuana enforcement memoranda issued by the agency between 2009 and 2014, including the Cole Memo. The January 4 memorandum states that the CSA prohibits cultivation, distribution, and possession of marijuana and that such activities can also lead to prosecution under the money laundering statutes (18 U.S.C. §§ 1956-57), the unlicensed money transmitter statute (18 U.S.C. § 1960), and the Bank Secrecy Act or BSA (31 U.S.C. § 5318). In addition, the memorandum directs all United States Attorneys to enforce federal law and to “weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community” (Office of the Attorney General, Memorandum for All United States Attorneys RE: Marijuana Enforcement (Jan. 4, 2018)).

The January 4 memorandum demonstrates that DOJ’s current enforcement policy puts all companies with operations relating to the cultivation, distribution, and sale of marijuana and products derived from marijuana at risk of prosecution, even if such companies comply with state laws allowing these activities. However, it is still unclear whether United States Attorneys will aggressively pursue companies operating in states that have legalized certain distribution and sale of marijuana, or how the DOJ’s policy will affect any drug derived from botanical marijuana that is approved by the FDA.

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FinCEN

Since the use of cannabis is illegal under federal law, we or our consulting clients may have difficulty acquiring or maintaining bank accounts in the United States. The Financial Crimes Enforcement Network (FinCEN) provided guidance on February 14, 2014 about how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the BSA. In general, a financial institutions decision to open, close, or refuse any account or relationship should be based on multiple factors specific to that institution. These factors may include business objectives, an evaluation of the risks associated with offering particular products or services, and capacity to manage those risks effectively. The FinCEN guidance describes thorough due diligence as a critical aspect of this assessment for customers with marijuana-related business.

FinCEN advises financial institutions to conduct customer due diligence for cannabis-related businesses that includes: (1) verifying with the appropriate state authorities whether the business is duly licensed and registered; (2) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (3) requesting from state licensing and enforcement authorities available information about the business and related parties; (4) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (5) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (6) ongoing monitoring for suspicious activity, including for any of the red flags described in the FinCEN guidance; and (7) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained about such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

Europe

Approximately 250 substances, including cannabis, are listed in the Schedules annexed to the United Nations Single Convention on Narcotic Drugs (New York, 1961, amended 1972), the Convention on Psychotropic Substances (Vienna, 1971) and the Convention against Illicit Traffic in Narcotic Drugs and Psychotropic Substances (introducing control on precursors) (Vienna, 1988). The purpose of these listings is to control and limit the use of these drugs according to a classification of their therapeutic value, risk of abuse and health dangers, and to minimize the diversion of precursor chemicals to illegal drug manufacturers. The 1961 UN Single Convention on Narcotic Drugs, as amended in 1972 classifies cannabis as Schedule I (“substances with addictive properties, presenting a serious risk of abuse”) and as Schedule IV (“the most dangerous substances, already listed in Schedule I, which are particularly harmful and of extremely limited medical or therapeutic value”) narcotic drug. The 1971 UN Convention on Psychotropic Substances classifies THC - the principal psychoactive cannabinoid of cannabis - as schedule I psychotropic substance (Substances presenting a high risk of abuse, posing a particularly, serious threat to public health which are of very little or no therapeutic value).

Most countries in Europe are parties to these conventions, which govern international trade and domestic control of these substances, including cannabis. They may interpret and implement their obligations in a way that creates a legal obstacle to our obtaining manufacturing and/or marketing approval for our products in those countries or to providing consulting services in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be manufactured and/or marketed, or for us to provide consulting services, or achieving such amendments to the laws and regulations may take a prolonged period. While some countries in Europe such as the United Kingdom, Germany, the Czech Republic, France, Romania, and Finland have decriminalized cannabis or permit its use for medical purposes, no country has completely legalized it.

Regulations Related to the Drug Regulatory Process

We operate in a highly controlled regulatory environment. Stringent regulations establish requirements relating to analytical, toxicological and clinical standards and protocols in respect of the testing of pharmaceuticals. Regulations also cover research, development, manufacturing and reporting procedures, both pre- and post-approval. Failure to comply with regulations can result in stringent sanctions, including product recalls, withdrawal of approvals, seizure of products and criminal prosecution. Further, many countries have stringent regulations relating to the possession and use of cannabis.

Before obtaining regulatory approvals for the commercial sale of our future product candidates, we must demonstrate through preclinical/in vitro studies and clinical trials that our product candidates are safe and effective. Historically, the results from preclinical or in vitro studies and early clinical trials often have not accurately predicted results of later clinical trials. In addition, a number of pharmaceutical products have shown promising results in clinical trials but subsequently failed to establish sufficient safety and efficacy results to obtain necessary regulatory approvals. We expect to incur substantial expense for, and devote a significant amount of time to, preclinical studies and clinical trials. Many factors can delay the commencement and rate of completion of clinical trials, including the inability to recruit patients at the expected rate, the inability to follow patients adequately after treatment, the failure to manufacture sufficient quantities of materials used for clinical trials, and the emergence of unforeseen safety issues and governmental and regulatory delays. If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical studies and clinical trials. Additionally, as a result of these failures, we may also be unable to obtain additional financing.

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Governmental authorities in all major markets require that a new pharmaceutical product be approved or exempted from approval before it is marketed, and have established high standards for technical appraisal, which can result in an expensive and lengthy approval process. The time to obtain approval varies by country and some products are never approved. The lengthy process of conducting clinical trials, seeking approval and the subsequent compliance with applicable statutes and regulations, if approval is obtained, are very costly and require the expenditure of substantial resources.

A summary of the Israeli, U.S. and EU regulatory processes follow below:

Israel

In order to conduct clinical testing on humans in Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations also require authorization from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and similar trials, an additional authorization of the overseeing institutional ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since, at this time, we intend to perform all of the clinical studies in Israel, we will be required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

Israel’s Ministry of Health, which regulates medical testing, has adopted protocols that correspond, generally, to those of the FDA and the EMA, making it comparatively straightforward for studies conducted in Israel to satisfy FDA and the EMA requirements, thereby enabling medical technologies subjected to clinical trials in Israel to reach U.S. and EU commercial markets in an expedited fashion. Many members of Israel’s medical community have earned international prestige in their chosen fields of expertise and routinely collaborate, teach and lecture at leading medical centers throughout the world. Israel also has free trade agreements with the United States and the European Union.

Currently we do not conduct any product-related activities such as research, development, manufacturing or marketing activities outside of Israel, nor do we expect to for the foreseeable future.

United States

In the United States, the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the safety and effectiveness standards for our products and the raw materials and components used in the production of, testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of product candidates on a product-by-product basis.

Preclinical tests include in vitro and in vivo evaluation of the product candidate, its chemistry, formulation and stability, and animal studies to assess potential safety and efficacy. Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring them to be replicated. After laboratory analysis and preclinical testing, testing, a sponsor files an IND to begin human testing. Typically, a manufacturer conducts a three-phase human clinical testing program which itself is subject to numerous laws and regulatory requirements, including adequate monitoring, reporting, record keeping and informed consent. In Phase 1, small clinical trials are conducted to determine the safety and proper dose ranges of product candidates. In Phase 2, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of product candidates. In Phase 3, clinical trials are conducted to provide sufficient data for the statistically valid evidence of safety and efficacy. The time and expense that will be required for us to perform this clinical testing can vary and is substantial. We cannot be certain that we will successfully complete Phase 1, Phase 2 or Phase 3 testing within any specific period, if at all. Furthermore, the FDA, the Institutional Review Board responsible for approving and monitoring the clinical trials at a given site, the Data Safety Monitoring Board, where one is used, or we may suspend the clinical trials at any time on various grounds, including a finding that subjects or patients are exposed to unacceptable health risk.

If the clinical data from these clinical trials (Phases 1, 2 and 3) are deemed to support the safety and effectiveness of the candidate product for its intended use, then we may proceed to seek to file with the FDA, a NDA, seeking approval to market a new drug for one or more specified intended uses. We have not completed our clinical trials for any candidate product for any intended use and therefore, we cannot ascertain whether the clinical data will support and justify filing an NDA. Nevertheless, if and when we are able to ascertain that the clinical data supports and justifies filing an NDA, we intend to make such appropriate filings.

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The purpose of the NDA is to provide the FDA with sufficient information so that it can assess whether it ought to approve the candidate product for marketing for specific intended uses. The fact that the FDA has designated a drug as an orphan drug for a particular intended use does not mean that the drug has been approved for marketing. Marketing and commercialization of a drug is permitted only after FDA approves an NDA for the drug. A request for orphan drug status must be filed before the NDA is filed. The orphan drug designation, though, provides certain benefits, including a seven-year period of market exclusivity subject to certain exceptions.

The NDA normally contains, among other things, sections describing the chemistry, manufacturing, and controls, non-clinical pharmacology and toxicology, human pharmacokinetics and bioavailability, microbiology, the results of the clinical trials, and the proposed labeling which contains, among other things, the intended uses of the candidate product.

We cannot take any action to market any new drug or biologic product in the United States until our marketing application has been approved by the FDA. The FDA has substantial discretion over the approval process and may disagree with our interpretation of the data submitted. The process may be significantly extended by requests for additional information or clarification regarding information already provided. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians. Satisfaction of these and other regulatory requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product. Government regulation may delay or prevent marketing of potential products for a considerable period and impose costly procedures on our activities. We cannot be certain that the FDA or other regulatory agencies will approve any of our products on a timely basis, if at all. Success in preclinical or early stage clinical trials does not assure success in later-stage clinical trials. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses and these limitations may adversely affect the commercial viability of the product. Delays in obtaining, or failures to obtain regulatory approvals, would have a material adverse effect on our business.

Even after we obtain FDA approval, we may be required to conduct further clinical trials (i.e., Phase 4 trials) and provide additional data on safety and effectiveness. We are also required to gain separate approval for the use of an approved product as a treatment for indications other than those initially approved. In addition, side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Similarly, adverse events that are reported after marketing approval can result in additional limitations being placed on the product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition—generally a disease or condition with a prevalence of fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product candidate, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product candidate with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Although we currently have no approvals to market our products from the FDA, if we obtain regulatory approval for any of our product prospects, we will be required to comply with post-approval regulatory requirements, including any post-approval requirements that the FDA may have imposed as a condition of approval. We will be required to report certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling requirements. We, as well as certain of our partners or subcontractors, will be required to register our facilities with the FDA and certain state agencies, and will be subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including current good manufacturing, or cGMP, regulations, which impose certain procedural and documentation requirements upon drug manufacturers. Accordingly, we must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

Our products may also be subject to official lot release, meaning that we will be required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release, we must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety, purity, potency, and effectiveness of pharmaceutical products.

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Once an approval is granted, the FDA may withdraw the approval if we do not maintain compliance with regulatory requirements and standards or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a Risk Evaluation and Mitigation Strategy, or REMS, program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
●	fines, warning letters or holds on post-approval clinical trials;
●	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license
●	approvals;
●	product seizure or detention, or refusal to permit the import or export of products; or
●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

We may also be subject to various federal, state and international laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. The federal Anti-kickback law, which governs federal healthcare programs (e.g., Medicare, Medicaid), makes it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Many states have similar laws that are not restricted to federal healthcare programs. Federal and state false claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payers (including Medicare and Medicaid), claims for reimbursement, including claims for the sale of drugs or services, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. If the government or a whistleblower were to allege that we violated these laws there could be a material adverse effect on us, including our stock price. Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, which could have a materially adverse effect on our business, results of operations and financial condition. A finding of liability under these laws can have significant adverse financial implications for us and can result in payment of large penalties and possible exclusion from federal healthcare programs. We will consult counsel concerning the potential application of these and other laws to our business and our sales, marketing and other activities and will make good faith efforts to comply with them. However, given their broad reach and the increasing attention given by law enforcement authorities, we cannot assure you that some of our activities will not be challenged or deemed to violate some of these laws.

European Economic Area

Although we are not currently seeking regulatory approval in the EU, we or our potential future licensees may do so in the future. As such, a summary of the EU regulatory processes follows below.

A medicinal product may only be placed on the market in the European Economic Area (the “EEA”), composed of the 27 EU member states, plus Norway, Iceland and Lichtenstein, when a marketing authorization has been issued by the competent authority of a member state pursuant to Directive 2001/83/EC (as recently amended by Directive 2004/27/EC), or an authorization has been granted under the centralized procedure in accordance with Regulation (EC) No. 726/2004 or its predecessor, Regulation 2309/93. There are essentially three community procedures created under prevailing European pharmaceutical legislation that, if successfully completed, allow an applicant to place a medicinal product on the market in the EEA.

Centralized Procedure

Regulation 726/2004/EC now governs the centralized procedure when a marketing authorization is granted by the European Commission, acting in its capacity as the European Licensing Authority on the advice of the EMA. That authorization is valid throughout the entire community and directly or (as to Norway, Iceland and Liechtenstein) indirectly allows the applicant to place the product on the market in all member states of the EEA. The EMA is the administrative body responsible for coordinating the existing scientific resources available in the member states for evaluation, supervision and pharmacovigilance of medicinal products. Certain medicinal products, as described in the Annex to Regulation 726/2004, must be authorized centrally. These are products that are developed by means of a biotechnological process in accordance with Paragraph 1 to the Annex to the Regulation. Medicinal products for human use containing a new active substance for which the therapeutic indication is the treatment of acquired immune deficiency syndrome, or AIDS, cancer, neurodegenerative disorder or diabetes must also be authorized centrally. Starting on May 20, 2008, the mandatory centralized procedure was extended to autoimmune diseases and other immune dysfunctions and viral diseases. Finally, all medicinal products that are designated as orphan medicinal products pursuant to Regulation 141/2000 must be authorized under the centralized procedure. An applicant may also opt for assessment through the centralized procedure if it can show that the medicinal product constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization centrally is in the interests of patients at the community level. For each application submitted to the EMA for scientific assessment, the EMA is required to ensure that the opinion of the Committee for Medicinal Products for Human Use (the “CHMP”), is given within 210 days after receipt of a valid application. This 210 days period does not include the time that the applicant to answer any questions raised during the application procedure, the so-called ‘clock stop’ period. If the opinion is positive, the EMA is required to send the opinion to the European Commission, which is responsible for preparing the draft decision granting a marketing authorization. This draft decision may differ from the CHMP opinion, stating reasons for diverging for the CHMP opinion. The draft decision is sent to the applicant and the member states, after which the European Commission takes a final decision. If the initial opinion of the CHMP is negative, the applicant is afforded an opportunity to seek a re-examination of the opinion. The CHMP is required to re-examine its opinion within 60 days following receipt of the request by the applicant. All CHMP refusals and the reasons for refusal are made public on the EMA website. Without a centralized marketing authorization it is prohibited to place a medicinal product that must be authorized centrally on the market in the EU.

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Mutual Recognition and Decentralized Procedures

With the exception of products that are authorized centrally, the competent authorities of the member states are responsible for granting marketing authorizations for medicinal products placed on their national markets. If the applicant for a marketing authorization intends to market the same medicinal product in more than one member state, the applicant may seek an authorization progressively in the community under the mutual recognition or decentralized procedure. Mutual recognition is used if the medicinal product has already been authorized in a member state. In this case, the holder of this marketing authorization requests the member state where the authorization has been granted to act as reference member state by preparing an updated assessment report that is then used to facilitate mutual recognition of the existing authorization in the other member states in which approval is sought (the so-called concerned member state(s)). The reference member state must prepare an updated assessment report within 90 days of receipt of a valid application. This report together with the approved Summary of Product Characteristics (SmPC) (which sets out the conditions of use of the product), and a labeling and package leaflet are sent to the concerned member states for their consideration. The concerned member states are required to approve the assessment report, the SmPC and the labeling and package leaflet within 90 days of receipt of these documents. The total procedural time is 180 days.

The decentralized procedure is used in cases where the medicinal product has not received a marketing authorization in the EU at the time of application. The applicant requests a member state of its choice to act as reference member state to prepare an assessment report that is then used to facilitate agreement with the concerned member states and the grant of a national marketing authorization in all of these member states. In this procedure, the reference member state must prepare, for consideration by the concerned member states, the draft assessment report, a draft SmPC and a draft of the labeling and package leaflet within 120 days after receipt of a valid application. As in the case of mutual recognition, the concerned member states are required to approve these documents within 90 days of their receipt.

For both mutual recognition and decentralized procedures, if a concerned member state objects to the grant of a marketing authorization on the grounds of a potential serious risk to public health, it may raise a reasoned objection with the reference member state. The points of disagreement are in the first instance referred to the Co-ordination Group on Mutual Recognition and Decentralized Procedures, to reach an agreement within 60 days of the communication of the points of disagreement. If member states fail to reach an agreement, then the matter is referred to the EMA and CHMP for arbitration. The CHMP is required to deliver a reasoned opinion within 60 days of the date on which the matter is referred. The scientific opinion adopted by the CHMP forms the basis for a binding European Commission decision.

Irrespective of whether the medicinal product is assessed centrally, de-centrally or through a process of mutual recognition, the medicinal product must be manufactured in accordance with the principles of good manufacturing practice as set out in Directive 2003/94/EC and Volume 4 of the rules governing medicinal products in the European community. Moreover, community law requires the clinical results in support of clinical safety and efficacy based upon clinical trials conducted in the European community to be in compliance with the requirements of Directive 2001/20/EC, which implements good clinical practice in the conduct of clinical trials on medicinal products for human use. Clinical trials conducted outside the European community and used to support applications for marketing within the EU must have been conducted in a way consistent with the principles set out in Directive 2001/20/EC. The conduct of a clinical trial in the EU requires, pursuant to Directive 2001/20/EC, authorization by the relevant national competent authority where a trial takes place, and an ethics committee to have issued a favorable opinion in relation to the arrangements for the trial. It also requires that the sponsor of the trial, or a person authorized to act on his behalf in relation to the trial, be established in the community.

National Procedure

This procedure is available for medicinal products that do not fall within the scope of mandatory centralized authorization and are intended for use in only one EU member state. Specific procedures and timelines differ between member states, but the duration of the procedure is generally 210 days and based on a risk/efficacy assessment by the competent authority of the member state concerned, followed by determination of SmPC, package leaflet and label text/layout and subsequently grant of the marketing authorization. Marketing authorizations granted on this basis are not mutually recognized by other member states.

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There are various types of applications for marketing authorizations:

Full Applications. A full application is one that is made under any of the community procedures described above and “stands alone” in the sense that it contains all of the particulars and information required by Article 8(3) of Directive 2001/83 (as amended) to allow the competent authority to assess the quality, safety and efficacy of the product and in particular the balance between benefit and risk. Article 8(3)(l) in particular refers to the need to present the results of the applicant’s research on (i) pharmaceutical (physical-chemical, biological or microbiological) tests, (ii) preclinical (toxicological and pharmacological) studies and (iii) clinical trials in humans. The nature of these tests, studies and trials is explained in more detail in Annex I to Directive 2001/83/EC. Full applications would be required for products containing new active substances not previously approved by the competent authority, but may also be made for other products.

Abridged Applications. Article 10 of Directive 2001/83/EC contains exemptions from the requirement that the applicant provide the results of its own preclinical and clinical research. There are three regulatory routes for an applicant to seek an exemption from providing such results, namely (i) cross-referral to an innovator’s results without consent of the innovator, (ii) well established use according to published literature and (iii) consent to refer to an existing dossier of research results filed by a previous applicant.

Cross-referral to Innovator’s Data

Articles 10(1) and 10(2)(b) of Directive 2001/83/EC provide the legal basis for an applicant to seek a marketing authorization on the basis that its product is a generic medicinal product (a copy) of a reference medicinal product that has already been authorized, in accordance with community provisions. A reference product is, in principle, an original product granted an authorization on the basis of a full dossier of particulars and information. This is the main exemption used by generic manufacturers for obtaining a marketing authorization for a copy product. The generic applicant is not required to provide the results of preclinical studies and of clinical trials if its product meets the definition of a generic medicinal product and the applicable regulatory results protection period for the results submitted by the innovator has expired. A generic medicinal product is defined as a medicinal product:

●	having the same qualitative and quantitative composition in active substance as the reference medicinal product;
●	having the same pharmaceutical form as the reference medicinal product; and
●	whose bioequivalence with the reference medicinal product has been demonstrated by appropriate bioavailability studies.

Applications in respect of a generic medicinal product cannot be made before the expiry of the protection period. Where the reference product was granted a national marketing authorization pursuant to an application made before October 30, 2005, the protection period is either 6 years or 10 years, depending upon the election of the particular member state concerned. Where the reference product was granted a marketing authorization centrally, pursuant to an application made before November 20, 2005, the protection period is 10 years. For applications made after these dates, Regulation 726/2004 and amendments to Directive 2001/83/EC provide for a harmonized protection period regardless of the approval route utilized. The harmonized protection period is in total 10 years, including eight years of research data protection and two years of marketing protection. The effect is that the originator’s results can be the subject of a cross-referral application after eight years, but any resulting authorization cannot be exploited for a further two years. The rationale of this procedure is not that the competent authority does not have before it relevant tests and trials upon which to assess the efficacy and safety of the generic product, but that the relevant particulars can, if the research data protection period has expired, be found on the originator’s file and used for assessment of the generic medicinal product. The 10-year protection period can be extended to 11 years where, in the first eight years, post-authorization, the holder of the authorization obtains approval for a new indication assessed as offering a significant clinical benefit in comparison with existing products.

If the copy product does not meet the definition of a generic medicinal product or if certain types of changes occur in the active substance(s) or in the therapeutic indications, strength, pharmaceutical form or route of administration in relation to the reference medicinal product, Article 10(3) of Directive 2001/83/EC provides that the results of the appropriate preclinical studies or clinical trials must be provided by the applicant.

Well-Established Medicinal Use

Under Article 10a of Directive 2001/83/EC, an applicant may, in substitution for the results of its own preclinical and clinical research, present detailed references to published literature demonstrating that the active substance(s) of a product have a well-established medicinal use within the community with recognized efficacy and an acceptable level of safety. The applicant is entitled to refer to a variety of different types of literature, including reports of clinical trials with the same active substance(s) and epidemiological studies that indicate that the constituent or constituents of the product have an acceptable safety/efficacy profile for a particular indication. However, use of the published literature exemption is restricted by stating that in no circumstances will constituents be treated as having a well-established use if they have been used for less than 10 years from the first systematic and documented use of the substance as a medicinal product in the EU. Even after 10 years’ systematic use, the threshold for well-established medicinal use might not be met. European pharmaceutical law requires the competent authorities to consider among other factors the period over which a substance has been used, the amount of patient use of the substance, the degree of scientific interest in the use of the substance (as reflected in the scientific literature) and the coherence (consistency) of all the scientific assessments made in the literature. For this reason, different substances may reach the threshold for well-established use after different periods, but the minimum period is 10 years. If the applicant seeks approval of an entirely new therapeutic use compared with that to which the published literature refers, additional preclinical and/or clinical results would have to be provided.

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Informed Consent

Under Article 10c of Directive 2001/83/EC, following the grant of a marketing authorization the holder of such authorization may consent to a competent authority utilizing the pharmaceutical, preclinical and clinical documentation that it submitted to obtain approval for a medicinal product to assess a subsequent application relating to a medicinal product possessing the same qualitative and quantitative composition with respect to the active substances and the same pharmaceutical form.

Law Relating to Pediatric Research

Regulation (EC) 1901/2006 (as amended by Regulation (EC) 1902/2006) was adopted on December 12, 2006. This Regulation governs the development of medicinal products for human use in order to meet the specific therapeutic needs of the pediatric population. It requires any application for marketing authorization made after July 26, 2008 in respect of a product not authorized in the European Community on January 26, 2007 (the time the Regulation entered into force), to include the results of all studies performed and details of all information collected in compliance with a pediatric investigation plan agreed by the Pediatric Committee of the EMA, unless the product is subject to an agreed waiver or deferral or unless the product is excluded from the scope of Regulation 1902/2006 (generics, hybrid medicinal products, biosimilars, homeopathic and traditional (herbal) medicinal products and medicinal products containing one or more active substances of well-established medicinal use). Waivers can be granted in certain circumstances where pediatric studies are not required or desirable. Deferrals can be granted in certain circumstances where the initiation or completion of pediatric studies should be deferred until appropriate studies in adults have been performed. Moreover, this regulation imposes the same obligation from January 26, 2009 on an applicant seeking approval of a new indication, pharmaceutical form or route of administration for a product already authorized and still protected by a supplementary protection certificate granted under Regulation EC 469/2009 and its precursor (EEC) 1768/92 or by a patent that qualifies for the granting of such a supplementary protection certificate. The pediatric Regulation 1901/2006 also provides, subject to certain conditions, a reward for performing such pediatric studies, regardless of whether the pediatric results provided resulted in the grant of a pediatric indication. This reward comes in the form of an extension of six months to the supplementary protection certificate granted in respect of the product, unless the product is subject to orphan drug designation, in which case the 10-year market exclusivity period for such orphan products is extended to 12 years. If any of the non-centralized procedures for marketing authorization have been used, the six-month extension of the supplementary protection certificate is only granted if the medicinal product is authorized in all member states.

Post-authorization Obligations

In the pre-authorization phase the applicant must provide a detailed pharmacovigilance plan that it intends to implement post-authorization. An authorization to market a medicinal product in the EU carries with it an obligation to comply with many post-authorization organizational and behavioral regulations relating to the marketing and other activities of authorization holders. These include requirements relating to post-authorization efficacy studies, post-authorization safety studies, adverse event reporting and other pharmacovigilance requirements, advertising, packaging and labeling, patient package leaflets, distribution and wholesale dealing. The regulations frequently operate within a criminal law framework and failure to comply with the requirements may not only affect the authorization, but also can lead to financial and other sanctions levied on the company in question and responsible officers. As a result of the currently on-going overhaul of EU pharmacovigilance legislation the financial and organizational burden on market authorization holders will increase significantly, such as the obligation to maintain a pharmacovigilance system master file that applies to all holders of marketing authorizations granted in accordance with Directive 2001/83/EC or Regulation (EC) No 726/2004. Marketing authorization holders must furthermore collect data on adverse events associated with use of the authorized product outside the scope of the authorization. Pharmacovigilance for biological products and medicines with a new active substance will be strengthened by subjecting their authorization to additional monitoring activities. The EU is currently in the process of issuing implementing regulations for the new pharmacovigilance framework.

Any authorization granted by member state authorities, which within three years of its granting is not followed by the actual placing on the market of the authorized product in the authorizing member state ceases to be valid. When an authorized product previously placed on the market in the authorizing member state is no longer actually present on the market for a period of three consecutive years, the authorization for that product shall cease to be valid. The same two three year periods apply to authorizations granted by the European Commission based on the centralized procedure.

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MANAGEMENT

Executive officers and directors

The table below contains information regarding our directors and executive officers as of June 28 , 2018:

Name	Age	Position
Mordechai Bignitz	67	Chief Executive Officer and Director
Dr. Stanley Hirsch	61	Chairman of the Board
Hannah Feuer	63	Director and Chairperson of the Audit Committee
Yossi Dagan	43	Chief Financial Officer
Dr. Yehuda Baruch	61	Chief Medical and Regulatory Affairs Officer
Alon Sinai	51	Chief Operating Officer
Dr. Oron Yacoby Zeevi	57	Chief Science Officer

Mordechai Bignitz, Chief Executive Officer and Director. Mr. Bignitz was appointed Chief Executive Officer in July 2014 and to the Board of Directors and Chairman in September 2014. He resigned as Chairman with the appointment of Dr. Stanley Hirsch as Chairman on July 24, 2017. He has over 30 years of experience in investment banking specializing in all aspects of the planning, negotiation and execution of both domestic and international transactions. He also has extensive experience in investment management, financial systems, accounting and taxation. From 2006 to 2015 and from 2017 Mr. Bignitz served as the chairman of the investment committee of Migdal Capital Trust Ltd, From 2009 to 2011 Mr. Bignitz served as the chief executive officer of Gefen Energies Ltd., a private Israeli Company. During the past five years, he has served as a director of the following public companies: Arad Investment & Industrial Development Ltd since February 2014, traded on the Tel-Aviv Stock Exchange (TASE); Globe Exploration Limited Partnership since July 2013, traded on the TASE; Ellomay Capital Limited since 2011, engaged in investments in energy and infrastructures and traded on the NASDAQ and TASE; Israel Financial Levers Ltd, since 2007 to 2016, engaged in the real estate business and traded on the TASE; and Ablon Group Ltd from 2010 to 2013, engaged in the real estate business and traded on the London Stock Exchange. Mr. Bignitz holds a B.A degree in Economic and Accounting from the Tel Aviv University, Israel in 1982 and received his degree as a Certified Public Accountant in Israel in 1984. The Company believes that Mr. Bignitz’s many years of experience as a senior executive officer and director of several successful public companies in a variety in industries, all of which have had greater resources and operating history than the Company, renders him qualified to serve on the Board of Directors.

Dr. Stanley Hirsch, Chairman of the Board: Dr. Hirsch was appointed as Chairman of the Board on July 24, 2017. Has extensive executive and board level experience for more than the past 25 years in private and publicly listed companies in biopharmaceutical and agricultural biotech industries, among others, including direct experience in raising capital and leading M&A activity together with multi-cultural management skills, having managed companies in Israel, Brazil, UK, China and the United States. From May 2016 to the present, Dr. Hirsch has served as Chairman of the Board of Directors of Foamix Pharmaceuticals Ltd (NASDAQ: FOMX), an Israeli-based clinical-stage specialty pharmaceutical company in late-stage clinical development and commercializing two proprietary products for the treatment of acne, rosacea and other skin conditions. Foamix collaborates with leading global pharmaceutical companies in the creation and commercialization of its advanced skin treatment products. From August 2007 to the present, Dr. Hirsch has served as Group CEO of FuturaGene Limited and its predecessor company, FuturaGene Plc, which was listed on the AIM-London Stock Exchange, prior to acquisition by Suzano Pulp and Paper of Brazil (SUZB, BOVESPA, Sao Paulo) in July 2010. FuturaGene Limited is a world leader in the development of environmentally friendly solutions that improve and protect crop yields, engaged in the development and delivery of sustainable genetic solutions for global forestry, biopower, biofuels, and agricultural markets. Dr. Hirsch’s educational experience includes a D.Phil in Cell Biology and Immunology from Oxford University, UK, in 1982, a B.Sc. degree with honors in Medical Biochemistry from the University of Capetown, South Africa in 1979, among other academic honors and awards from Oxford University and University of Capetown. Dr. Hirsch was selected to serve as our Chairman of the Board because he has extensive leadership experience with other major corporations.

Ms. Hannah Feuer, Director and Chairperson of the Audit Committee: Effective October 31, 2017, the Company appointed Ms. Hannah Feuer as a Director and Chairperson of the Company’s Audit Committee. Ms. Feuer is a Senior CFO with more than 20 years of experience in capital markets and management in financial institutions. During Ms. Feuer’s professional career, she has developed significant expertise working with boards of directors of both financial institutions and major companies and has extensive knowledge of public offerings and underwriting, as well as raising and managing private equity funds. In depth knowledge of operational management, including procurement and human resources. Since 2003, Ms. Feuer has served as group CFO of Poalim Capital Markets, one of Israel’s leading investment banks and a subsidiary of Bank Hapoalim, Israel’s largest financial group. She has also served as an independent director at Negev Ceramics Ltd from 2007 to 2012, prior to which Ms. Feuer served as a director at Bagir Ltd. from 2007 to 2009. Ms. Feuer received her B.A. degree in Accounting and Economics from the University of California State Northridge in 1983 and B.A. degree with Honors in Sociology from the University of Tel Aviv, Israel in 1980. Ms. Feuer was selected to serve our Chairperson of the Audit Committee because she possesses particular knowledge and experience of many years as a CFO in corporate finance and strategic planning.

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Yossi Dagan, Chief Financial Officer: Mr. Dagan was appointed CFO on July 1, 2017. He is a Certified Public Accountant. From 2015 to 2017, Mr. Dagan has served as CFO of Top Image Systems Ltd (NASDAQ: TISA), a reporting company under the Securities Exchange Act of 1934 organized under the laws of Israel. TISA is a global company that employs 220 employees, principally in the United States, Israel, Germany, UK, Singapore, Japan and Brazil. Prior to his position as CFO of TISA, Mr. Dagan served as VP of Finance at Kenshoo, an Israeli based global SaaS company employing 600 employees. At Kenshoo, Yossi was responsible for all aspects of Finance, including leading the financial planning and analysis team through a $100 million budget preparation which included revenue modeling, forecasting and application of other economic models. Prior to Kenshoo, Mr. Dagan served as Corporate Controller at Imperva Inc. (NYSE: IMPV), a leading provider of cyber security solutions in the cloud and on premises that protect business-critical data and applications. At Imperva, he was responsible for all accounting, tax and treasury operations and was centrally involved in the company moving from an early stage start-up through an initial public offering to become a successful global public company. Prior to Imperva, Mr. Dagan was a manager at PriceWaterhouseCoopers. He is a CPA and holds a BA in Accounting and Business from The College of Management. Mr. Dagan began his accounting career at PriceWaterhouseCoopers in Israel in 2003, received his degree as a Certified Public Accountant in Israel in 2005 and received his Bachelor of Business degree with a major in accounting in 2003 from The College of Management, Rishon Le’Zion, Israel.

Key Medical Personnel of our Israeli Subsidiary, One World Cannabis Ltd.

Dr. Oron Yacoby Zeevi, Chief Scientific Officer: Dr. Yacoby Zeevi has more than 20 years of extensive scientific experience with both private and publicly listed companies in the biopharmaceutical industry. In 2008, Dr. Yacoby Zeevi joined Neuroderm Ltd (Nasdaq: NDRM), a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system (CNS) disorders as the Vice President of Research and was promoted to the position of VP R&D. From October 2016 until her recent departure, she served as Chief Scientific Officer of Neuroderm, which was sold to Mitsubishi Tanabe Pharma for US $1.1 billion in July 2017. Dr. Yacoby Zeevi, is the inventor of over 50 issued patents and patents pending. Her expertise lies in industry-oriented innovation and scientific research, accelerating and orchestrating the evolution of new ideas through R&D PoC, IP, CMC, early efficacy and safety trials, regulatory affairs and market landscape mapping in fields of unmet medical needs, towards development of commercially viable pharmaceutical or agricultural products. Dr. Yacobi Zeevi earned her PHD in micro biology and immunology from the Ben Gurion University of Be’er Sheva, Israel and also holds a degree of Doctor in Veterinary Medicine from the Hebrew University of Jerusalem.

Alon Sinai, Chief Operating Officer.: Mr. Sinai has served with our subsidiary since July 1, 2014. He serves as our liaison with the major Israeli medical institutions in negotiating our collaboration agreements. He is a retired Lieutenant-Colonel who served in the Medical Corps of IDF from 1987 to 2013. Mr. Sinai successfully completed the NATO School Oberammergau Program, NATO’s individual training and education facility at the operational level. Mr. Sinai recently served as Head of the Doctrine, Instruction and Training Department of the IDF, where he was responsible for commanding and developing emergency medical facilities, writing professional doctrine and literature for the IDF Medical Corps and working with foreign militaries. Mr. Sinai is currently pursuing his Ph.D. in Health Systems Management at Ben-Gurion University of the Negev, where he previously earned an MA in Health Systems Management and a B.EMS in Emergency Medicine.

Dr. Yehuda Baruch, Chief Medical Officer and Regulatory Affairs Officer: Dr. Baruch has been employed with our subsidiary since January 2015. Dr. Baruch served as Head of the Israeli Ministry of Health’s Medical Marijuana Program from 2001 through 2012, directing its efforts on regulation, chaired the indication committee, secured Helsinki Approvals for medical research, and managed regulation of patient licensing and dosage. Dr. Baruch has extensive experience in researching medical cannabis, most notably for its effect on PTSD. From 2004 until 2014, Dr. Baruch also served as CEO of Abarbanel Mental Health Center in Bat Yam, Israel, prior to which, he was the director of Israel’s Ministry of Health medical management division, and director general of Be’er Yakov Mental Health Center. He has taught at Ben-Gurion University of the Negev and Tel Aviv University’s Sackler School of Medicine. As Colonel in the Israeli Defense Force’s Medical Corps, Dr. Baruch was the director of the Israeli field hospital in India following the 2001 earthquake and was the director of the joint USA-Israel Mental Health Team operation in Sri Lanka following the 2004 tsunami. Dr. Baruch was the director of the Health Administration Division in the Israel Ministry of Health for five years from 1999 to 2004 and for the past 10 years has been the director of Abarbanel Mental Health Center and lecturer at Ben Gurion and Bar Ilan Universities. Dr. Yehuda Baruch has a MD and MHA both from Tel Aviv University.

Family Relationships

There are no family relationships between any of our directors and our executive officers.

Board Leadership Structure

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our Board of Directors is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our Board of Directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at Board of Directors and committee meetings.

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Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have determined that it is in the best interest of the Company and its shareholders to separate these roles. Mr. Bignitz’s served as a both the Chairman of our Board of Directors and our Chief Executive Officer until July 24, 2017. Dr. Stanley Hirsch was appointed as Chairman of the Board on July 24, 2017. He has extensive executive and board level experience for more than the past 25 years in private and publicly listed companies in biopharmaceutical and agricultural biotech industries, among others, including direct experience in raising capital and leading M&A activity together with multi-cultural management skills, having managed companies in Israel, Brazil, UK, China and the United States.

Director Independence

Mr. Hirsch and Ms. Hannah Feuer are independent directors and Mr. Bignitz is not “independent” as such term is defined by the applicable listing standards of The Nasdaq Stock Market LLC.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, which is comprised of a majority of independent directors. Ms. Hannah Feuer is the Chairperson of our Audit Committee. Dr. Hirsch and Mr. Bignitz are also members of the Audit Committee.

The Board of Directors has determined that Ms. Feuer, a Chairperson of our audit committee, is an “audit committee financial expert” as defined in Item 407 of Regulation S-K and is “independent” as such term is defined by the applicable listing standards of The Nasdaq Stock Market LLC. Ms. Feuer has extensive financial experience. She is a Senior CFO with more than 20 years of experience in capital markets and management in financial institutions

Code of Ethics

Because we are a small reporting company and include only five employees, we have not previously adopted a code of ethics. However, we are in the process of adopting a code of ethics.

Potential Conflicts of Interest

Since we did not have an audit or compensation committee that was comprised of a majority of independent directors until October 2017, the functions that would have been performed by such committees were performed by our Board of Directors. Thus, there was a potential conflict of interest in that until July 24, 2017, when Mr. Hirsch was appointed to a Chairman of the board as the first and only independent director, our previously sole director was also the chief executive officer and had the authority to determine issues concerning management compensation, in essence their own compensation, and audit issues that may have affected management decisions. We are not aware of any other conflicts of interest that exist or may have existed with any of our executives or directors.

Board’s Role in Risk Oversight-Audit Committee

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. In addition, effective October 31, 2017, we established an Audit Committee with the appointment of Hannah Feuer, a newly appointed Director, serving as Chairperson of the Audit Committee.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary compensation table

The following table contains information concerning the compensation paid during each of the two years ended December 31, 2017 and 2016 to persons covered by Item 401(m)(2) of Regulation S-K (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Total
Mordechai Bignitz, CEO and Director (1)	2017	$63,000	―	$561,000	$624,000
	2016	$32,000	―	$402,000	$32,000

Dr. Yehuda Baruch, Chief Medical Officer and Regulatory Affairs Officer (2)	2017	$76,000	―	$393,000	$469,000
	2016	$32,000	―	$282,000	$314,000

Alon Sinai, Chief Operating Officer (3)	2017	$63,000	―	$393,000	$456,000
	2016	$32,000	―	$282,000	$314,000

(1) On July 15, 2014, the Company entered into a service agreement with Mr. Bignitz pursuant to which Mr. Bignitz agreed to serve as our Chief Executive Officer. In 2016, Mr. Bignitz’ compensation was approximately $3,000 per month. On June 1, 2017 Mr. Bignitz’s compensation was increased to approximately $7,000 per month. In addition, On December 15, 2016, the Company granted 10,000,000 options to Mr. Bignitz at an exercise price of $0.05. The options shall vest 1/3 on the grant date, and 2/3 on a quarterly basis from the grant date for a period of two years. Mr. Bignitz is entitled to a 60-day early notice period upon termination of his employment agreement.

(2) Dr. Baruch was appointed Chief Science Officer on November 2, 2016 and effective February 18, 2018 was appointed as Chief Medical and Regulatory Affairs Officer. Prior to his appointment, Dr. Baruch served as Director of Research and Regulatory Affairs since July 15, 2014. In 2016, Dr. Baruch’s compensation was determined to approximately $3,000 per month. On June 1, 2017 Dr. Baruch’s compensation was increased to approximately $7,000 per month. Dr. Baruch is entitled to certain pension benefits that amounted to approximately $8,000 and $4,000 in 2017 and 2016, respectively. In Addition, Dr. Baruch holds a company Car. On December 15, 2016, the Company granted 7,000,000 options to Dr. Baruch at an exercise price of $0.05. The options shall vest 1/3 on the grant date, and 2/3 on a quarterly basis from the grant date for a period of two years. Dr. Baruch is entitled to a 60-day early notice period upon termination of his employment agreement.

(3) Mr. Sinai was appointed Chief Operating Officer on July 1, 2014. In 2016, Mr. Sinai’s compensation was determined to approximately $3,000 per month. On June 1, 2017 Mr. Sinai’s compensation was increased to approximately $7,000 per month. In addition, On December 15, 2016, the Company granted 7,000,000 options to Mr. Sinai at an exercise price of $0.05. The options shall vest 1/3 on the grant date, and 2/3 on a quarterly basis from the grant date for a period of two years. Mr. Sinai is entitled to a 30-day period upon termination of his agreement.

Narrative Disclosure to Summary Compensation Table

Agreements with other Executive Officers.

On July 11, 2014, the Company entered into a services agreement with Shmuel De-Saban our former CFO, pursuant to which Mr. De-Saban agreed to serve as our Chief Financial Officer for compensation consisting of 132,500 shares of common stock issued on October 23, 2014 and 62,916 shares of common stock issued on December 22, 2014. On October 2, 2014, the Company entered into a supplement to the employment agreement with Mr. De-Saban pursuant to which it issued Mr. De-Saban options to purchase 977,080 shares of common stock at an exercise price of $0.01, which options expire on October 1, 2018. The options shall vest upon the achievement of certain milestones by our subsidiary. As of December 31, 2015, no milestone has been achieved and no options have vested. Mr. De-Saban agreed to forfeit his options on January 31, 2016 in connection with entry into a new services agreement. On January 31, 2016, the Company and Mr. De-Saban entered into a new services agreement pursuant to which he agreed to serve as our Chief Financial Officer for compensation consisting of 195,416 shares of common stock. Either party was permitted to terminate the agreement without cause upon 30 days-notice. On June 15, 2017 Mr. De-Saban resigned from his role as our Chief Financial Officer.

On June 24, 2017, the Company entered into an employment agreement with Yossi Dagan our CFO. Mr. Dagan is entitled to a monthly gross base salary of approximately $7,000 and social benefits including certain pension and education benefits. In addition Mr. Dagan is entitled to expense reimbursement of approximately $100 per month and cellular phone expense reimbursement. Mr. Dagan has been granted 1,500,000 options at an exercise price of $0.05, the options shall vest 1/3 on the first anniversary and the remaining 2/3 on a quarterly basis. Upon continuance of Mr. Dagan’s employment, all options should become fully vested by the second anniversary of the commencement date. Mr. Dagan is entitled to a 90-day early notice period upon termination of the employment agreement.

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Aggregated Option Exercises and Fiscal Year-End Option Value

During the year ended December 31, 2017 Mr. De-Saban exercised 293,906 options into our shares of common stock and the remaining outstanding options of 456,094 were forfeited.

Outstanding equity awards at 2017 fiscal year end

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mordechai Bignitz	6,666,667	3,333,333	0.05	December 14, 2026
Yehuda Baruch	4,666,667	2,333,333	0.05	December 14, 2026
Alon Sinai	4,666,667	2,333,333	0.05	December 14, 2026

Directors compensation

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Total
Dr. Stanley Hirsch, Chairman (1)	2017		$42,000	$	―		$499,000		$541,000
Ms. Hannah Feuer, Audit Committee Chairperson (2)	2017	$	―	$	―	$	―	$	―
Mordechai Bignitz, CEO and Director	2017		$63,000	$	―		$561,000		$624,000

(1)	On July 24, 2017, the Company entered into a consulting agreement with Dr. Stanley Hirsch our Chairman of the board. Mr. Hirsch is entitled to a monthly payment of approximately $7,000. In addition Mr. Hirsch has been granted 1,500,000 options at an exercise price of $0.05, the options shall vest 1/3 on the grant date, 1/3 on the first anniversary and the remaining options shall vest on a quarterly basis from the first anniversary. Dr. Hirsch is entitled to an early notice of 60 days upon termination of the consulting agreement.

(2)	On October 31, 2017 Ms. Hannah Feuer was appointed to serve as our Audit Committee Chairperson. Ms. Feuer’s is entitled to a compensation of $950 for attendance at meetings of our Board of Directors; (ii) $560 for telephonic participation at meetings of our Board of Directors; (iii) $470 for execution of resolutions of our Board of Directors. In addition, on February 12, 2018, Ms. Feuer has been granted 150,000 options at an exercise price of $0.05. The options shall vest 1/3 on the first anniversary and the remaining 2/3 on a quarterly basis. In 2017 there were no payments made to Ms. Feuer.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation paid to our executive officers or as disclosed otherwise herein, since January 1, 2015 there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer of the Company or executive officer of our subsidiary, or beneficial holder of more than 5% of the outstanding common stock , or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

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PRINCIPAL STOCKHOLDERS

The table below provides information regarding the beneficial ownership of the common stock as of April 30, 2018, of (1) each person or entity who owns beneficially 5% or more of the shares of our outstanding common stock, (2) each of our directors, (3) each of the Named Executive Officers, (4) our directors and officers as a group and (5) certain employees of our subsidiary. Except as otherwise indicated, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated below, the address for each beneficial owner listed is c/o OWC Pharmaceutical Research Corp., at 2 Ben Gurion Street, P.O. Box 73, Ramat Gan, 5257334, Israel.

	Shares Beneficially Owned(1)
	Number	Percent
Name and Address of Beneficial Owner**
Directors and Named Executive Officers:
Mordechai Bignitz(2)	8,333,333	5.3%
Dr. Stanley Hirsch(3)	500,000	*
Ms. Hannah Feuer(4)	-	*
Alon Sinai(5)	6,844,583	4.4%
Dr. Yehuda Baruch(6)	7,953,333	5.1%
All directors and current executive officers as a group (7 persons)(7)	23,631,249	13.8%

* Less than one percent

(1) Represents shares of common stock outstanding as of April 30, 2018 including 20,500,000 shares of common stock that may be acquired by our officers and directors upon exercise of options, warrants and other rights exercisable within 60 days of April 30, 2018.

(2) Consists of 7,500,000 shares of our common stock held by Mordechai Bignitz and 833,333 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 30, 2018.

(3) Consists of 500,000 shares of our common stock held by Dr. Stanley Hirsch issuable upon the exercise of options exercisable within 60 days following April 30, 2018.

(4) There are no vested options held by Ms. Feuer or exercisable within 60 days following April 30, 2018.

(5) Includes 1,011,250 shares of our common stock, 4,666,667 shares of our common stock issuable upon the exercise of options and 583,333 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 30, 2018.

(6) Includes 2,120,000 shares of our common stock, 4,666,667 shares of our common stock issuable upon the exercise of options and 583,333 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 30, 2018.

(7) See footnotes (2) to (6) above.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share, of which 500 shares have been designated as “Series A Preferred Stock.” As of June 13, 2018, there were issued and outstanding:

●	147,758,908 shares of common stock;
●	500 shares of our Series A Preferred Stock, which are currently convertible into 25,000,000 shares of our common stock;
●	options to purchase 27,450,000 shares of common stock; and
●	warrants to purchase 23,350,869 shares of commons stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the corporation, holders of common stock are to share in all assets remaining after the payment of liabilities. Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes 20,000,000 shares of preferred stock, of which 1,000 shares have been designated as “Series A Preferred Stock.” It permits our Board of Directors to fix the powers, preferences, rights, qualifications, limitations or restrictions of the preferred stock and any series thereof. Other than our Series A Preferred Stock described below, no other shares of our preferred stock has been issued and no such shares were subject to outstanding options and other rights to purchase or acquire.

Series A Preferred Stock

As of June 13, 2018, there were issued and outstanding 500 shares of our Series A Preferred Stock (the “Series A Preferred Shares”), which are currently convertible into 25,000,000 shares of our common stock at a conversion price of $0.20, subject to adjustment pursuant to the anti-dilution provisions of the Preferred Shares. The Series A Preferred Shares have a beneficial ownership limitation such that none of the holders of the Series A Preferred Shares have the right to convert the Series A Preferred Shares to the extent that after giving effect to such conversion, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of our common stock outstanding immediately after giving effect to such conversion. By written notice to us, however, a holder of the Series A Preferred Shares may waive the Maximum Percentage provision, which such notice will be effective 61 calendar days after the date of such notice.

The Series A Preferred Shares rank senior to our common stock with respect to dividends, redemption rights, distributions and payments upon the liquidation, dissolution and winding up of the Company. Holders of the Series A Preferred Shares are entitled to vote on all matters requiring a vote o the shareholder of the Company as a single stock, and each holder of the Series A Preferred Shares is entitled to vote the number of shares of common stock into which such holders Series A Preferred Shares would be convertible into as of the record date.

Holders of the Series A Preferred Shares are entitled to receive dividends on each share of the Series A Preferred Stock, payable quarterly on March 31, June 30, September 30 and December 31, commencing June 30, 2018 (which will be prorated) in an amount equal to 5% per annum of the stated value ($10,000 per share of the Series A Preferred Stock) and which shall be cumulative. Such dividends are to be paid in cash or freely tradeable shares of our common stock at our sole discretion, subject to certain conditions. If in the event the we elect to pay a dividend in shares of our common stock to the holders of the Series A Preferred Shares, the number of shares of our common stock will be determined in accordance with the terms of the Series A Preferred Shares. The Company may only elect to pay cash dividends to the Series A Preferred Shares to the extent there are amounts available for the payment of dividends in accordance with applicable Delaware law.

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The terms of the Preferred Shares contain both mandatory and conditional redemption provisions. Certain mandatory redemption provisions provide that, beginning January 25, 2019 and continuing for every thirty-day period thereafter (each a “Mandatory Redemption Date”), we are required to offer to redeem 1/12th of the outstanding Series A Preferred Shares for an amount equal to 110% of the stated value ($10,000) of such shares of Series A Preferred Stock plus any accrued but unpaid dividends to the Mandatory Redemption Date (the “Mandatory Redemption Amount”), and may be redeemed in cash or, at our sole discretion, freely tradeable shares of our common stock, subject to certain conditions. In addition, if we receive gross cash proceeds of $10,000,000 or more in connection with a closing of an offering of our securities, the terms of the Series A Preferred Shares require us to make an offer to the holders of shares of the Series A Preferred Stock to redeem fifty percent (50%) of the outstanding Series A Preferred Shares at either (i) 115% of the stated value of each Preferred Share ($10,000) plus any unpaid accrued dividends if redeemed on or prior to October 30, 2018 or (ii) 120% of the stated value of each Preferred Share ($10,000) plus any unpaid accrued dividends if redeemed after October 30, 2018 (the “Redemption Premium”). In the event of an asset sale resulting in an amount of proceeds in excess of $500,000, we are required to offer to redeem to 100% of the outstanding Series A Preferred Shares for the Redemption Premium. We may also be required, at the option of holders of the Series A Preferred Shares to redeem any outstanding shares of Series A Preferred Stock upon a change of control or bankruptcy event.

The terms of the Series A Preferred Shares contain a deemed liquidation preference and provide for anti-dilution protection for issuances of shares of our common stock at a price per share less than a price equal to the conversion price.

Warrants

As of June 13, 2018, we had warrants outstanding to purchase 20,850,869 shares of our common stock at a weighted average exercise price of $0.36.

We have issued a few classes of warrants that are currently outstanding. The following table present a summary of our warrants outstanding:

	Number of Warrants outstanding	Weighted average exercise price	Weighted average remaining contractual term (years)
Class E Warrants	350,000	$0.25	0.58
Class G Warrants	2,154,924	$0.25	0.56
Class H Warrants	2,935,469	$0.40	1.56
Class I Warrants	520,000	$0.50	0.60
Class K Warrants	1,767,250	$1.00	0.17
Class L Warrants	623,226	$1.40	0.20
Warrants granted in connection with the April 2018 Private Placement	15,000,000	$0.22	4.88
Warrants outstanding at June 13, 2018	23,350,869	$0.34	3.42

Options

As of June 13, 2018, 18,700,000 shares of our common stock were issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $0.05 per share.

Anti-Takeover Provisions

Provisions in our certificate of incorporation and bylaws may discourage certain types of transactions involving an actual or potential change of control of our company which might be beneficial to us or our security holders.

As noted above, our certificate of incorporation permits our board of directors to issue shares of any class or series of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.

Our bylaws generally provide that any board vacancy, including a vacancy resulting from an increase in the authorized number of directors, may be filled by a majority of the directors, even if less than a quorum. Additionally, our bylaws provide that annual meetings may only be called by the Board of Directors and special meetings of the stockholders for the purpose of taking any action permitted to be taken by the stockholders under Delaware law or our certificate of incorporation may be called by the chairman of the board or the president or any vice president or the board of directors or by the holders of shares entitled to cast not less than 10 percent of the votes at the meeting. These provisions may prevent shareholders from bringing matters before a meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

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Anti-takeover effects of Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws

Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies

In accordance with our amended and restated certificate of incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

No written consent of stockholders

Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Amendment to by-laws and certificate of incorporation

As required by the Delaware General Corporation Law, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our amended and restated certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class

Blank check preferred stock

Our amended and restated certificate of incorporation provides for 20,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

As of June 13, 2018, there were issued and outstanding 500 shares of our Series A Preferred Stock.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

OTCQB Quotation

Our common stock is quoted on the OTCQB under the symbol “OWCP.”

Transfer agent and registrar

The transfer agent of our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, (212) 828-8436.

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale from time to time of up to 47,500,000 shares of our common stock by the selling stockholder. The number of shares offered for sale by the selling stockholder consists of up to (i) 140% of the 25,000,000 shares (or 35,000,000 shares) of our common stock currently issuable upon conversion of the Preferred Shares and (ii) 12,500,000 shares of our common stock currently issuable upon exercise of the Warrants. For additional information regarding the issuance of the Preferred Shares and Warrants, see “Prospectus Summary—Recent Developments—April 2018 Private Placement.” We are registering the shares of our common stock in order to permit the selling stockholder to offer the shares for resale from time to time. The selling stockholder is an investor who has had no position, office, or other material relationship (other than as a purchaser of securities) with us or any of our affiliates within the past three years. Our knowledge is based on information provided by the selling stockholder questionnaire in connection with the filing of this prospectus.

The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock and percentage of shares of common stock beneficially owned by the selling stockholder, based on their respective ownership of shares of common stock, as of June 1, 2018, assuming conversion of the Series A Preferred Shares and exercise of the Warrants held by such selling stockholder on that date but taking account of any limitations on exercise set forth therein. The percentage of shares beneficially owned prior to the offering is based on 147,758,908 shares of our common stock outstanding as of June 1, 2018. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling stockholder may offer under this prospectus and does not take into account any limitations on the conversion of Series A Preferred Shares and exercise of Warrants set forth therein.

Under the terms of the Series A Preferred Shares, the holder does not have the right to convert the Series A Preferred Shares to the extent that after giving effect to such conversion, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of our common stock outstanding immediately after giving effect to such conversion. By written notice to us, however, the holder may waive the Maximum Percentage provision, which such notice will be effective sixty-one (61) calendar days after the date of such notice. Similarly, under the terms of the Warrants, the holder does not have the right to exercise the Warrants to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Maximum Percentage. However, by sixty-one (61) days’ prior notice to us the holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. The numbers in the second and fourth columns reflect these limitations. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to this Offering				Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Shares of Common Stock To Be Beneficially Owned Upon Completion of this Offering (1)
Selling Stockholder	Number		Percentage				Number	Percentage
Discover Growth Fund (1)	7,776,784	(2)	4.99	%(2)	37,500,000	(2)	0	―

(1)	Assumes the selling stockholder sells all of the shares of common stock included in this prospectus.

(2)	Ownership of our common stock by Discover Growth Fund includes (i) 25,000,000 shares of our common stock issuable upon the conversion of the Series A Preferred Shares held by the selling stockholder and (ii) 12,500,000 shares of common stock issuable upon the exercise of the Warrants held by the selling stockholder. Under the terms of the Series A Preferred Shares, the holder does not have the right to convert the Series A Preferred Shares to the extent that after giving effect to such conversion, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of our common stock outstanding immediately after giving effect to such conversion. By written notice to us, however, the holder may waive the Maximum Percentage provision, which such notice will be effective sixty-one (61) calendar days after the date of such notice. Similarly, under the terms of the Warrants, the holder does not have the right to exercise the Warrants to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Maximum Percentage. However, by sixty-one (61) days’ prior notice to us the holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. The numbers in the second column reflect these limitations. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.” David Sims, the Director of Discover Growth Fund, is the natural person with voting and dispositive power over the shares held by the selling stockholder. The selling stockholder’s address is 103 South Church Street, 4th Floor, Grand Cayman KY1-1002, Cayman Islands.

61

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

62

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all sales or brokerage commissions. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which (i) the selling stockholder has sold all of the shares covered by this prospectus or (ii) all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

63

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The audited consolidated financial statements as of December 31, 2017 and December 31, 2016, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows, for the years then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Fahn Kanne & Co., the Israeli member firm of Grant Thornton International Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our website address is www.owcpharma.com. The information contained in, and that can be accessed through, our website is not incorporated into and shall not be deemed to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

64

OWC Pharmaceutical Research Corp.

F-1

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	US dollars (except share data)
	March 31, 2018	December 31, 2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	691,558	970,542
Prepaid expenses	11,669	74,298
Total Current Assets	703,227	1,044,840

Property and Equipment	32,919	16,243

Total Assets	736,146	1,061,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	70,926	64,814
Other current liabilities	63,546	105,671
Deferred revenue	100,000	100,000
Total Current Liabilities	234,472	270,485

Total Liabilities	234,472	270,485

Commitments and Contingencies (Note 4)

Stockholders’ Equity:
Preferred stock, $0.00001 par value; 20,000,000 shares authorized at March 31, 2018 and December 31, 2017 ; no shares issued and outstanding at March 31, 2018 and December 31, 2017	-	-
Common stock, $0.00001 par value; 500,000,000 shares authorized at March 31, 2018 and December 31, 2017 ; 147,758,908 shares issued and outstanding at March 31, 2018 and December 31, 2017	1,478	1,478
Additional paid-in capital	16,513,950	16,168,469
Services receivable	(284,095)	(524,792)
Common stock subscriptions receivable	(238,724)	(344,006)
Accumulated deficit	(15,494,051)	(14,516,912)
Accumulated other comprehensive income	3,116	6,361
Total Stockholders’ Equity	501,674	790,598

Total Liabilities and Stockholders’ Equity	736,146	1,061,083

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-2

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	US dollars (except share data)
	Three Months Ended March 31,
	2018	2017
	(unaudited)
Operating expenses:
Research and development	155,333	34,016
General and administrative	821,181	1,401,349
Total operating expenses	976,514	1,435,365

Operating loss	(976,514)	(1,435,365)

Other expenses:
Financing expenses, net	(625)	-
Net Loss	(977,139)	(1,435,365)

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,245)	6,969

Comprehensive loss	(980,384)	(1,428,396)

Basic and diluted per share amounts:
Basic and diluted net loss	$(0.01)	$(0.01)

Weighted average shares outstanding (basic and diluted)	147,758,908	143,028,447

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-3

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Common Stock	Additional Paid-in Capital	Services Receivable	Common Stock Subscriptions Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
US dollars (except share data)
Balance at December 31, 2016	139,447,782	1,395	11,039,102	(592,083)	(395,011)	(9,958,465)	6,050	100,988
Stock-based compensation	100,000	1	2,049,738	-	-	-	-	2,049,739
Financial instruments issued for services to be received	1,166,127	12	1,187,014	(1,187,026)	-	-	-	-
Amortization of services receivable				1,254,317	-	-	-	1,254,317
Common stock issued upon exercise of warrants	1,750,642	18	225,142	-	-	-	-	225,160
Common stock issued upon exercise of options and warrants on cashless basis	890,719	8	(8)	-	-	-	-	-
Payments received on subscriptions receivable	-	-	-	-	51,005	-	-	51,005
Common stock issued for cash @$0.13 together with detachable warrants	904,924	9	117,631	-	-	-	-	117,640
Common stock issued for cash @$0.17 together with detachable warrants	588,237	6	99,994	-	-	-	-	100,000
Common stock issued for cash @$0.25 together with detachable warrants	520,000	5	129,995	-	-	-	-	130,000
Common stock issued for cash @$0.50 together with detachable warrants	1,767,250	18	883,607	-	-	-	-	883,625
Common stock issued for cash @$0.70 together with detachable warrants	623,227	6	436,254	-	-	-	-	436,260
Other comprehensive income	-	-	-	-	-	-	311	311
Net loss	-	-	-	-		(4,558,447)		(4,558,447)
Balance at December 31, 2017	147,758,908	1,478	16,168,469	(524,792)	(344,006)	(14,516,912)	6,361	790,598
Stock-based compensation	-	-	345,481	-	-	-	-	345,481
Amortization of services receivable	-	-	-	240,697	-	-	-	240,697
Payments received on subscriptions receivable	-	-	-	-	105,282	-	-	105,282
Other comprehensive loss	-	-	-	-	-	-	(3,245)	(3,245)
Net Loss	-	-	-	-	-	(977,139)	-	(977,139)
Balance at March 31, 2018 (unaudited)	147,758,908	1,478	16,513,950	(284,095)	(238,724)	(15,494,051)	3,116	501,674

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-4

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	US dollars
	Three Months Ended March 31,
	2018	2017
	(unaudited)
Cash flows from operating activities:
Net Loss	(977,139)	(1,435,365)
Adjustments to reconcile net loss
to cash used in operating activities:
Depreciation	1,564	2,450
Stock-based compensation	345,481	1,057,904
Amortization of services receivable	240,697	178,866
Changes in assets and liabilities:
(Increase) decrease in prepaid expenses	62,629	(4,246)
Increase (decrease) in accounts payable	(1,648)	(2,631)
Increase (decrease) in other current liabilities	(42,125)	5,431
Cash used in operating activities:	(370,541)	(197,591)

Cash flows from investing activities:
Purchase of property and equipment	(10,480)	(1,080)
Cash used in investing activities	(10,480)	(1,080)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	-	1,650,900
Proceeds from the exercise of warrants	-	66,666
Proceeds from the payment of stock subscriptions	105,282	-
Proceeds of debt borrowings, net of related expenses	-	50,000
Cash provided by financing activities	105,282	1,767,566

Foreign currency translation adjustments on cash and cash equivalents	(3,245)	6,969

Change in cash and cash equivalents	(278,984)	1,575,864
Balance of cash and cash equivalents at beginning of period	970,542	472,282
Balance of cash and cash equivalents at end of period	691,558	2,048,146
Supplemental cash flow information:
Non-cash transactions:
Net share settlement of warrant exercise	-	130,000

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-5

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1	–	GENERAL

A.	Organizational Background

OWC Pharmaceutical Research Corp. (“OWCP” or the “Company”) is a Delaware corporation and was incorporated under the laws of the State of Delaware on March 7, 2008. The Company is a medical cannabis-based research and development company that applies conventional pharmaceutical research protocols and disciplines to the field of medical cannabis with the objective of establishing a leadership position in the research and development of medical cannabis therapies, products and delivery technologies. The Company is currently engaged in the research and development of cannabis-based medical products (the “Product Prospects”) for the treatment of multiple myeloma, psoriasis, chronic pain syndromes, fibromyalgia PTSD and development of unique delivery systems. These include a cannabis-based topical cream, cannabis sublingual disintegrating tablet and advanced Nasal delivery.

The accompanying consolidated financial statements of OWCP and its wholly owned subsidiary One World Cannabis, Ltd. (“OWC” or the “Israeli subsidiary”) were prepared from the accounts of the Company under the accrual basis of accounting.

B.	Liquidity

The development and commercialization of the Company’s product is expected to require substantial expenditures. The Company has not yet generated material revenues from operations and therefore is dependent upon external sources for financing its operations. As of March 31, 2018, the Company has an accumulated deficit of $15,494,051. In addition, during the three months ended March 31, 2018, the Company reported losses and negative cash flows from operating activities.

On April 30, 2018, the Company entered into and consummated a Securities Purchase Agreement with a new investor, pursuant to which, the Company issued (i) 500 shares of Preferred Stock designated as Series A Preferred Stock that are convertible into 25,000,000 shares of common stock and (ii) Warrants that are eligible for conversion into 12,500,000 shares of common stock for an aggregate purchase price of $5,000,000 (see also Note 5).

Raising of funds mitigates any substantial doubt related to the Company’s ability to continue as a going concern.

C.	Risk factors

The Company has a limited operating history and faces a number of risks and uncertainties, including risks and uncertainties regarding continuation of the development process, demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of products by competitors. Additionally, other risk factors also exist, such as the ability to manage growth and the effect of planned expansion of operations on the Company’s future results and the availability of necessary financing. In addition, the Company expects to continue incurring significant operating costs and losses in connection with the development and marketing of its products.

D.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from the estimates. As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to stock-based compensation related to employees and non-employees awards.

F-6

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Presentation

Accounting Principles

The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) related to interim financial statements. As permitted under those rules, certain information and footnote disclosures normally required or included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are considered necessary to present fairly the results of the Company’s financial position and operating results for the interim periods. All such adjustments are of a normal recurring nature. The accompanying condensed consolidated balance sheet as of December 31, 2017 and the condensed consolidated statement of changes in stockholders’ equity for the year then ended have been derived from the consolidated financial statements contained in our Annual Report on form 10-K.

The results for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any other interim period in the future.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Net Loss Per Share

Diluted loss per share for the three months ended March 31, 2018 and 2017, excludes the impact of common stock options and common stock warrants, totaling 27,005,370 and 18,884,843 shares, respectively, as the effect of their inclusion would be anti-dilutive, due to the net loss.

B.	Recent Accounting Pronouncements

1.	In February 2016, the FASB issued ASU No. 2016-02, Leases. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods therein. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. Early adoption is permitted.

The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements and related disclosures.

2.	In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash” (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.

This new guidance did not have a material impact on the Company’s consolidated financial statements.

3.	In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation”. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance became effective for the fiscal year beginning on January 1, 2018, including interim periods within that year.

This new guidance did not have a material impact on the Company’s consolidated financial statements.

F-7

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B.	Recent Accounting Pronouncements (Cont.)

4.

In July 2017, the FASB issued ASU 2017-11, “Earnings per share: I. Accounting for Certain Financial Instruments with Down Round Features”, which allows companies to exclude a down round feature when determining whether a financial instrument is considered indexed to the entity’s own stock. As a result, financial instruments with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach.

The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

NOTE 3	-	EVENTS DURING THE PERIOD

	A.	Stock-based compensation

1.	In 2016, the Company approved the 2016 Employee Incentive Plan (the “2016 Plan”) which provides for the issuance of common stock, stock options and other stock-based awards to employees, officers, directors, consultants, and advisors. The number of shares reserved for issuance under the 2016 Plan is 36,000,000 shares of common stock.

2.	On February 12, 2018, the Company granted options exercisable into 150,000 shares to its Chairperson of the Audit Committee under the 2016 Plan at an exercise price of $0.05 per share. The options become vested over a three-year period from the date of grant. The options shall vest 1/3 one year from the grant date and the remaining 2/3 on a quarterly basis (8.33% per quarter). The Company used the Black-Scholes-Merton pricing model to estimate the fair value. The Black-Sholes-Merton pricing model assumptions used are as follows: expected dividend yield of 0%; risk-free interest rate of 1.8%-2.07%; expected volatility of 242%, and expected term of 5 years. The fair value of the options at the grant date was $63,615. During the three month period ended March 31, 2018, as result of such grant, the Company recognized compensation expense of $5,520, and there was $58,095 of unrecognized compensation expense related to non-vested option grants.

3.	The following tables present a summary of the status of the grants to employees, officers and directors as of March 31, 2018.

	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value*
Options outstanding at December 31, 2017	27,300,000	$0.05	4.6	$11,015,580
Granted	150,000	$0.05
Exercised	-	$0.00
Lapsed	-	$0.00
Options outstanding at March 31, 2018	27,450,000	$0.05	4.4	$5,218,850
Options exercisable at March 31, 2018	18,654,500	$0.05	3.9	$3,538,910

*The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of first quarter of 2018 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2018. This amount is impacted by the changes in the fair value of the Company’s shares.

F-8

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3	-	EVENTS DURING THE PERIOD POLICIES (Cont.)

	A.	Stock-based compensation (Cont.)

4.	The following table summarizes information about stock options outstanding at March 31, 2018:

	Options Outstanding			Options Exercisable
Range of exercise prices	Shares	weighted average exercise price	Weighted average remaining life in months	Shares	weighted average exercise price

$0.05	27,250,000	$0.05	52.3	18,454,500	$0.05
$ 0.10-$ 0.30	200,000	$0.20	42.6	200,000	$0.20
Total Shares	27,450,000	$0.05	52.2	18,654,500	$0.05

5.	As of March 31, 2018, there was $663,084 of total unrecognized compensation cost related to non-vested stock options granted under the 2016 Plan. This cost is expected to be recognized over a weighted-average period of 1.2 years.

6.	The total equity-based compensation expense related to all of the Company’s equity-based awards, recognized for the three months periods ended March 31, 2018 and 2017, amounting to $586,178 and $1,236,770, respectively. These expenses have been recorded as general and administrative expenses as part of the statement of comprehensive loss.

7.

On December 12, 2017, the Company entered into a new agreement with a service provider, Lyons Capital LLC, pursuant to which the service provider rendered services in February 2018 relating to the 2018 Wall Street Conference at the Deerfield Beach Florida Hilton and sponsorship in the conference for consideration of 150,000 fully vested restricted shares of Common Stock of the Company. The grant was accounted for under ASC 505-50 “share-based payment arrangement with nonemployees”, when the fair value of the grant amounting to $72,000 was recorded as part of general and administrative expenses for the three months ended March 31, 2018. As of March 31, 2018, the aforesaid shares have not been issued by the Company.

B.	Common stock subscriptions receivable

In January 2018, the Company received a cash payment of $105,282 for common stock subscriptions receivable from a former employee.

NOTE 4	-	COMMITMENTS AND CONTINGINCIES

A.	Commitments

1.	On October 11, 2015, OWC entered into a memorandum of understanding with Medmar for the purpose of granting an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market the licensed products described therein in the State of Hawaii and the State of Pennsylvania, pursuant to which Medmar has paid OWC $100,000 ($50,000 during each year ended December 31, 2016 and 2015). On February 8, 2016, OWC and Medmar II, an affiliate of Medmar, executed a right of first refusal agreement providing Medmar certain rights in connection with the commercialization of OWC’s Cannabis-Based Medical Products in other states in the USA, pursuant to which Medmar has paid $50,000 to the Company.

F-9

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	(cont.)

On March 17, 2016, Medmar and OWC executed a consulting and License Agreement (the “Agreement”), pursuant to which OWC granted to Medmar an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market certain of OWC’s products (as defined in the Agreement) in the State of Maryland, against payment by Medmar to OWC of a royalty. As part of the Agreement, the Company received from Medmar an amount of $50,000 as a non-refundable advance.

In 2016, and as OWC does not have any performance obligation in connection with the agreement, OWC recorded revenues in an amount of $50,000.

2.	In April 2015 OWC engaged G.C. Group Ltd., an Israeli corporation specializing in pharmaceutical R&D to provide formulation development services for OWC’s new delivery system in the form of a cannabis soluble tablet. G.C. Group Ltd. successfully completed the first phase of development, a proof of concept of the desired end-product (the soluble tablet) to test the fabric, durability, solidification and other features of the cannabis soluble tablet. The agreement was terminated on December 31, 2015.

3.	In August 2017 OWC engaged PharmItBe Ltd, a company specializing in pharmaceutical R&D to develop a second generation of its cannabis soluble tablet. This development was completed during the second quarter of 2018.

4.	On November 3, 2016, OWC entered into a Joint Venture Memorandum of Understanding with Michepro Holding Ltd. (“EU Partner”), (“JV” or “MOU”). The EU Partner and OWC have agreed as follows: (i) to establish a strategic marketing and distribution alliance (the “JV”) to promote the sale of OWC’s Products in the European Union (the “EU”); (ii) the interest of the parties in the JV shall be held by the parties such that the EU Partner shall hold 25% of such interest and OWC shall hold the remaining 75% of such interest; (iii) OWC shall provide the JV with OWC’s Products for sale and distribution solely in the EU, at prices to be agreed between the parties from time to time; and (iv) EU Partner shall be responsible for the day-to-day management of the JV, at its own costs, and for this purpose shall make available to the JV its knowledge, business connection and personnel, all in order to maximize the sales of OWC’s Products in the EU through the JV. The JV had not commenced operations and did not have any assets or liabilities as of March 31, 2018.

5.

On August 6, 2015, OWC signed a Memorandum of Understanding with Emilia Cosmetics Ltd. (“Emilia”), a large Israeli private label manufacturer which operates in the field of development, production, manufacturing and packaging of health and beauty products including for treatment of human skin disease, for the development, manufacture and marketing of a cannabinoid-based topical cream to treat psoriasis.

On November 27, 2016, the Company and OWC (the “Group”) entered into a license agreement with Emilia (the “License Agreement”). During the fourth quarter of 2016, the Group completed the development process and then initiated a phase I study at Chaim Sheba Medical Center (“Sheba”) to explore the safety of the topical cream on psoriasis. Prior to entering into the License Agreement, the Group and Emilia conducted a development and evaluation program (as defined in the License Agreement) for the development of a specific product comprising Emilia’s formulation with certain medical cannabis extract provided by the Group for topical treatment of psoriasis.

Pursuant to the License Agreement, Emilia granted a limited license to the Group with respect to Emilia’s licensed intellectual property to be developed and commercialized worldwide in the topical treatment of psoriasis in humans with OWC’s Product, as defined in the License Agreement. If such trial proves successful, Emilia will grant the Group an exclusive, worldwide, transferable, royalty-bearing license, with the right to grant sublicenses, to use, sell and commercially exploit the Emilia intellectual property, in consideration for which, from and after the first commercial sales of the licensed product, the Group shall pay to Emilia a royalty at the rate of ten percent of net sales during the period beginning upon the first commercial sale and ending ten years thereafter. In the event the sale of the licensed product during the royalty term reaches the minimum sales targets set forth in the License Agreement, the royalty term will be extended for an additional five-year term.

F-10

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6.	On December 29, 2016, OWC entered into a Research Agreement with Medical Research Infrastructure Development and Health Services Fund (“fund”) by Chaim Sheba Medical Center. Pursuant to the Research Agreement, the Fund shall perform a Phase I, double blind, randomized, placebo-controlled, maximal dose study (the “Study”) to determine the safety and tolerability of topical cream containing MGC (“Medical Grade Cannabis” or the “Study Drug”) in healthy volunteers, employing the services of Professor. Aviv Barzilai, Director of the Department of Dermatology- Chaim Sheba Medical Center, Tel Hashomer, Israel, to lead the Study (the “Investigator”). The Study shall be conducted in compliance with the following, as defined in the Research Agreement: (1) the Protocol; (2) the Ministry Guidelines; (3) the instructions and terms specified in the Helsinki Committee’s approval; (4) the ICH-GCP; (5) the Helsinki Declarations; (6) the applicable laws, rules and regulations regulating such studies which are applicable in Israel (the “Applicable Laws”); and (7) written instructions and prescriptions issued by OWC and governing the administration of the Study Drug. Pursuant to the collaboration agreements and the related amendments, OWC is obliged to pay Sheba $170,000 throughout 2017 and 2018 for conducting the safety study for the cream. As of March 31, 2018, OWC has paid Sheba $43,066 as per Sheba’s payment requests. The Company has recorded $28,969 as Research and Development expenses related to the Study in the three months period ended March 31, 2018.

On October 22, 2014, OWC entered into a collaboration agreement with Sheba Academic Medical Center, a hospital in Tel-Aviv, Israel, relating to the use of cannabis to treat Myeloma. Within the framework of this collaboration agreement, OWC conducted pre-clinical studies on multiple myeloma, which commenced in April 2015. Pursuant to the collaboration agreements, OWC was required to pay Sheba $170,000 for conducting the multiple myeloma trial between the 3rd quarter of 2015 and the second quarter of 2016. As of March 31, 2018, the Company has paid Sheba $65,669 as per Sheba’s payment requests. The Company has not recorded any Research and Development expenses related to this agreement in the three months period ended March 31, 2018.

At present, OWC uses its available working capital to fund these studies.

7.	On January 16, 2018, the Company entered a three-month period exclusivity agreement with Newbridge Securities Corporation (“Newbridge”) effective from December 21, 2017. Pursuant to the agreement, the Company engaged Newbridge to act as its placement agent for a fund raising of up to $7 million. On April 12, 2018, the parties decided to extend the terms of the agreement for another period of three-months. The Company agreed to pay Newbridge a fee of 7.5% of the gross purchase price paid by an investor for securities of the Company at closing of a successful financing. In addition, the Company agreed to issue to Newbridge warrants to purchase the number of shares of common stock of the Company equal to 10% of the aggregate number of fully diluted shares of common stock that have been purchased by an investor. The Warrants shall be exercisable for three years from the financing closing date with an exercise price per share equal to the effective per share price paid for a share of common stock of the Company by an investor. Warrants shall contain customary terms, including provisions for “cashless” exercise, change of control, price based anti-dilution, and customary demand or piggyback registration rights. The Company shall also pay Newbridge warrants solicitation fee equal to 4% of the gross proceeds received by the Company upon cash exercise of any warrants purchased by an investor in connection with the offering. These fees were paid to Newbridge in connection with the transaction described in Note 5.

B.	Contingencies

1.	On February 28, 2017, the Company filed an action for alleged legal malpractice against the NYC law firm of Sichenzia Ross FerenceKesner LLP and Marc J. Ross, Esq. a partner at Sichenzia Ross in New York State Supreme Court in New York County. The Company’s claims arise out of legal services allegedly negligently performed by Ross and Sichenzia Ross. The Company brought the action seeking recovery of monetary damages due to the defendants’ alleged failure to exercise a professional standard of care in their representation of OWCP. The action is currently pending in the Supreme Court of the State of New York, County of New York and is in the discovery phase.

2.	The Company has sued certain individuals in the Supreme Court of the State of New York regarding defaulted obligations related to 2,354,480 shares granted to them. The matter was conditionally settled as against certain individuals; The Company received during the period a payment of $105,282 from one individual, (see Note 3B) and is now seeking to enforce that settlement agreement in court for additional funds amounting to $120,500. The Company has reserved its right to pursue its claims against one individual for an outstanding sum of approximately $15,000.

F-11

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3.	On November 22, 2017, Mr. Ziv Turner, the Company’s subsidiary’s former General Manager (the “Plaintiff”) filed a claim (the “Claim”) with the Tel Aviv Regional Court of Labor against the Company, its subsidiary and the Company’s CEO. The Plaintiff alleged the right to receive Company’s 4,125,000 shares of the Company’s Common Stock in connection with options granted to him in 2016 and a cash compensation of approximately $180,000 for breach of rights and damages. On January 23, 2018, the Company filed a statement of defense rejecting all of the Plaintiffs claims. On April 30, 2018, a first mediation meeting was held, at which the parties presented their positions. At this stage the Company is unable to assess the Claim’s probable outcome.

4.	In November 2017, the Company signed a two-year rental agreement with a landlord for its principle office located in Ramat Gan, Israel. The rental agreement includes an option for one additional year. The monthly rental fees are approximately $4,200 and the remaining minimum payments total approximately $88,000 as of March 31, 2018. During the option period the monthly rental fees shall increase by approximately 7%. During the first quarter ended March 31, 2018, the Company recorded $12,600 as rental expenses.

NOTE 5	-	SUBSEQUENT EVENTS

On April 30, 2018, the Company entered into and consummated a Securities Purchase Agreement (the “Agreement”) with a non-US-based institutional investor (the “Purchaser”), pursuant to which, the Company sold and the Purchaser bought, (i) 500 shares of Preferred Stock designated as Series A Preferred Stock (the “Preferred Stock”), which are convertible into shares of common stock at a conversion price of $0.20 per share, subject to adjustment pursuant to the antidilution provisions of the Preferred Shares, and (ii) Warrants (the “Warrants”) representing the right to acquire 12,500,000 shares of common stock at an exercise price of $0.22 subject to adjustment pursuant to the antidilution provisions of the Warrants, for an aggregate purchase price of $5,000,000.

As noted in Note 4.A.7, the Company engaged Newbridge. through LifeTech Capital, as exclusive placement agent for this Agreement, pursuant to which the Company paid Newbridge a cash fee of $375,000 and issued to them warrants to purchase 2.5 million shares of common stock at an exercise price of $0.20 per share. The Warrants shall contain customary terms, including provisions for “cashless” exercise, change of control, price based anti-dilution, and customary demand or piggyback registration rights. In addition, the Company is also obligated to pay Newbridge a warrants solicitation fee equal to 4% of the gross proceeds received by the Company upon cash exercise of any Warrants purchased by the Purchasers in connection with the Agreement.

The total cash direct and incremental issuance costs (including the cash fee related to the above placement agent) amounted to $406,000. In addition, the Company is evaluating with external appraiser the value of the Warrants issued in relation to this Agreement.

The terms of the Preferred Stock contain conditional redemption provisions and a deemed liquidation preference which are outside of the control of the Company. Each Holder of Preferred Shares shall be entitled to receive dividends on each Preferred Share, payable quarterly on March 31, June 30, September 30, and December 31, commencing June 30, 2018, in an amount equal to 5% per annum of the Stated Value amounting to $10,000 of each Preferred Share and which shall be cumulative. In addition, the terms of each the Preferred Stock and Warrants provide for anti-dilution protection for issuances of shares of Common Stock at a price per share less than a price equal to the conversion price or exercise price, as applicable and, that in the event of a “fundamental transaction” (as described in the Warrants), the Purchaser will have the right to receive the value of the Warrant as determined in accordance with the Black Scholes option pricing model.

In connection with the Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchaser, pursuant to which, among other things, the Company has agreed to use its commercially reasonable best efforts to (i) prepare and file with the SEC within 60 calendar days of the offering a registration statement covering the shares of Common Stock underlying the Preferred Stock and Warrants and (ii) have the registration statement and any amendment thereto to be declared effective by the SEC within 90 calendar days from the date of the initial filing of such registration statement.

The Company is currently evaluating the accounting treatment that will be applied during the second quarter of 2018 for each instrument that was in the aforesaid Agreement.

F-12

Fahn Kanne & Co.
Report of Independent Registered Public Accounting Firm	Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101
Board of Directors and Stockholders
OWC PHARMACEUTICAL RESEARCH CORP	T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of OWC Pharmaceutical Research Corp (a Delaware corporation) and subsidiary (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the financial statements, the Company has incurred net losses since its inception, and has not yet generated any revenues. As of December 31, 2017, there is an accumulated deficit of $14,516,912. These conditions, along with other matters as set forth in Note 1b, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

We have served as the Company’s auditor since 2017.

Tel-Aviv, Israel

April 16, 2018

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd

F-13

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	US dollars (except share data)
	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	970,542	472,282
Other current assets (Note 3)	74,298	9,413
Total current assets	1,044,840	481,695

Property and equipment, net (Note 4)	16,243	15,073
Total Assets	1,061,083	496,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	64,814	7,694
Other current liabilities	105,671	38,086
Deferred revenues (Note 6A1)	100,000	100,000
Total current liabilities	270,485	145,780

Non-recourse loan (Note 5)	-	250,000
Total liabilities	270,485	395,780
Commitments and Contingencies (Note 6)

Stockholders’ Equity (Note 7):
Preferred stock, $0.00001 par value; 20,000,000 shares authorized at December 31, 2017 and 2016; no shares issued and outstanding at December 31, 2017 and 2016;	-	-
Common stock, $0.00001 par value; 500,000,000 shares authorized at December 31, 2017 and 2016; 147,758,908 and 139,447,782 shares issued and outstanding at December 31, 2017 and 2016, respectively	1,478	1,395
Additional paid-in capital	16,168,469	11,039,102
Services receivable	(524,792)	(592,083)
Common stock subscriptions receivable	(344,006)	(395,011)
Accumulated deficit	(14,516,912)	(9,958,465)
Accumulated other comprehensive income	6,361	6,050
Total stockholders’ equity	790,598	100,988
Total Liabilities and Stockholders’ Equity	1,061,083	496,768

The accompanying notes are an integral part of the consolidated financial statements.

F-14

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	US dollars (except share data)
	December 31,
	2017	2016

Revenue (Note 6A1)	-	50,000

Operating expenses:
Research and development	(441,203)	(141,858)
General and administrative (Note 8)	(4,112,519)	(2,006,216)
Total operating expenses	(4,553,722)	(2,148,074)

Operating loss	(4,553,722)	(2,098,074)
Financing expenses, net (Note 9)	(4,725)	(189,255)
Net loss	(4,558,447)	(2,287,329)

Other comprehensive income:
Foreign currency translation adjustment	311	16,972

Comprehensive loss	(4,558,136)	(2,270,357)

Basic and diluted per share amounts:
Basic and diluted net loss per share	(0.03)	(0.02)

Weighted average number of shares of common stock used in computing basic and diluted net loss per share	145,203,738	96,362,150

The accompanying notes are an integral part of the consolidated financial statements.

F-15

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Common Stock	Additional Paid-in Capital	Services Receivable	Common Stock Subscriptions Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
US dollars (except share data)
Balance at December 31, 2015	76,326,500	764	8,276,857	-	(395,011)	(7,548,866)	(10,922)	322,822

Stock-based compensation	100,000	1	1,440,682	-	-	-	-	1,440,683
Common stock issued upon conversion of debt host and accrued interest	53,844,599	539	123,127	-	-	-	-	123,666
Reclassification of embedded derivative liability upon conversion of convertible loans host	-	-	130,998	-	-	-	-	130,998
Financial instruments issued for services to be received	6,676,683	66	742,463	(742,529)	-	-	-	-
Amortization of services receivable (see Note 2I)	-	-	-	150,446	-	(122,270)	-	28,176
Common stock issued for cash @ $0.13 together with detachable warrants (see Note 7B1)	2,500,000	25	324,975	-	-	-	-	325,000
Other comprehensive income	-	-	-	-	-	-	16,972	16,972
Net loss	-	-	-	-	-	(2,287,329)	-	(2,287,329)
Balance at December 31, 2016	139,447,782	1,395	11,039,102	(592,083)	(395,011)	(9,958,465)	6,050	100,988

Stock-based compensation	100,000	1	2,049,738	-	-	-	-	2,049,739
Financial instruments issued for services to be received	1,166,127	12	1,187,014	(1,187,026)	-	-	-	-
Amortization of services receivable ( Note 2I)				1,254,317	-	-	-	1,254,317
Common stock issued upon exercise of warrants (Note 7D1)	1,750,642	18	225,142	-	-	-	-	225,160
Common stock issued upon exercise of options and warrants on cashless basis (Note 7D2-7D3)	890,719	8	(8)	-	-	-	-	-
Payments received on subscriptions receivable (Note 3)	-	-	-	-	51,005	-	-	51,005
Common stock issued for cash @$0.13 together with detachable warrants (see Note 7B2)	904,924	9	117,631	-	-	-	-	117,640
Common stock issued for cash @$0.17 together with detachable warrants (see Note 7B3)	588,237	6	99,994	-	-	-	-	100,000
Common stock issued for cash @$0.25 together with detachable warrants (see Note 7B4)	520,000	5	129,995	-	-	-	-	130,000
Common stock issued for cash @$0.50 together with detachable warrants (see Note 7B5)	1,767,250	18	883,607	-	-	-	-	883,625
Common stock issued for cash @$0.70 together with detachable warrants (see Note 7B6)	623,227	6	436,254	-	-	-	-	436,260
Other comprehensive income	-	-	-	-	-	-	311	311
Net loss	-	-	-	-	-	(4,558,447)	-	(4,558,447)
Balance at December 31, 2017	147,758,908	1,478	16,168,469	(524,792)	(344,006)	(14,516,912)	6,361	790,598

The accompanying notes are an integral part of the consolidated financial statements.

F-16

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	US dollars
	Year ended December 31,
	2017	2016

Cash flows from operating activities:
Net loss	(4,558,447)	(2,287,329)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	8,341	9,686
Stock-based compensation	2,049,739	1,440,683
Amortization of services receivable	1,254,317	28,176
Exchange differences on principal of non-recourse loan	311	16,972
Adjustments of convertible loans	-	180,340

Changes in assets and liabilities:
(Increase) decrease in other current assets	(64,883)	40,976
Increase (decrease) in accounts payable	59,672	(20,431)
Increase in deferred revenues	-	50,000
Increase in other current liabilities	65,031	11,658
Cash used by operating activities	(1,185,919)	(529,269)

Cash flows from investing activities:
Purchase of property and equipment	(9,511)	(1,860)
Cash used in investing activities	(9,511)	(1,860)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants (see Note 7B2-7B6)	1,667,525	325,000
Proceeds from exercise of warrants into common stock (see Note 7D1)	225,160	-
Proceeds from the payment received on stock subscriptions	51,005	-
Proceeds from debt borrowings, net of issuance expenses (Note 5)	50,000	321,250
Payment of non-recourse loan (Note 5)	(300,000)	-
Cash provided by financing activities	1,693,690	646,250

Change in cash and cash equivalents	498,260	115,121
Balance of cash and cash equivalents at beginning of year	472,282	357,161
Balance of cash and cash equivalents at end of year	970,542	472,282

Supplementary information on financing activities not involving cash flows:
Reclassification of embedded derivative liability upon conversion of convertible debt	-	130,998
Conversion of convertible debt and accrued interest into common stock	-	123,666

The accompanying notes are an integral part of the consolidated financial statements.

F-17

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	–	GENERAL

A.	Organizational Background

OWC Pharmaceutical Research Corp. (“OWCP” or the “Company”) is a Delaware corporation and was incorporated under the laws of the State of Delaware on March 7, 2008. The Company is a medical cannabis-based research and development company that applies conventional pharmaceutical research protocols and disciplines to the field of medical cannabis with the objective of establishing a leadership position in the research and development of medical cannabis therapies, products and delivery technologies. The Company is currently engaged in the research and development of cannabis-based medical products (the “Product Prospects”) for the treatment of multiple myeloma, psoriasis, chronic pain syndromes, fibromyalgia PTSD and utilize unique delivery systems. These include a cannabis-based topical cream, cannabis sublingual disintegrating tablet and advanced Nasal delivery.

The accompanying consolidated financial statements of OWCP and its wholly owned subsidiary One World Cannabis, Ltd. (“OWC” or the “Israeli subsidiary”) were prepared from the accounts of the Company under the accrual basis of accounting.

B.	Liquidity and Going Concern Uncertainty

The development and commercialization of the Company’s product is expected to require substantial expenditures. The Company has not yet generated material revenues from operations and therefore is dependent upon external sources for financing its operations. As of December 31, 2017, the Company has an accumulated deficit of $14,516,912. In addition, in each year since its inception the Company reported losses and negative cash flows from operating activities. Management considered the significance of such conditions in relation to the Company’s ability to meet its current and future obligations and determined that such conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. Until such time as the Company generates sufficient revenue to fund its operations (if ever), the Company plans to finance its operations through the sale of equity or equity-linked securities and/or debt securities and, to the extent available, short-term and long-term loans. There can be no assurance that the Company will succeed in obtaining the necessary financing to continue its operations as a going concern.

During the year ended December 31, 2017, the Company raised a total net amount of $1,667,525 from issuance of units that included Common Stock and detachable warrants (see also Note 7B2-7B6). In addition, during 2017 the Company received $225,160 through the exercise of warrants (see also Note 7D1) and $51,005 through payment of stock subscription. The Company also received $50,000 in proceeds from a non-recourse loan that resulted in a balance of $300,000, all of which was repaid in 2017 (see also Note 5).

C.	Risk Factors

As described in the above paragraph, the Company has a limited operating history and faces a number of risks and uncertainties, including risks and uncertainties regarding continuation of the development process, demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of products by competitors. Additionally, other risk factors also exist, such as the ability to manage growth and the effect of planned expansion of operations on the Company’s future results and the availability of necessary financing. In addition, the Company expects to continue incurring significant operating costs and losses in connection with the development and marketing of its products.

F-18

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

C.	Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

B.	Principles of Consolidation

The financial statements include the accounts of OWCP and its wholly owned subsidiary, OWC. All significant inter-company balances and transactions have been eliminated.

C.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to (i) stock-based compensation related to employees and non-employees awards, and (ii) the going concern assumptions.

D.	Functional Currency

The functional currency of the Company is the US dollar, which is the currency of the primary economic environment in which it operates. In accordance with ASC 830, “Foreign Currency Matters”, balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of comprehensive loss, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions are presented within financing income or expenses.

The operation of Non-U.S. entity (the Israeli entity) are conducted in New Israeli Shekels (NIS), its local currency. Accordingly, NIS is its functional currency. Results of operations for non-U.S. dollar functional currency entities are translated into U.S. dollars using the actual action date currency rate. Assets and liabilities are translated using currency rates at period end. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

E.	Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

F.	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

G.	Impairment of Long-Lived Assets

The Company reviews the recoverability of our long-lived assets including property and equipment, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations. During the years ended December 31, 2017 and 2016, loss from impairment has not been recognized.

F-19

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

H.	Warrants

Warrants that were issued are classified as a component of permanent equity if they are freestanding financial instruments that are legally detachable and separately exercisable, contingently exercisable, do not embody an obligation for the Company to repurchase its own shares, and permit the holders to receive a fixed number of shares of common stock upon exercise. In addition, the warrants must require physical settlement and may not provide any guarantee of value or return. Fully vested and nonforfeitable warrants that meet these criteria are initially recorded at their grant date fair value and are not subsequently re-measured. Warrants that do not meet this criteria represent a derivative liability and are measured upon initial recognition and re-measured at subsequent reporting periods at their fair value. Changes in the fair value are recorded in the consolidated statement of comprehensive loss within financing income or expenses.

I.	Stock-Based Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718, Compensation - Stock Compensation. Accordingly, stock-based compensation to employees is recognized in the statement of comprehensive loss as an operating expense, based on the fair value of the award that is ultimately expected to vest. The fair value of stock-based compensation is estimated using the Black Scholes option-pricing model. The inputs for the valuation analysis of the options include a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of the Company on a daily basis. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The expected dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. The Company has historically not paid cash dividends and has no foreseeable plans to pay cash dividends in the future. The Company has expensed compensation costs, net of estimated forfeitures, on a straight-line basis, over the requisite service period of the award.

Stock based payments awarded to non-employees are accounted for in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”. However, when the Company grants to non-employees a fully vested, non-forfeitable equity instrument, such grants are measured based on the fair value of the award at the date of grant and are not subsequently re-measured. When the fully vested, non-forfeitable equity instruments are granted for services to be received in future periods, the measured cost is recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable”. Such amount is subsequently amortized to the statement of comprehensive loss over the term of the services as an operating expense, as if the Company has paid periodic payments of cash for the services received from such service provider.

J.	Fair Value of Financial Instruments

ASC 825, “Financial Instruments” (ASC 825), requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and unrecognized on the balance sheet, for which it is practicable to estimate fair value. ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between market participants. At December 31, 2017 and 2016, the carrying value of cash and cash equivalents, other current assets, accounts payable and other current liabilities approximates fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

F-20

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

K.	Fair Value Measurements

The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs which prioritize the inputs used in measuring fair value are:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:

-	Quoted prices for similar assets or liabilities in active markets;

-	Quoted prices for identical or similar assets or liabilities in inactive markets;

-	Inputs other than quoted prices that are observable for the asset or liability;

-	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The assets or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

When the Company changes its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the fiscal periods ended December 31, 2017 and 2016, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

As of December 31, 2017 and 2016, no assets or liabilities were required to be measured at fair value on a recurring basis.

L.	Convertible Loans

The Company considers the provisions of ASC 815 - 40, “Derivatives and Hedging - Contracts in Entity’s Own Equity” with respect to convertible loans. When the Company determines that the embedded conversion feature is not considered indexed to the Company’s own stock, the embedded conversion feature is bifurcated from the host instrument and is accounted for at fair value as a derivative liability. Accordingly, upon initial recognition, the embedded conversion feature is measured at fair value and the remaining proceeds are allocated to the loan component (Host). In subsequent periods the derivative liability is measured at fair value through profit or loss (with changes presented within financing income or expense, as applicable) and the loan component is measured at amortized cost. The amount that was allocated to the embedded conversion feature upon initial recognition, created a discount on the loan component. Such discount is amortized as interest expense to profit or loss over the term of the loan until its stated maturity.

F-21

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

L.	Convertible Loans (cont.)

When the Company determine that the embedded conversion feature should not be separated from the host instrument because it qualified for equity classification, the Company applies ASC 470 - 20, “Debt - Debt with Conversion and Other Options” which clarifies the accounting for instruments with beneficial conversion features or contingency adjustable conversion ratios. The beneficial conversion feature is calculated by allocating the proceeds received in a financing transactions to the convertible loan and to any detachable warrants included in the transaction, if any, and by measuring the intrinsic value of the convertible loan, based on the effective conversion price as a result of the allocated proceeds. The amount of the beneficial conversion feature is recorded as a discount on the convertible loan with a corresponding amount credited directly to equity as additional paid-in capital. After the initial recognition, the discount on the convertible loan is amortized as interest expense over the term of the loans.

M.	Loss per Common Share

The Company computes net loss per share in accordance with ASC 260, “Earning per Share”, which requires presentation of both basic and diluted loss per share on the face of the statement of comprehensive loss. Basic loss per share is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the year. Diluted loss per share gives effect to all potentially dilutive common shares outstanding during the year using the treasury stock method with respect to preferred stock, stock options and stock warrants and convertible loans using the if-converted method. In computing Diluted loss per share, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted loss per share excludes all potentially dilutive shares if their effect is anti-dilutive. Potentially dilutive shares consist of unexercised stock warrants and stock options that totaled 30,342,308 and 29,723,283 during the years ended December 31, 2017 and 2016, respectively.

N.	Liability for Employee Rights upon Retirement

OWC’s liability for severance pay is pursuant to Section 14 of the Israeli Severance Compensation Act, 1963 (“Section 14”), pursuant to which all OWC’s employees are included under Section 14, and are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in the employee’s name with insurance companies. Under Israeli employment law, payments in accordance with Section 14 release OWC from any future severance payments in respect of those employees. The fund is made available to the employee at the time the employer-employee relationship is terminated, regardless of cause of termination. The severance pay liabilities and deposits under Section 14 are not reflected in the consolidated balance sheets as the severance pay risks have been irrevocably transferred to the severance funds.

Severance expenses for the year ended December 31, 2017, and 2016 amounted to $8,500 and $30,000, respectively.

O.	Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. Accordingly, deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

F-22

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

O.	Income Taxes (cont.)

The Company accounts for uncertain tax positions in accordance with ASC 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items during the years ended December 31, 2017 and 2016 and did not recognize any liability with respect to unrecognized tax position in its balance sheets.

P.	Revenue Recognition

Revenues from consulting services are recognized when the services are rendered or when applicable, if the consideration is non-refundable, upon expiration of the Company’s performance obligation.

Deferred revenue includes amounts received with respect to consultation services not yet recognized as revenues. Such revenues are deferred and recognized on a straight-line basis over the service period or when service is provided, as applicable to the contract.

Q.	Research and Development Expenses

Research and development expenses are charged to the statement of comprehensive loss as incurred.

R.	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with major banks in Israel and the United States of America. Management believes that such financial institutions are financially sound and, accordingly, minimal credit risk exists with respect to these financial instruments. As of December 31, 2017 and 2016 the balances of accounts receivable were not material and accordingly such balances do not represent substantial concentration of credit risk. The Company does not have any significant off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

S.	Legal and other Contingencies

The Company accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2017, the Company is not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

Legal costs incurred in connection with loss contingencies are expensed as incurred.

T.	Recent Accounting Pronouncements adopted

On March 30, 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation”, which effects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. This update is effective for annual and interim periods beginning after December 15, 2016. This guidance can be applied either prospectively, retrospectively or using a modified retrospective transition method. The Company adopted the new guidance prospectively in 2017. This new guidance does not have a material impact on the Company’s consolidated financial statements.

F-23

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

U.	Recent Accounting Pronouncements not adopted yet

1.	In February 2016, the FASB issued ASU No. 2016-02, Leases. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods therein. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements and related disclosures.

2.	In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash” (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. This new guidance does not have a material impact on the Company’s consolidated financial statements.

3.	In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation” guidance on changes to terms and conditions of share-based payment awards. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance will be effective for the fiscal year beginning on January 1, 2018, including interim periods within that year (early adoption is permitted). The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

4.	In July 2017, the FASB issued ASU 2017-11, “Earnings per share”, which allows companies to exclude a down round feature when determining whether a financial instrument is considered indexed to the entity’s own stock. As a result, financial instruments with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

NOTE 3	–	OTHER CURRENT ASSETS

	US dollars
	December 31,
	2017	2016

Prepaid expenses	74,298	1,536
Others	-	7,877
	74,298	9,413

F-24

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 4	–	PROPERTY AND EQUIPMENT, NET

	US dollars
	December 31,
	2017	2016

Furniture and office equipment	5,927	2,407
Computers	31,108	24,641
Photography	7,238	7,714
Machinery	1,860	1,860
	46,133	36,622
Less - accumulated depreciation	(29,890)	(21,549)
	16,243	15,073

During the years ended December 31, 2017 and 2016, depreciation expenses amounted to $8,341 and $9,686, respectively.

NOTE 5	-	NON-RECOURSE LOAN

On September 28, 2016 (the “Effective Date”), OWC entered into a Non-Recourse Loan Agreement (the “Loan Agreement”) with Medmar LLC (“Medmar”), pursuant to which Medmar had agreed to loan OWC a total of $300,000 (the “Loan”) on a non-interest bearing basis, with no conversion rights. The Loan was due in 36 months from the Effective Date, and repayment was to made only by the set off of royalties payable by Medmar to OWC as follows: (i) prior to the full repayment of the Loan, which OWC may prepay at any time, if and to the extent Medmar was required to pay any royalties to OWC under a License Agreement dated March 17, 2016 (see also Note 6A1), Medmar shall set off such royalties from the outstanding principal balance of the Loan; (ii) OWC shall not be required to pay the Loan other than through the set off from the royalties; and (iii) the Loan was a non-recourse loan, meaning that if and to the extent that the royalties are insufficient for any reason in order to fully repay the Loan, Medmar waived any right and/or claim to any deficiency.

In addition, the Loan Agreement also provided that: (i) subject to Medmar funding the entire Loan, Medmar shall receive the exclusive right to manufacture, produce, publicize, promote and market OWC’s Licensed Products (as defined in the above-referenced License Agreement) in any state in the U.S., subject to a new license agreement to be negotiated and signed between the parties with respect to each and every state; (ii) the rights to be granted to Medmar under (i) above shall expire within 3 years subject to certain conditions and limitations; and (iii) the right of first refusal agreement between the parties that was executed on February 8, 2016 providing Medmar certain rights in connection with the commercialization of Licensed Products in the States of Hawaii and Pennsylvania be terminated (see also Note 6A1).

Through December 31, 2016 the Company had received $250,000 from Medmer under the Loan Agreement and it received an additional amount of $50,000 during the year ended December 31, 2017.

On April 21, 2017, OWC sent written notice to Medmar of OWC’s determination to prepay the non-recourse loan by Medmar to OWC in the principal amount of $300,000. OWC exercised what it believes is its absolute right to terminate certain distribution rights granted to Medmar under the Loan Agreement and has repaid the entire Loan, during the year ended December 31, 2017.

F-25

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 6	-	COMMITMENTS AND CONTINGENCIES

A.	Commitments

1.	On October 11, 2015, OWC entered into a memorandum of understanding with Medmar (see also Note 5) for the purpose of granting an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market the licensed products described therein in the State of Hawaii and the State of Pennsylvania, pursuant to which Medmar has paid OWC $100,000 ($50,000 during each year ended December 31, 2016 and 2015). On February 8, 2016, OWC and Medmar II, an affiliate of Medmar, executed a right of first refusal agreement providing Medmar certain rights in connection with the commercialization of OWC’s Cannabis-Based Medical Products in other states in the USA, pursuant to which Medmar has paid $50,000 to the Company.

On March 17, 2016, Medmar and OWC executed a consulting and License Agreement (the “Agreement”), pursuant to which OWC granted to Medmar an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market certain of OWC’s products (as defined in the Agreement) in the State of Maryland, against payment by Medmar to OWC of a royalty. As part of the Agreement, the Company received from Medmar an amount of $50,000 as a non-refundable advance.

In 2016, and as OWC does not have any performance obligation in connection with the agreement, OWC recorded revenues in an amount of $50,000.

2.	In April 2015 OWC engaged G.C. Group Ltd., an Israeli corporation specializing in pharmaceutical R&D to provide formulation development services for OWC’s new delivery system in the form of a cannabis soluble tablet. G.C. Group Ltd. successfully completed the first phase of development, a proof of concept of the desired end-product (the soluble tablet) to test the fabric, durability, solidification and other features of the cannabis soluble tablet.

The agreement was terminated on December 31, 2015.

3.	In August 2017 OWC engaged PharmItBe Ltd, a company specializing in pharmaceutical R&D to develop a second generation of its cannabis soluble tablet. This development was completed during the second quarter of 2018.

4.	On November 3, 2016, OWC entered into a Joint Venture Memorandum of Understanding with Michepro Holding Ltd. (“EU Partner”), (“JV” or “MOU”). The EU Partner and OWC have agreed as follows: (i) to establish a strategic marketing and distribution alliance (the “JV”) to promote the sale of OWC’s Products in the European Union (the “EU”); (ii) the interest of the parties in the JV shall be held by the parties such that the EU Partner shall hold 25% of such interest and OWC shall hold the remaining 75% of such interest; (iii) OWC shall provide the JV with OWC’s Products for sale and distribution solely in the EU, at prices to be agreed between the parties from time to time; and (iv) EU Partner shall be responsible for the day-to-day management of the JV, at its own costs, and for this purpose shall make available to the JV its knowledge, business connection and personnel, all in order to maximize the sales of OWC’s Products in the EU through the JV. The JV had not commenced operations and did not have any assets or liabilities as of December 31, 2017.

5.	On August 6, 2015, OWC signed a Memorandum of Understanding with Emilia Cosmetics Ltd. (“Emilia”), a large Israeli private label manufacturer which operates in the field of development, production, manufacturing and packaging of health and beauty products including for treatment of human skin disease, for the development, manufacture and marketing of a cannabinoid-based topical cream to treat psoriasis.

F-26

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 6	-	COMMITMENTS AND CONTINGENCIES

A.	Commitments

5.	(cont.)

On November 27, 2016, the Company and OWC (the “Group”) entered into a license agreement with Emilia (the “License Agreement”). During the fourth quarter of 2016, the Group completed the development process and then initiated a phase I study at Chaim Sheba Medical Center (“Sheba”) to explore the safety of the topical cream on psoriasis. Prior to entering into the License Agreement, the Group and Emilia conducted a development and evaluation program (as defined in the License Agreement) for the development of a specific product comprising Emilia’s formulation with certain medical cannabis extract provided by the Group for topical treatment of psoriasis.

Pursuant to the License Agreement, Emilia granted a limited license to the Group with respect to Emilia’s licensed intellectual property to be developed and commercialized worldwide in the topical treatment of psoriasis in humans with OWC’s Product, as defined in the License Agreement. If such trial proves successful, Emilia will grant the Group an exclusive, worldwide, transferable, royalty-bearing license, with the right to grant sublicenses, to use, sell and commercially exploit the Emilia intellectual property, in consideration for which, from and after the first commercial sales of the licensed product, the Group shall pay to Emilia a royalty at the rate of ten percent of net sales during the period beginning upon the first commercial sale and ending ten years thereafter. In the event the sale of the licensed product during the royalty term reaches the minimum sales targets set forth in the License Agreement, the royalty term will be extended for an additional five-year term.

6.

On December 29, 2016, OWC entered into a Research Agreement with Medical Research Infrastructure Development and Health Services Fund (“fund”) by Chaim Sheba Medical Center. Pursuant to the Research Agreement, the Fund shall perform a Phase I, double blind, randomized, placebo-controlled, maximal dose study (the “Study”) to determine the safety and tolerability of topical cream containing MGC (“Medical Grade Cannabis” or the “Study Drug”) in healthy volunteers, employing the services of Professor. Aviv Barzilai, Director of the Department of Dermatology- Chaim Sheba Medical Center, Tel Hashomer, Israel, to lead the Study (the “Investigator”). The Study shall be conducted in compliance with the following, as defined in the Research Agreement: (1) the Protocol; (2) the Ministry Guidelines; (3) the instructions and terms specified in the Helsinki Committee’s approval; (4) the ICH-GCP; (5) the Helsinki Declarations; (6) the applicable laws, rules and regulations regulating such studies which are applicable in Israel (the “Applicable Laws”); and (7) written instructions and prescriptions issued by OWC and governing the administration of the Study Drug. Pursuant to the collaboration agreements and the related amendments, OWC is obliged to pay Sheba $170,000 throughout 2017 and 2018 for conducting the safety study for the cream. As of December 31, 2017, OWC has paid Sheba $13,903 as per Sheba’s payment requests and in January 2018 an additional sum of $29,163 was paid to Sheba. The Company has recorded $49,035 and $0 as Research and Development expenses related to the Study in 2017 and 2016, respectively.

7.	On October 22, 2014, OWC entered into a collaboration agreement with Sheba Academic Medical Center, a hospital in Tel-Aviv, Israel, relating to the use of cannabis to treat Myeloma. Within the framework of this collaboration agreement, OWC conducted pre-clinical studies on multiple myeloma, which commenced in April 2015.

Pursuant to the collaboration agreements, OWC was required to pay Sheba $170,000 for conducting the multiple myeloma trial between the 3rd quarter of 2015 and the second quarter of 2016. As of December 31, 2017, the Company has paid Sheba $65,669 as per Sheba’s payment requests. In 2017 and 2016 the Company has not recorded any Research and Development expenses related to this agreement.

At present, OWC uses its available working capital to fund these studies. However, the Company expect that it will need to raise additional funding prior to or when its clinical studies are commenced.

F-27

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 6	-	COMMITMENTS AND CONTINGENCIES

B.	Contingencies

1.	In February 28, 2017, the Company has filed an action for alleged legal malpractice against the NYC law firm of Sichenzia Ross FerenceKesner LLP and Marc J. Ross, Esq. a partner at Sichenzia Ross in New York State Supreme Court in New York County. The Company’s claims arise out of legal services allegedly negligently performed by Ross and Sichenzia Ross. The Company brought the action seeking recovery of monetary damages noted above due to the defendants’ alleged failure to exercise a professional standard of care in their representation of OWCP.

The action is currently pending in the Supreme Court of the State of New York, County of New York and is in the discovery phase.

2.

The Company has also sued certain individuals in the Supreme Court of the State of New York regarding defaulted loan obligations related to 2,354,480 shares granted to them. The matter has been settled as against certain individuals, while the Company is still pursuing its claims against one individual for an outstanding sum of approximately $15,000. The Company is currently monitoring the payment of the settlement funds amounting to $120,500 which are included in Common Stock Subscriptions Receivable.

3.

On November 22, 2017, Mr. Ziv Turner, the Company’s subsidiary’s former General Manager (the “Plaintiff”) filed a claim (the “Claim”) with the Tel Aviv Regional Court of Labor against the Company, its subsidiary and the Company’s CEO. The Plaintiff’s alleged right to receive Company’s 4,125,000 shares of the Company’s Common Stock in connection with options granted to him in 2016 and a cash compensation of approximately $180,000 for breach of rights and damages. On January 23, 2018, the Company filed a statement of defense rejecting all of the Plaintiffs claims. At this stage the Company is unable to assess the Claim’s probability.

4.	In November 2017, the Company signed a two-year rental agreement with a landlord for its principle office located in Ramat Gan, Israel. The rental agreement includes an option for one additional year. The monthly rental fees are approximately $4,200 and the remaining minimum payments total approximately $96,600 as of December 31, 2017. During the option period the monthly rental fees shall increase by approximately 7%. During the year ended December 31, 2017, the Company recorded $19,118 as rental expenses.

NOTE 7	-	STOCKHOLDERS’ EQUITY

A.	Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of shares of our common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights and there are no redemption or sinking fund provisions applicable to tour common stock.

F-28

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

B.	Common Stock and Stock Warrants Issued for Cash

1.	During the year ended December 31, 2016, the Company received $325,000 through a placement of 2,500,000 common stock units. Those units were sold at $0.13 per unit. Each unit consisted of two shares of common stock and warrants to purchase common stock. 953,846 class “G” warrants exercisable at $0.25 expire on December 2, 2018 and 953,846 class “H” warrants exercisable at $0.40 expire on December 2, 2019. Such warrants were classified within stockholders’ equity.

2.	During the year ended December 31, 2017, the Company received $117,640 through a placement of 904,924 common stock units to four investors for the offering price of $0.13 per unit. Each unit consisted of one share of common stock and two (one “G” and one “H”) warrants to purchase one share of common stock. The 904,924 “G” warrants are exercisable at $0.25 and expire two years from the issuance date. The 904,924 “H” warrants are exercisable at $0.40 and expire 3 years from the issuance date. Such warrants were classified within stockholders’ equity.

3.	During the year ended December 31, 2017, the Company received $100,000 through a placement of 588,237 common stock units to three investors for the offering price of $0.17 per unit. Each unit consisted of one share of common stock and one “H” warrant to purchase one share of common stock. The 588,237 “H” warrants are exercisable at $0.40 and expire 3 years from the issuance date. Such warrants were classified within stockholders’ equity.

4.	During the year ended December 31, 2017, the Company received $130,000 through a placement of 520,000 common stock units to five investors for the offering price of $0.25 per unit. Each unit consisted of one share of common stock and one “I” warrant to purchase one share of common stock. The 520,000 “I” warrants are exercisable at $0.50 and expire 2 years from the issuance date. Such warrants were classified within stockholders’ equity.

5.	During the year ended December 31, 2017, the Company received $883,625 through a placement of 1,767,250 common stock units to twenty investors for the offering price of $0.50 per unit. Each unit consisted of one share of common stock and one “K” warrant to purchase one share of common stock. The 1,767,250 “K” warrants are exercisable at $1.00 and expire 18 months from the issuance date. Such warrants were classified within stockholders’ equity.

6.	During the year ended December 31, 2017, the Company received $436,260 through a placement of 623,227 common stock units to eleven investors for the offering price of $0.70 per unit. Each unit consisted of one share of common stock and one “L” warrant to purchase one share of common stock. The 623,227 “L” warrants are exercisable at $1.40 and expire 18 months from the issuance date. Such warrants were classified within stockholders’ equity.

F-29

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

C.	Stock-Based Compensation

1.	Grants to non-employees

A.	On November 22, 2016, the Company entered into a Corporate Management Services Agreement with Sorelenco Limited (“Sorelenco”). In consideration for business and European market development services, the Company agreed to issue to the Sorelenco: (i) 1,442,308 restricted shares of the common stock, par value $0.0001 (the “Shares”); (ii) Class M Warrants exercisable for a period of 12 months to purchase 1,250,000 Shares at an exercise price $0.08; (iii) Class G Warrants exercisable for a period of 24 months to purchase 448,462 Shares at an exercise price $0.25; and (iv) Class H Warrants exercisable for a period of 36 months to purchase 448,462 Shares at an exercise price $0.40. The aggregate fair value of the restricted shares and warrants was $432,200. This transaction represents an initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). Such amount will be recognized as consulting expense over the term of the agreement. During the years ended December 31, 2017 and 2016, the Company recognized $144,067 and $22,893, respectively, as consulting expenses. As of December 31, 2017, the related services receivable amounted to $265,240.

The exercise period of the Class M Warrants has been extended by two weeks in which Sorelenco exercised such warrants into 1,250,000 shares of common stock. Such extension has been accounted as a modification under ASC 718 pursuant to which the incremental fair value of $402,588 was recognized immediately as business development service expenses in the statements of comprehensive loss for the year ended December 31, 2017.

B.	On November 28, 2016, the Company entered into a Consulting Agreement with Bear Creek Capital. In consideration for the services, the Company issued to Bear Creek 100,000 restricted shares of Common Stock. The aggregate fair value of the restricted shares was $10,000. This transaction represents initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). Such amount will be recognized as consulting expense over the term of the agreement. During the years ended December 31, 2017 and 2016, the Company recognized $6,413 and $3,587, respectively, as investor and public relations service expenses. As of December 31, 2017, there is no services receivable.

C.	On December 16, 2016, the Company entered into a Consulting Agreement with Jeff Smurlick, pursuant to which the Consultant shall provide the Company with services in the areas of investor relations and business development. In consideration for the services, the Company issued to the Consultant 200,000 Class G Warrants and 200,000 Class H Warrants identical to the Class G and Class H Warrants described above with a cashless exercise feature. The aggregate fair value of the warrants was $41,259. This transaction represents initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). Such amount will be recognized as investor and public relations services expense over the term of the agreement. During the years ended December 31, 2017 and 2016, the Company recognized $39,563 and $1,696, respectively, as consulting expenses. As of December 31, 2017, there is no services receivable

During the year ended December 31, 2017, the aforesaid warrants were exercised on a cashless basis (see also Note 7D3).

F-30

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

C.	Stock-Based Compensation (cont.)

1.	Grants to non-employees (cont.)

D.	In January 2017, the Company issued 300,000 fully vested shares of common stock and 400,000 warrants to Lyons Capital LLC. 200,000 “G” warrants with exercise price of $0.25 and 200,000 “H” warrants with exercise price of $0.40 and a cashless feature for the purchase of one share each of common stock to a consultant as payment for services. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). The shares were measured at the closing price as of the date of the agreement and the related expenses will be recognized as consulting expense over the terms of the agreement. During the year ended December 31, 2017, an amount of $185,030 was recognized as conferences and business development expenses resulting from the issuance of the shares. As of December 31, 2017, the related services receivable amounted to $15,970.

The warrants were measured by using the Black-Scholes-Merton pricing model to estimate total fair value amounting to $153,963. The Black-Sholes-Merton pricing model assumptions that were used are as follows: expected dividend yield of 0%; risk-free interest rate of 0.10%-0.11%; expected volatility of 282%, and warrant exercise period based upon the stated terms (see also Note 7C1). The total amount will be recognized as consulting expense over the terms of the agreement. During the year ended December 31, 2017 amount of $148,901 was recognized as consulting expenses resulting from the issuance of these warrants. As of December 31, 2017, the related services receivable amounted to $5,062.

During the year ended December 31, 2017, the aforesaid warrants were exercised on a cashless exercise (see also Note 7D2).

E.	Under the Bear Creek Corporate Advisory Consulting agreement executed in November of 2016, the Company became obligated to issue 100,000 additional shares to Bear Creek as of February 28, 2017. The shares were measured at $262,000 according to the closing price of the underlying shares at February 28, 2017. The shares were issued in April 2017.

F.	On January 21, 2016, the Company entered into a two-year Consulting Agreement with Global Corporation Strategies (“GCS”). In consideration for investor and public relations services to be provided by GCS, the Company issued to GCS 5,134,375 restricted shares of Common Stock. The aggregate fair value of the restricted shares was $259,070. This transaction represents initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). Such amount will be recognized as investor and public relations services expense over the term of the agreement. During the years ended December 31, 2017 and 2016, the Company recognized $129,358 and $122,270, respectively, as consulting expenses. As of December 31, 2017, the related services receivable amounted to $7,442.

F-31

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

C.	Stock-Based Compensation (cont.)

1.	Grants to non-employees (cont.)

G.	In 2017, the Company issued 350,000 “E” warrants that are exercisable at $0.25 and expire two years from the date of issuance to purchase one share each of the Company’s common stock to two former employees parties as payment for services. The aggregate fair value of the warrants was $133,210. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). This amount will be recognized as consulting expense over the terms of the agreements. During the year ended December 31, 2017, the Company recognized $128,830 as consulting expenses. As of December 31, 2017, the related services receivable amounted to $4,380.

The Company used the Black-Scholes-Merton pricing model to estimate the fair value of these warrants. The Black-Sholes-Merton pricing model assumptions used are as follows: expected dividend yield of 0%; risk-free interest rate of 0.10%-0.11%; expected volatility of 282%, and warrant exercise period based upon the stated terms. Shares issued for services are measured at the closing price as of the agreement date.

H.	In 2017, the Company issued 450,000 fully vested shares of common stock to Lyons Capital as payment for services. The fair value of these shares was measured at the closing price as of the date of the agreement and the related expenses will be recognized as consulting expense over the terms of the agreement. The aggregate fair value of the shares was $328,500. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). During the year ended December 31, 2017, an amount of $212,400 was recognized as business development expenses. As of December 31, 2017, the related services receivable amounted to $116,100.

I.	In 2017, the Company issued 416,127 fully vested shares of common stock to Jeff Smurlick as payment for services. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2I). The shares were measured at the closing price as of the date of the agreement and the related expenses will be recognized as consulting expense over the terms of the agreement. During the year ended December 31, 2017, an amount of $259,754 was recognized as business development and investor relations consulting expenses. As of December 31, 2017, the related services receivable amounted to $110,599.

J.	On December 14, 2016, the Company issued 50,000 fully vested restricted shares of Common Stock to Securities Compliance Services for securities compliance services. The aggregate fair value of the restricted shares amounted to $19,000 and was fully recognized as legal expense in 2016.

F-32

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

C.	Stock-Based Compensation (cont.)

2.	Grants to employees

In 2016, the Company approved the 2016 Employee Incentive Plan (the “2016 Plan”) which provides for the issuance of common stock, stock options and other stock-based awards to employees, officers, directors, consultants, and advisors. The number of shares reserved for issuance under the 2016 Plan is 36,000,000 shares of common stock.

A.	In January 2016, the Company granted to certain employees 200,000 stock options which are exercisable into 200,000 shares of common stock at $0.05 per share. The fair value of these stock options was measured at $6,342.

B.	In December 2016, the Company granted 34,850,000 stock options which are exercisable into 34,850,000 shares of common stock under the 2016 plan at an exercise price of $0.05 per share. The granted stock options become vested over a 2 year period from its date of grant. The stock options vested 1/3 on the grant date and the remaining 2/3 will vest on a quarterly basis (8.33% per quarter).

C.	During the second quarter of 2017, the engagement of OWC’s CEO was terminated and the CFO resigned. These combined actions triggered the forfeiture of 10,456,094 options previously granted under the 2016 Plan. The forfeiture resulted in a reversal of $645,434 of previously recognized compensation expense in 2017 ($407,746 out of which was previously recognized as expense in 2016).

As such award was subject to a clawback feature for certain contingent events, such as termination for cause, the Company accounted for the cancellation of the award in accordance with the provisions of ASC 718-10-55. Thus, the Company recognized the original compensation cost related to that grant (which was determined to be less than the current fair value of such award) as a credit to the consolidated statement of comprehensive loss within the line item “General and administrative”.

D.	On August 1, 2017, the Company granted options exercisable into 3,000,000 shares to two officers under the plan at an exercise price of $0.05 per share. 1,500,000 options become vested over a 2 year period from its date of grant. The options shall vest 1/3 on the grant date and the remaining 2/3 on a quarterly basis (8.33% per quarter). The remaining 1,500,000 options become vested over a 3 year period from its date of grant. The options shall vest 1/3 on the first anniversary and the remaining 2/3 on a quarterly basis (8.33% per quarter). The Company used the Black-Scholes-Merton pricing model to estimate the fair value. The Black-Sholes-Merton pricing model assumptions used are as follows: expected dividend yield of 0%; risk-free interest rate of 1.8%-2.07%; expected volatility of 255%, and expected term of 5-6.5 years. The fair value of the options at the grant date was $1,019,139.

During the year ended December 31, 2017, the Company recognized stock-based compensation expense related to all employee awards amounting to $438,118.

F-33

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

C.	Stock-Based Compensation (cont.)

2.	Grants to employees (cont.)

E.	The following table presents a summary of the status of the grants of stock options to employees, officers and directors under the 2016 Plan as of December 31, 2017.

	Amount	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value

Options outstanding at December 31, 2015	-	-
Granted	35,050,000	$0.05
Exercised	-	$0.00
Lapsed	-	$0.00
Options outstanding at December 31, 2016	35,050,000	$0.05	5.0	$4,398,700
Granted	3,000,000	$0.05
Exercise	(293,906)	$0.05
Lapsed	(10,456,094)	$0.05
Options outstanding at December 31, 2017	27,300,000	$0.05	4.6	$11,015,580
Options exercisable at December 31, 2017	16,766,668	$0.05	4.1	$6,753,794

The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Common Stock on the last day of fiscal 2017 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2017. This amount is impacted by the changes in the fair value of the Company’s shares.

The exercise of 312,500 vested stock options by the former CFO resulted in a net share settlement of 293,906 shares of common stock and the forfeiture of 456,094 remaining vested and unvested stock options. In accordance with the original terms of the option agreement, the exercise was made on a cashless exercise basis based on the average market value of the common shares for the 10 days period preceding the date of exercise.

As of December 31, 2017, all options granted are expected to vest and the weighted-average remaining contractual life of all options is 4.6 years. The weighted-average fair value of all stock options granted during the years ended December 31, 2017 and 2016 was $0.34 and $0.13, respectively.

The following table presents the assumptions used to estimate the fair values of the options granted in the period presented:

	2017	2016

Risk-free interest rate	1.8%	1.1%
Dividend yield	-	-
Expected volatility	255%	269%
Expected term (in years)	5.5 - 6.5	5.0

As of December 31, 2017, there was $872,951 of total unrecognized compensation cost related to non-vested stock options granted under the 2016 Plan. This cost is expected to be recognized over a weighted-average period of 1.06 years.

F-34

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

C.	Stock-Based Compensation (cont.)

2.	Grants to employees (cont.)

The following table summarizes information about stock options outstanding at December 31, 2017:

Exercise price	Outstanding at December 31, 2017	Weighted average remaining contractual life (months)	Exercise price	Exercisable at December 31, 2017	Weighted average remaining contractual life (months)

$0.05	27,100,000	55.0	$0.05	16,566,668	49.5
$0.10-$0.30	200,000	45.6	$0.20	200,000	45.6
	27,300,000			16,766,668

D.	Stock Warrants

1.	In 2017, the Company received $225,160 in cash from exercise of 1,750,642 stock warrants into 1,750,642 shares of common stock at exercise prices ranging from $0.08 to $0.40.

2.	In 2017, the consultant mentioned in Note (C.1.D), exercised 400,000 stock warrants into 334,450 shares of common stock. In accordance with the original terms of the warrant agreement, the exercise was made on a cashless exercise basis through a net share settlement based on the average market value of the common shares for the 10 days period preceding the date of such exercise.

3.	In 2017, the consultant mentioned in Note (C.1.C), exercised 400,000 stock warrants into 262,363 shares of common stock. In accordance with the original terms of the warrant agreement, the exercise was made on a cashless exercise basis through a net share settlement based on the average market value of the common shares for the 10 days period preceding the exercise date.

4.	The following table presents a summary of the status of the grants of stock warrants as of December 31, 2017:

	Amount	Weighted average exercise price	Weighted average remaining contractual term (months)	Aggregate intrinsic value

Warrants outstanding at December 31, 2015	15,631,602	$0.14
Granted	4,534,616	$0.26
Exercised	-	$0.00
Lapsed	(15,489,935)	$0.14
Warrants outstanding at December 31, 2016	4,676,283	$0.26	30.0	$127,600
Granted	6,225,228	$0.64
Exercised	(2,347,455)	$0.18
Lapsed	(203,187)	$0.34
Warrants outstanding at December 31, 2017	8,350,869	$0.56	14.1	$701,630
Warrants exercisable at December 31, 2017	8,350,869	$0.56	14.1	$701,630

The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Common Stock on the last day of fiscal 2017 and the exercise price, multiplied by the number of in-the-money warrants) that would have been received by the warrant holders had all warrant holders exercised their warrants on December 31, 2017. This amount is impacted by the changes in the fair value of the Company’s shares.

F-35

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

D.	Stock Warrants

The following table summarizes information about stock warrants outstanding at December 31, 2017:

	Warrants Outstanding			Warrants Exercisable
Range of exercise prices	Amount	weighted average exercise price	Weighted average remaining life in months	Amount	weighted average exercise price

$ 0.01-$ 0.75	5,960,393	$0.34	16.8	5,960,393	$0.34
$ 0.76-$1 .40	2,390,476	$1.10	7.3	2,390,476	$1.10
Total Warrants	8,350,869			8,350,869

E.	Unsecured Notes Payable with Conversion Rights

On February 2, 2016, a convertible loan amounting to $78,500 was issued, bears interest at a rate of 8% per annum until paid or converted and had an original maturity date of November 2, 2016. Any or all of the outstanding balance of the note may be converted at the option of the holder at any time into common stock of the Company at a variable conversion price of 65% of market price. Upon the issuance of the convertible note, the Company bifurcated the embedded conversion feature and recorded an initial derivative liability of $41,974 (the estimated fair value at the date of grant based on the Binomial option pricing model) all of which was allocated as debt discount.

In 2015, the Company agreed to provide unsecured promissory note with an unrelated party for $37,500. The note was non-interest bearing and was due on September 16, 2016. The note had not been paid and was in default at September 30, 2016. The note had a future conversion right that allowed the holder to convert the principal balance into the Company’s common stock at the lender’s sole discretion at 50% of the then market price per share. In accordance with ASC 470, the Company has analyzed the beneficial nature of the conversion terms and determined that a Beneficial Conversion Feature (“BCF”) existed because the effective conversion price was less than the quoted market price at the time of the issuance. The Company calculated the value of the BCF by using the intrinsic method as stipulated in ASC 470. The BCF of $37,500 had been recorded as a discount to the notes payable and to Additional Paid-in Capital in fiscal 2015 upon initial recognition of such note.

For the year ended December 31, 2016, the Company amortized $83,650 of the discount arising from the embedded derivative and BCF of the above described notes. The amortization has been reported as a component of Financing Expenses in the 2016 Consolidated Statement of Comprehensive Loss. As a result of the conversion described below, both notes were derecognized prior to December 31, 2016

During August and September 2016, in accordance with the original terms of the note, at the option of the note holders, the entire combined principal balance of $116,000 and accrued interest of $3,140 were converted into 53,844,599 shares of common stock. At the conversion date, the entire derivative liability associated with the bifurcated conversion feature was marked-to-market, resulting in an increase to the total derivative liability of $55,998 which was reclassified into additional paid-in capital on the conversion date. The change in derivative fair value was recorded as a derivative valuation charge within financing expenses in the 2016 consolidated statement of comprehensive loss (see also F below).

However, as the $37,500 note was in default, the Company was required to amend the conversion price to 25% of the market price, in accordance with the original terms of such note.

F-36

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7	-	STOCKHOLDERS’ EQUITY (cont.)

F.	Embedded Conversion Feature

To properly account for the $78,500 convertible note issued in February 2016, as discussed in Note 7E, the Company performed a detailed analysis to obtain a thorough understanding of the transaction. The Company reviewed ASC 815, to identify whether any equity-linked features in the notes are freestanding or embedded. The note was then analyzed in accordance with ASC 815 to determine if the anti-dilution feature should be bifurcated and accounted for at fair value and re-measured at fair value in income. The Company determined that the anti-dilution feature met the requirements for bifurcation, pursuant to ASC 815, due to the variable conversion price and therefore accounted for the anti-dilution features of the notes as a derivative liability. Changes in fair value of the derivative financial instruments were recognized in the Company’s statement of comprehensive loss as a derivative valuation gain or loss within financing expenses in the 2016 consolidated statement of comprehensive loss.

The adjustment to market of $55,998 resulted a charge of $14,024 during the year ended December 31, 2016.

The Company measured the conversion option derivatives using the lattice model. Assumptions used include:

●	life through the note maturity date
●	expected volatility-152%,
●	expected dividends-none
●	exercise prices as set forth in the agreements,
●	common stock price of the underlying share on the valuation date, and
●	number of shares to be issued if the instrument is converted

NOTE 8	–	GENERAL AND ADMINISTRATIVE EXPENSES

	US dollars
	Year ended December 31,
	2017	2016
Salaries and related expenses(*)	1,568,209	91,962
Professional fees (*)	2,205,335	1,725,065
Travel and expenses	57,748	25,685
Depreciation	8,341	9,686
Insurance	34,197	20,600
Other	238,689	133,218
	4,112,519	2,006,216
(*) Including stock-based compensation expenses and amortization of services receivable	3,304,056	1,468,859

NOTE 9	–	FINANCING EXPENSES, NET

	US dollars
	Year ended December 31,
	2017	2016
Adjustments of convertible loans	-	180,340
Exchange differences on principal of non-current loan	-	16,972
Others, net	4,725	(8,057)
	4,725	189,255

F-37

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 10	-	INCOME TAXES

The Company and OWC are subject to taxation in the United States and Israel, respectively. In general, the U.S. federal and state income tax returns remain open to examination by taxing authorities for tax years beginning in June 30, 2014 to present. The Israeli income tax returns remain open to examination beginning in 2013 to present. However, if and when the Company claims Net Operating Loss (“NOL”) carryforwards from any prior years against future taxable income, those losses may be examined by the taxing authorities.

1.	Tax rates applicable to the Company:

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which makes broad and complex changes to the U.S. tax code that affected the year ended December 31, 2017, including, but not limited to (1) reducing the U.S. federal corporate tax rate from 34% to 21%, (2) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017, (3) bonus depreciation that will allow for full expensing of qualified property, (4) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries, and (5) a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings accumulated post 1986 through 2017 that were previously deferred from U.S. income taxes.

After the enactment of the Tax Act, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has calculated an estimate of the impact of the Tax Act in our year-end income tax provision in accordance with our understanding of the Tax Act and guidance available as of the date of this filing. The provisional amount related to the re-measurement of our net U.S. deferred tax asset, based on the rate at which we now expect to reverse in the future, was deferred tax expense of $131,653, but which was fully and equally offset by a corresponding reduction in the Company’s valuation allowance. The effect of the change in federal corporate tax rate from 34% to 21% is subject to change based on resolution of estimates used in determining the amounts of deferred tax assets and liabilities that were re-measured. The Company will reflect any adjustments to the provisional amounts in the period the accounting is completed and expects to complete this analysis within the one-year measurement period provided by SAB 118.

2.	Tax rates applicable to the subsidiary OWC:

a.	Taxable income of the Subsidiary is subject to the Israeli Corporate tax rate which was 25% in 2016 and 24% in 2017.

b.	On January 5, 2016, the Israeli Parliament officially published the Law for the Amendment of the Israeli Tax Ordinance (Amendment 216), that reduces the standard corporate income tax rate from 26.5% to 25%.

c.	In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), a reduction of the corporate tax rate in 2017 from 25% to 24%, and in 2018 and thereafter from 24% to 23%.

The change in the tax rate has no impact on the consolidated financial statements.

F-38

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 10	-	INCOME TAXES (cont.)

3.	Net operating losses carry forward:

As of December 31, 2017, the Company has U.S. federal and state NOL carryforwards for United States tax purposes of approximately $1,012,712 which expire in years 2036-2039, if not utilized. These NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the newly enacted Tax Act, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law.

Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions provided by the Internal Revenue Code of 1986 (I.R.C. Section 382(a)) and the continuity of business limitation of I.R.C. Section 382(c). The annual limitation may result in the expiration of net operating losses before utilization.

As of December 31, 2017, OWC has accumulated losses for tax purposes in the amount of approximately $2,556,097, which may be carried forward and offset against taxable income in the future for an indefinite period.

4.	As of December 31, 2017, the Company is not under examination by any jurisdiction for any tax year. The Company’s United States and Israeli income tax returns are open for fiscal years ending on or after December 31, 2014. OWC’s 2013 tax assessment are considered to be final.

5.	The components of pretax loss are as follows:

	In US Dollars
	December 31
	2017	2016
United States	(3,628,530)	(1,888,489)
Israel	(929,917)	(398,840)
	(4,558,447)	(2,287,329)

6.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	In US Dollars
	December 31
	2017	2016
Deferred tax assets:
Net operating loss carryforward	826,100	610,100
Research and development credits	367,200	53,700
Net deferred tax asset before valuation allowance	1,193,300	663,800
Valuation allowance	(1,193,300)	(663,800)
Net deferred tax assets	-	-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2017 and 2016.

7.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowances in respect to deferred taxes relating to accumulated net operating losses carried forward and temporary differences due to the uncertainty of the realization of such deferred taxes.

F-39

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 11	-	RELATED PARTY TRANSACTIONS

1.	In 2017, Chief Executive Officer of OWCP and OWC received an annual cash compensation of approximately $63,000 and in 2016 received 10,000,000 stock options through the 2016 ESOP which are vested over a period of 2 years with an exercise price of $0.05 and were measured at the grant date in total value of $1,088,081.

2.	In 2017, Chairman of OWCP and OWC received an annual cash compensation of approximately $42,000 and 1,500,000 stock options through the 2016 ESOP which are vested over a period of 2 years with an exercise price of $0.05 and were measured at the grant date in total value of $509,475.

3.	In 2017, Chief Financial Officer of OWCP and OWC received an annual cash compensation of approximately $49,500 and 1,500,000 stock options through the 2016 ESOP which are vested over a period of 3 years with an exercise price of $0.05 and were measured at the grant date in total value of $509,664.

4.	In 2017, Chief Science Officer and Director of Research and Regulatory Affairs received an annual cash compensation of approximately $63,000 and in 2016 received 7,000,000 stock options through the 2016 ESOP which are vested over a period of 2 years with an exercise price of $0.05 and were measured at the grant date in total value of $761,657.

5.	In 2017, Chief Operating Officer of OWC received an annual cash compensation of approximately $63,000 and in 2016 received 7,000,000 stock options through the 2016 ESOP which are vested over a period of 2 years with an exercise price of $0.05 and were measured at the grant date in total value of $761,657.

The Chief Executive Officer, Chief Science Officer and Director of Research and Regulatory Affairs and the Chief Operating Officer are serving in the Company since 2014 and they are entitled to receive 60 days early notification of ending working relation and employee rights according to Israeli law, including severance pay (see also Note 2n). The Chairman and the Chief Financial Officer are serving in the Company since July 2017. The Chief Financial Officer is entitled to 90 days early notification of ending working relation and employee rights according to Israeli law, including severance pay.

NOTE 12	-	SUBSEQUENT EVENTS

1.	On December 12, 2017, the Company entered into a new agreement with Lyons Capital LLC. In consideration for services in February 2018 relating to the 2018 Wall Street Conference at the Deerfield Beach Florida Hilton and sponsorship in the conference the Company issued 150,000 fully vested restricted shares of Common Stock. The fair value of the grant of approximately $72,000 will be recognized as an increase to the stockholders’ equity within the caption “Additional paid-in capital” and parallel offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable”, which will be amortized to expense over the related service period.

2.	In January 2018, the Company received a payment of $105,282 for common stock subscriptions receivable.

3.	On February 12, 2018, the Company granted 150,000 stock options which are exercisable into 150,000 shares of common stock to Ms. Hannah Feuer, the Company’s Chairman of the Audit Committee. The options shall become vested over a 3-year period from its date of grant at an exercise price of $0.05.

F-40

OWC PHARMACEUTICAL RESEARCH CORP.

47,500,000 shares of Common stock

Prospectus

                 , 2018

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$1,366.96
Accounting fees and expenses	27,000
Legal fees and expenses	45,000
Miscellaneous fees and expenses	21,933.08
Total	$95,300.04

Item 14. Indemnification of directors and officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our amended and restated by-laws (the “By-Laws”), provide that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against expenses, liability and loss that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

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In addition, the By-Laws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our certificate of incorporation or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of the By-Laws.

We have also entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

We also maintain a directors and officers liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent sales of unregistered securities.

In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act:

Unregistered Securities Issued in 2015:

1,416,667 Shares of Common Stock Issued for Cash

In connection with a private placement of 10,000,000 shares of common stock in February of 2015 the Company sold 800,000 shares to one investor for the offering price of $0.05 per share that resulted in total proceeds of $40,000. During 2015, the Company also received $50,000 through a placement of common stock units. Those units were sold at $0.15 per unit. Each unit consisted of one share of common stock and one warrant to purchase common stock. The Company is obligated to issue 333,333 shares to one investor of this offering. The $50,000 received through the unit offering is carried as subscription payable in stockholders’ equity at June 30, 2015. The related warrants were exercisable at $0.25 and expired on December 31, 2016. The relative fair value of the attached to the common stock component is $26,416 and the relative fair value of the warrants is $23,584 as of the grant date. These securities were issued pursuant to Section 4(2) of the Act and Regulations D and S promulgated by the SEC under the Act.

During the period ended June 30, 2015, the Company cancelled 500,000 shares of common stock previously issued for services.

During 2015, the Company received $34,000 through a placement of 283,334 shares of common stock (during the third quarter 200,000 shares and during the fourth quarter 83,334 shares). The shares were sold in units at $0.24 per unit ($0.12 per share). Each unit consisted of two shares of common stock and two warrants to purchase common stock. 141,667 warrants were exercisable at $0.12 and expired 12 months from the date of issuance while the other 141,667 warrants were exercisable at $0.25 and expired 24 months from the date of issuance. The relative fair value of the attached to the common stock component is $18,672 and the relative fair value of the warrants is $15,328 as of the grant date.

1,614,935 Shares of Common Stock Issued for Services

During the year ended December 31, 2015 the Company issued 1,614,935 shares of our common stock to unrelated parties as payment for services. The shares were valued at the closing price as of the date of the agreements (ranging from $0.19 to $0.25) and resulted in full recognition of $360,370 in consulting services expense.

On December 17, 2015, the Company entered into a purchase agreement and a registration rights agreement with Kodiak Capital and issued Kodiak Capital a note in the principal amount of $37,500. The note did not bear interest and matured on June 17, 2016. It is convertible into shares of common stock, at the holder’s discretion, on the earlier of the maturity date or the effective date of the registration statement registering the shares issuable upon conversion of the note, at a conversion price equal to 50% of the lowest daily volume weighted average price of the common stock for the 30 trading days ending on the trading day immediately before the relevant conversion date. Pursuant to the purchase agreement the Company has the right to sell, from time to time, up to an aggregate of $750,000 shares of common stock to Kodiak Capital during the one-year period commencing on the effective date of the registration statement registering the shares issuable under the purchase agreement and note. The Company will control the timing and amount of future sales to Kodiak Capital, if any, but the Company would be unable to sell shares to Kodiak Capital if such purchase would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock. The purchase price of the shares that may be sold to Kodiak Capital under the purchase agreement will be equal to a 30% discount to the lowest closing bid price for the Company’s common stock for the five trading days immediately following our request for Kodiak Capital to purchase the shares. Such securities were issued pursuant to an exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Kodiak Capital represented to the Company that it (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, (ii) is knowledgeable, sophisticated and experienced in making investment decisions of this kind, and (iii) has had adequate access to information about the Company.

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Unregistered Securities Issued in 2016:

2,500,000 Shares of common stock Issued for Cash

On November 3, 2016, the Company entered into a Regulation S Unit Subscription Agreement with Michepro Holding Ltd (Michepro), pursuant to which the Investor subscribed for 2,307,692 Units consisting of shares and warrants for a cash consideration of $300,000. In connection with the Unit Subscription Agreement, Michepro was issued Class G Warrants exercisable for a period of twenty-four (24) months to purchase 761,538 Shares at an exercise price $0.25; and Class H Warrants exercisable for a period of thirty-six (36) months to purchase 761,538 Shares at an exercise price $0.40.

On December 29, 2016, the Company entered into a Regulation S Unit Subscription Agreement with Jeff Smurlick (the “Smurlick”), pursuant to which the Investor subscribed for 192,308 shares for a cash consideration of $25,000. In connection with the Unit Subscription Agreement, the Compan issued Class G Warrants exercisable for a period of twenty-four (24) months to purchase 192,308 Shares at an exercise price $0.25; and Class H Warrants exercisable for a period of thirty-six (36) months to purchase 192,308 Shares at an exercise price $0.40 to Smurlick.

53,844,599 Shares of common stock Issued for Note Conversion

In August and September 2016, the Company issued 20,142,568 shares underlying a $78,500 convertible note previously issued to Vis Vires. The note was issued to an investor pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended.

In September and October 2016, the Company issued 33,702,031 shares underlying a $37,500 convertible note previously issued to Kodiak Capital LLC. The note was issued to an investor pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Reference is made to the Registrant’s Form 8-K filed with the SEC on November 30, 2016 with respect to the issuance of these shares.

6,776,683 Shares of common stock Issued for Services

On January 21, 2016, the Company entered into a consulting agreement with Global Corporation Strategies (GCS). In consideration for investor and public relations services to be provided by GCS, the Company issued to GCS 5,134,375 restricted shares of common stock.

On November 22, 2016, the Company entered into a corporate management services agreement with Sorelenco Limited (Sorelenco). In consideration for services, the Company issued to Sorelenco: (i) 1,442,308 shares of the common stock; (ii) Class M Warrants exercisable for a period of twelve (12) months to purchase 1,250,000 Shares at an exercise price $0.08; (iii) Class G Warrants exercisable for a period of twenty-four (24) months to purchase 448,462 Shares at an exercise price $0.25; and (iv) Class H Warrants exercisable for a period of thirty-six (36) months to purchase 448,462 Shares at an exercise price $0.40.

On November 28, 2016, the Company entered into a consulting agreement with Bear Creek Capital (Bear Creek). In consideration for the services, the Company issued to Bear Creek 100,000 shares of common stock.

On December 16, 2016, the Company entered into a consulting agreement with Smurlick, pursuant to which Smurlick will provide the Company with services in the areas of investor relations and business development. In consideration for the services, the Company issued to the Smurlick 200,000 Class G Warrants and 200,000 Class H Warrants identical to the Class G and Class H Warrants described above with a cashless exercise feature. During the year ended December 31, 2017 the warrants were exercised on a cashless basis.

On December 14, 2016, the Company issued 50,000 shares of common stock to Securities Compliance Services for certain compliance services related to our securities. On December 14, 2016, the Company issued to Ivo Heiden 50,000 shares of common stock for securities compliance services.

Unregistered Securities Issued in 2017:

6,154,100 Shares of common stock Issued for Cash

During the first fiscal quarter of 2017, the Company issued 4,403,638 shares of common stock to investors for cash as follows:

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The Company received $117,640 through a placement of 904,924 common stock units to four investors for the offering price of $0.13 per unit. Each unit consisted of one share of common stock, one Class G Warrant to purchase one share of common stock and one Class H Warrant to purchase one share of common stock. The 904,924 Class G Warrants are exercisable at $0.25 and expire two years from the issuance date. The 904,924 Class H Warrants are exercisable at $0.40 and expire 3 years from the issuance date.

The Company received $100,000 through a placement of 588,237 common stock units to three investors for the offering price of $0.17 per unit. Each unit consisted of one share of common stock and one Class H Warrant to purchase one share of common stock. The 588,237 Class H Warrants are exercisable at $0.40 and expire 3 years from the issuance date.

The Company received $130,000 through a placement of 520,000 common stock units to five investors for the offering price of $0.25 per unit. Each unit consisted of one share of common stock and one Class I Warrant to purchase one share of common stock. The 520,000 Class I Warrants are exercisable at $0.50 and expire 2 years from the issuance date.

The Company received $883,625 through a placement of 1,767,250 common stock units to twenty investors for the offering price of $0.50 per unit. Each unit consisted of one share of common stock and one Class K Warrant to purchase one share of common stock. The 1,767,250 K warrants are exercisable at $1.00 and expire 18 months from the issuance date.

The Company received $436,260 through a placement of 623,227 common stock units to eleven investors for the offering price of $0.70 per unit. Each unit consisted of one share of common stock and one Class L Warrant to purchase one share of common stock. The 623,227 Class L Warrants are exercisable at $1.40 and expire 18 months from the issuance date.

During the year ended December 31, 2017, the Company received $225,160 upon the exercise of 1,750,462 previously outstanding stock warrants into shares of common stock from existing investors at exercise prices ranging from $0.08 to $0.25.

1,266,127 Shares of common stock Issued for Services

In January 2017, the Company entered a consulting agreement with Lyons Capital LLC (Lyons) for the 2017 Wall Street Conference and sponsorship in the conference pursuant to which the Company issued to Lyons 300,000 fully vested shares of common stock and 200,000 Class G Warrants with exercise price of $0.25 and 200,000 Class H Warrants with exercise price of $0.40 and a cashless feature for the purchase of one share each of common stock to a consultant as payment for services.

Under the consulting agreement with Bear Creek, the Company became obligated to issue 100,000 additional shares to Bear Creek as of February 28, 2017. The shares were issued in April 2017.

On May 9, 2017, the Company entered a consulting agreement with Lyons for business and corporate developments. Pursuant to the agreement, the Company issued 450,000 fully vested shares of common stock to Lyons as payment for services.

On April 19, 2017, the Company entered another consulting agreement with Smurlick for business development and introduction to commercial partners. Pursuant to the agreement, the Company issued to Smurlick 416,127 fully vested shares of common stock as payment for services.

2,347,455 Shares of common stock Issued upon exercise of warrants

In March 2017, Lyons exercised 200,000 Class G Warrants and 200,000 Class H Warrants on a cashless basis for 334,450 shares of common stock.

In May 2017, Smurlick exercised 200,000 Class G Warrants and 200,000 Class H Warrants on a cashless basis for 262,363 shares of common stock.

In 2017, the Company received $225,160 in cash from the exercise of 1,750,642 warrants for 1,750,642 shares of common stock at exercise prices ranging from $0.08 to $0.40.

Unregistered Securities Issued in 2018:

On April 30, 2018, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a non-US-based institutional investor (the “Investor”). Under the terms and conditions of the Purchase Agreement, we sold and the Investor bought, (i) 500 shares of our new series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Shares”), which, are convertible into 25,000,000 shares of our common stock at a conversion price of $0.20 per share, subject to adjustment pursuant to the anti-dilution provisions of the Preferred Shares, and (ii) warrants representing the right to acquire 12,500,000 shares of our common stock at an exercise price of $0.22 per share (the “Warrants”), subject to adjustment pursuant to the anti-dilution provisions of the Warrants, for an aggregate purchase price of $5,000,000. Newbridge Securities Corporation (“Newbridge”), through LifeTech Capital, acted as exclusive placement agent for the transaction and we paid Newbridge a cash fee of $375,000 and issued to them warrants to purchase 2.5 million shares of our common stock at an exercise price of $0.20 per share. The Warrants contain customary terms, including provisions for “cashless” exercise, change of control, price based anti-dilution, and customary demand or piggyback registration rights. In addition, we are obligated to pay Newbridge a warrants solicitation fee equal to 4% of the gross proceeds that we receive upon cash exercise of the Warrants.

All of the securities issued by the Company during fiscal years 2018, 2017, 2016 and 2015 were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act, as amended.

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Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit	Description
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 10 filed on November 21, 2012).
3.3	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 3, 2018).
4.1	Form of common stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 3, 2018).
4.2	Registration Rights Agreement dated April 30, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 3, 2018).
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1	Patent Transfer and Sale Agreement with Appelfeld Zer Fisher (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-12G/A on April 10, 2014).
10.2.1	Convertible Note, as amended, between the Company and Sheer Trust (incorporated by reference to Exhibit10.2(a) to the Company’s Form 10-12G filed on February 28, 2013).
10.2.2	Convertible Note, as amended, between the Company and Mediouni, (incorporated by reference to Exhibit 10.2(b)(a)1 to the Company’s Form 10 filed on May 13, 2013).
10.2.3	Convertible Note, as amended, between the Company and Shonfeld (incorporated by reference to Exhibit 10.2(c)(a) to the Company’s Form 10 filed on May 13, 2013).
10.2.4	Convertible Note, as amended, between the Company and Silverman (incorporated by reference to Exhibit 10.2(d)(a)1 to the Company’s Form 10 filed on May 13, 2013).
10.2.5	Convertible Note, as amended, between the Company and Oofliam LLC (incorporated by reference to Exhibit 10.2(e)(a) to the Company’s Form 10 filed on May 13, 2013)
10.2.6	Convertible Note, as amended, between the Company and Mediouni (incorporated by reference to Exhibit 10.2(f)(a)2 to the Company’s Form 10 filed on May 13, 2013)
10.2.7	Convertible Note, as amended, between the Company and Silverman (incorporated by reference to Exhibit 10.2(g)(a)2 to the Company’s Form 10 filed on May 13, 2013)
10.3	Agreement between the Company and Nickelshpur and CV (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-12G filed on February 28, 2013).
10.4	Agreement between the Company and Sensoil Ltd, dated April 17, 2013 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-12G/A filed on April 10, 2014).
10.5	Services Agreement between the Company and Mr. Bignitz, dated October 2, 2014 (incorporated by reference to Exhibit 10.5 to the Company’s Form S-1 filed on April 23, 2015).
10.6	Services Agreement between the Company and Mr. De-Saban, dated October 2, 2014 (incorporated by reference to Exhibit 10.6 to the Company’s Form S-1 as filed on April 23, 2015).
10.7	Service Agreement between the Company and Sheba Academic Medical Center, dated October 22, 2014 (incorporated by reference to Exhibit 10.7 to the Company’s S-1/A filed on June 9, 2015).
10.8	Service Agreement between the Company and Sheba Academic Medical Center, dated October 22, 2014, (incorporated by reference to Exhibit 10.8 to the Company’s S-1/A filed on August 13, 2015).
10.9	Loan Agreement between the Company and Medmar LLC, dated September 28, 2016 (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed on September 30, 2016).
10.10	Termination Agreement and Mutual General Release between the Company and GUMI Tel Aviv Ltd dated February 3, 2016 (incorporated by reference to Exhibit 10.12 to the Company’s S-1 filed on June 16, 2016).
10.11	Services Agreement between the Company and Shmuel De-Saban dated January 31, 2016, (incorporated by reference to Exhibit 10.14 to the Company’s S-1 filed on June 16, 2016).
10.12	Securities Purchase Agreement between the Company and Vis Vires Group, Inc. dated February 2, 2016, (incorporated by reference to Exhibit 10.15 to the Company’s S-1 filed on June 16, 2016).
10.13	Convertible Promissory Note issuable to Vis Vires Group, Inc. dated February 2, 2016 (incorporated by reference to Exhibit 10.16 to the Company’s S-1 filed on June 16, 2016).
10.14	Unit Subscription Agreement dated November 3, 2016 (incorporated by reference to Exhibit 10.17 to the Company’s Form 8-K filed on November 4, 2016).
10.15	Memorandum of Understanding between the Company and Michepro Holding Ltd. dated November 3, 2016 (incorporated by reference to Exhibit 10.18 to the Company’s Form 8-K filed on November 4, 2016).
10.16	License Agreement between the Company and Emilia Cosmetics Ltd dated November 27, 2016 (incorporated by reference to Exhibit 10.19 to the Company’s Form 8-K filed on November 28, 2016).

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10.17	Research Agreement between One World Cannabis Ltd and Medical Research Infrastructure Development and Health Services Fund by Chaim Sheba Medical Center dated December 29, 2016 (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K filed on January 12, 2017).
10.18+	Executive Employment Agreement by and between the Company and Alon Sinai, dated February 1, 2018 (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on April 16, 2018)
10.19+	Letter of Resignation of Mr. Shmuel De-Saban dated June 12, 2017 (incorporated by reference to Exhibit 17.5 to the Company’s Current Report on Form 8-K filed on June 15, 2017).
10.20+	Executive Employment Agreement by and between the Company and Yossi Dagan, dated June 4, 2017 (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed on April 16, 2018)
10.21+	Executive Employment Agreement by and between the Company and Dr. Oron Yacoby Zeevi, dated February 18, 2018 (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed on April 16, 2018)
10.22+	Executive Consulting Agreement by and between the Company and Dr. Stanley Hirsch, dated July 24, 2017 (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed on April 16, 2018)
10.23	Audit Committee Charter (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
10.24+	2016 Employees Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed on April 16, 2018)
10.25+	Employee’s Option Grant Form (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on April 16, 2018)
10.26	Form of Securities Purchase Agreement dated April 30, 2018, by and between the Registrant and the Purchaser (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 3, 2018).
10.27+	Letter of Resignation of Jeffrey Friedland dated March 5, 2018 (incorporated by reference to Exhibit 17.5 to the Company’s Current Report on Form 8-K filed on March 8, 2018)
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
23.1*	Consent of Fahn Kanne & Co., the Israeli member firm of Grant Thornton International Ltd.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney ( previously filed ).

*	Filed herewith.

+	Indicates a management contract or compensatory plan.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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Provided however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramat Gan, Israel, on the 28 th day of June, 2018.

OWC PHARMACEUTICAL RESEARCH CORP.

/s/ Mordechi Bignitz
Mordechi Bignitz
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mordechi Bignitz	Chief Executive Officer and Director	June 28 , 2018
Mordechi Bignitz	(Principal Executive Officer)

*	Chief Financial Officer	June 28 , 2018
Yossi Dagan	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board	June 28 , 2018
Stanley Hirsch

* /s/ Mordechi Bignitz
Mordechi Bignitz, Attorney-in-fact

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